================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                GENERAL CHEMICAL
                            INDUSTRIAL PRODUCTS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                  2812                                 22-3649282
   (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                            ------------------------

                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03841
                                (603) 929-2606
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 STEWART FISHER
                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03841
                                 (603) 929-2606
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                              GEORGE E.B. MAGUIRE
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 909-6000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED
                                                                    MAXIMUM        PROPOSED MAXIMUM
             TITLE OF EACH CLASS                AMOUNT TO BE    OFFERING PRICE         AGGREGATE           AMOUNT OF
       OF SECURITIES TO BE REGISTERED            REGISTERED     PER SECURITY(1)    OFFERING PRICE(1)    REGISTRATION FEE
10 5/8% Senior Subordinated Notes due 2009...   $100,000,000          100%           $ 100,000,000          $ 27,800

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1993 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 24, 1999

PROSPECTUS

[LOGO] GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.

                   OFFER TO EXCHANGE FOR ALL OUTSTANDING
                10 5/8% SENIOR SUBORDINATED NOTES DUE 2009

     We are offering to exchange (the 'Exchange Offer') all of our outstanding 10 5/8% Senior Subordinated Notes Due 2009 (the 'Old Notes') for our registered 10 5/8% Senior Subordinated Notes Due 2009 (the 'New Notes'). The Old Notes and New Notes are collectively referred to as the 'Notes'.

THE NEW NOTES:

     The Old Notes were issued on April 30, 1999. The terms of the New Notes are identical to the terms of the Old Notes except that the New Notes:

   are registered under the Securities Act of 1933, as amended, and therefore will not contain restrictions on transfer; and

   will not contain certain provisions relating to additional interest.

     YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

THE EXCHANGE OFFER:

   Our offer to exchange Old Notes for New Notes will be open until 5:00 p.m.,
   New York City time, on                , 1999, unless we extend the offer.

   You should also carefully review the procedures for tendering the Old Notes beginning on page 91 of this Prospectus.

   If you fail to tender your Old Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

   The Exchange Offer is subject to customary conditions. We may waive these conditions.

   No public market currently exists for the Notes.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE NOTES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

             The date of this Prospectus is                , 1999.

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
Prospectus Summary....................................    1
Risk Factors..........................................   11
Use of Proceeds.......................................   18
Capitalization........................................   18
Selected Financial Data...............................   19
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................   20
Industries............................................   25
Business..............................................   29
Our Arrangements with GenTek Relating to the
  Spinoff.............................................   35
Management............................................   40

                                                        PAGE
                                                        ----
Beneficial Ownership of Capital Stock.................   46
Certain Relationships and Affiliate Transactions......   49
Description of Credit Facility........................   50
Description of Notes..................................   51
Certain United States Federal Income Tax
  Considerations......................................   85
Plan of Distribution..................................   88
The Exchange Offer....................................   89
Legal Matters.........................................   96
Experts...............................................   96
Index to Financial Statements.........................  F-1


                  IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

        The information in this Prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this Prospectus, we do not represent that our affairs are the same as described or that the information in this Prospectus is correct -- nor do we imply those things by delivering this Prospectus, or offering to exchange securities.

        We have used information that we believe comes from reliable sources, but we do not assure you that the information in this Prospectus is accurate or complete. This Prospectus contains summaries, believed to be accurate, of certain terms of certain documents. All such summaries are qualified in their entirety by reference to the actual documents. Copies of the actual documents will be made available upon request to the Company. In making an investment decision, you must rely upon your own examination of this Prospectus and the terms of the offering and the Notes, including the merits and risks involved.

        You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

        You might not be legally able to participate in this exchange offering -- we are not giving you legal, business, financial or tax advice about any matter. You should consult with your own attorney, accountant and other advisors about those matters.

        WE ARE NOT MAKING THE EXCHANGE OFFER, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM ANY HOLDER OF OLD NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR 'BLUE SKY' LAWS OF SUCH JURISDICTION.

        Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act of 1933, as amended (the 'Securities Act'). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution'.

                      WHERE YOU CAN FIND MORE INFORMATION

        We have filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission (the 'Commission') the New Notes to be issued in exchange for the Old Notes. This Prospectus is part of that Registration Statement. As allowed by the Commission's rules, this Prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

        Upon effectiveness of the Registration Statement of which this Prospectus is a part, we will file annual, quarterly and other information with the Commission. You may read and copy any reports, statements and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

        The Indenture pursuant to which the Notes are issued requires us to distribute to the holders of the Notes annual reports containing our financial statements audited by our independent auditors and quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus includes forward-looking statements. All statements other than statements of historical facts included in this Prospectus, including certain statements under 'Prospectus Summary,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Industries' and 'Business,' may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ from our expectations are disclosed in this Prospectus, including factors disclosed under 'Risk Factors.' These forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

         fluctuation of world soda ash prices due to changes in supply and demand;

         international economic conditions and U.S. dollar exchange rates;

         reduced soda ash demand from increased use of recycled glass or glass substitutes;

         our lack of complete control over the GCSAP partnership (as defined), in which we hold a 51% interest;

         increases in the cost of energy, transportation or labor;

         environmental contamination at our facilities;

         future modifications to existing environmental, safety and human health regulations;

         Year 2000 concerns;

         our ability to operate as an independent business as a result of the Spinoff described under 'Prospectus Summary -- The Spinoff'; and

         certain potential adverse tax consequences of a change of control as a result of the Spinoff.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur.

                               PROSPECTUS SUMMARY

        This summary highlights selected information from this Prospectus, but does not contain all the details of the Notes and information about us, including information that may be important to you. Therefore, we urge you to read this entire document carefully. Unless the context otherwise requires, references in this document to 'us', 'we', 'our', 'ours' or the 'Company' mean General Chemical Industrial Products Inc. and its subsidiaries at the time of and after the Spinoff (as defined below). Unless the context otherwise requires, references in this document to General Chemical Group mean The General Chemical Group Inc., our parent company. When used in this document, data in tons are measured in short tons (2,000 pounds).

COMPANY

        We are the second largest soda ash producer in North America and one of the top five producers globally, accounting for 23% of sales by North American producers and 8% of global sales in 1998. We have total soda ash production capacity of 3.3 million tons, consisting of 2.8 million tons of natural production and 500,000 tons of synthetic production. We are also the second largest North American producer of calcium chloride, a co-product of the synthetic soda ash process, accounting for 27% of sales by North American producers in 1998. Our soda ash is used in many familiar consumer products found in virtually every home, including glass, soap, powdered detergent, paper, textiles and food. Calcium chloride is mainly used for dust control and roadbed stabilization during the summer, for de-icing roads during the winter, in completion fluids for oil recovery and in various other industrial applications. For the fiscal year ended December 31, 1998, we had net revenues of $261.5 million.

        We produce natural soda ash from trona ore at our Green River, Wyoming facility, where we have access to the largest and most economically recoverable trona deposits in the world. Industry sources estimate that U.S. natural soda ash cash production costs are typically less than half those of synthetic producers. We believe that our lower costs give us a significant advantage, even after shipping costs, over synthetic producers in most regions of the world. We operate our Green River facility through General Chemical (Soda Ash) Partners ('GCSAP'), a partnership in which we own a 51% equity interest and are the managing partner. The other partners of GCSAP are subsidiaries of Owens-Illinois, Inc. ('Owens-Illinois') and TOSOH Corporation ('TOSOH'). Owens-Illinois is one of the world's largest consumers of soda ash. TOSOH is a major chemical company and a distributor of soda ash in the Japanese market.

        We produce synthetic soda ash and calcium chloride, as a co-product, at our Amherstburg, Ontario facility. The synthetic process is used outside the U.S. due to the scarcity of economically available trona deposits in the rest of the world. Proximity to our major Canadian and eastern U.S. markets, control of raw materials and successful marketing of the calcium chloride co-product make our Amherstburg facility among the most efficient synthetic soda ash plants in the world.

INDUSTRY

        Soda Ash. World demand for soda ash in 1998 was approximately 36 million tons. U.S. production of natural soda ash in 1998 was an estimated 11.2 million tons with the remaining global demand being met predominantly by synthetic soda ash producers. Growth in demand for soda ash is primarily driven by growth in gross domestic product in global markets, with developing regions historically growing at a faster rate than developed regions. Natural soda ash production requires significantly less energy, labor and raw materials than synthetic soda ash production. This cost differential allows U.S. producers, even after shipping costs, to competitively export significant volumes of soda ash around the world. In 1998, U.S. producers exported 36% of their production, primarily to Latin America and Asia.

        During 1998, world demand and pricing for soda ash were negatively impacted by economic turmoil in Asia and Latin America. In addition, recent capacity additions by U.S. producers increased available supply. We believe that market conditions will improve due to a combination of: (1) growth in demand as per capita soda ash consumption increases in developing economies and growth in demand continues in developed economies and (2) reduction in supply resulting from continued closures of certain higher-cost international synthetic soda ash facilities, announced postponements of previously planned capacity expansions in the United States and industry consolidation.

        Calcium Chloride. We estimate that North American demand for calcium chloride was 1.2 million tons in 1998. The major end use markets for calcium chloride are seasonal and weather dependent. During the summer, liquid calcium chloride is used on unpaved roads for dust control and roadbed stabilization. During the winter, calcium chloride is used in flake and liquid form on roads for melting ice. Other applications include retail ice control, concrete additive, water treatment and oil field uses.

COMPETITIVE STRENGTHS

        We believe our principal competitive strengths are:

        LOW-COST, HIGH-QUALITY PRODUCTION BASE
        We have one of the lowest production costs in the global soda ash industry primarily due to our location in the Green River Basin in Wyoming and our consistent improvement in production efficiency. Since taking control of the Green River facility in 1986, we have approximately doubled annual productivity per employee. In the past two years, through process improvements, we have increased our Green River soda ash production capabilities from 2.4 million to 2.8 million tons annually. In addition, the quality and consistency of soda ash produced in Green River make it preferred for certain applications throughout the world. As a result of our market focus, product quality and prudent incremental increases in capacity, our plants have operated at over 90% of effective capacity in each of the past 5 years.

        STRATEGIC, ECONOMIC PARTNERS
        We are partners with major soda ash purchasers who realize economic benefits from purchasing from us instead of from our competitors. Owens-Illinois, a 25% partner in GCSAP, is one of the largest consumers of soda ash in the world. TOSOH, a 24% partner in GCSAP, is a distributor of soda ash in the Japanese market. We also sell soda ash to Church & Dwight Co., Inc. ('Church & Dwight') for use in baking soda, detergents and personal care products. Church & Dwight is a leading producer of sodium bicarbonate, commonly known as baking soda, sold under its Arm & Hammer'r' brand. GCSAP and Church & Dwight jointly own trona mineral leases under which GCSAP mines trona for the production of soda ash sold to Church & Dwight. In 1998, we sold approximately 500,000 tons of soda ash directly to Owens-Illinois and Church & Dwight, plus additional amounts to Owens-Illinois and TOSOH through ANSAC, as described below.

        ANSAC EXPORT COOPERATIVE
        We are a member of the American Natural Soda Ash Company ('ANSAC'), the export cooperative of U.S. soda ash producers. Membership in ANSAC further enhances the U.S. producers' low-cost position by leveraging ANSAC's global sales and marketing operations and creating distribution economies of scale. Since the creation of ANSAC in 1984, U.S. exports of soda ash grew at an approximate 8% annual rate from 1.6 million tons to a peak of 4.6 million tons in 1997.

        EXPERIENCED MANAGEMENT TEAM
        We are led by an experienced and incentivized executive and operating management team with an average of over 15 years of industry experience. Our management team has strengthened relationships with major customers, improved the efficiency of our operations, accessed new markets and developed new products.

BUSINESS STRATEGY

        We strive to enhance our market position and improve our profitability by continued efforts to:

        CAPITALIZE ON LOW-COST, HIGH-QUALITY POSITION
        We intend to capitalize on our position as one of the world's low-cost, high-quality producers of soda ash to increase our market share across global markets. We believe that our low-cost global position, product quality and consistency, improved production capabilities from our recent investment program, and the marketing and distribution efficiencies associated with our membership in ANSAC will enable us to increase our sales volumes into export markets. We also believe that we are well positioned to increase our sales volumes and profitability as soda ash demand grows in developing market economies.

        BUILD ON RELATIONSHIPS WITH STRATEGIC, ECONOMIC PARTNERS
        In the second quarter of 1998, Owens-Illinois, one of the largest consumers of soda ash in the world, acquired ACI International Limited, a 25% partner in GCSAP. We estimate that, in 1998, Owens-Illinois (including ACI International Limited) had global soda ash requirements of 2 million tons, of which only approximately 10% was purchased from GCSAP. We expect that, in light of the economic benefits of being a GCSAP partner, Owens-Illinois will consider increased purchases from GCSAP in the future. We have already experienced increased sales volume to Owens-Illinois in the first quarter of 1999.

        CONTINUE TO EXPAND PRODUCT APPLICATIONS AND SALES REGIONS
        In the past two years, we have modified our Green River facility to produce food grade soda ash and customized products for certain customers who need low chloride, low calcium or specific particle size soda ash. In addition, we have developed patented technology (our Hydrator'r' technology) to liquify bulk soda ash at customer locations directly from the railcar or truck, providing significant efficiencies for our customers.

        We have also successfully introduced Cal-Dry'TM', a calcium chloride-based product, to petroleum refineries for distillate-drying applications and Corguard'TM', a corrosion inhibiting de-icing product with a broad range of applications. In addition, we have recently successfully sold calcium chloride products in Latin America and the Middle East, markets that we believe will offer us substantial growth opportunities in the future. We expect to build off of these recent successes and further expand our calcium chloride product applications and sales regions.

        PURSUE SELECTIVE ACQUISITIONS, ALLIANCES AND CONSOLIDATION
        OPPORTUNITIES
        We believe that selective acquisitions, alliances and consolidation opportunities are available to strengthen and complement our soda ash and calcium chloride businesses. We believe that these opportunities can increase our profitability and enhance our leadership position by adding economies of scale and cost synergies, broadening our revenue base, and leveraging our management expertise, production base and sales and marketing organizations.

THE SPINOFF

        On April 30, 1999, General Chemical Group, our parent company, separated its manufacturing and performance products businesses (the 'GenTek Business') from its soda ash and calcium chloride business (the 'Industrial Chemicals Business') through a spinoff (the 'Spinoff'). General Chemical Group accomplished the Spinoff by transferring the GenTek Business to its subsidiary GenTek Inc. ('GenTek'), and distributing the common stock of GenTek to General Chemical Group shareholders. We believe that the Spinoff will enable us to focus our attention and resources on our core industrial chemicals business and enhance our access to the capital markets.

        As a result of the Spinoff, General Chemical Group and GenTek are two separate, stand-alone companies: GenTek operates the GenTek Business and General Chemical Group, through our company, operates the Industrial Chemicals Business. General Chemical Group's common stock continues to be listed on the New York Stock Exchange (under the symbol 'GCG'). GenTek's common stock is also listed on the New York Stock Exchange (under the symbol 'GK').

        In connection with the Spinoff, we and GenTek entered into new financing facilities as of April 30, 1999 (the 'Financings'), which consist of (1) the offering of the Old Notes, (2) our new $85 million revolving credit facility (the 'Credit Facility') and (3) GenTek's new credit facility. In this document, the term 'Refinancing Transactions' refers collectively to (a) the initial borrowing by our Canadian subsidiary of approximately $50 million under the Credit Facility to repay existing indebtedness allocable to our business and
(b) the offering of the Old Notes and the distribution of approximately $82 million of the proceeds therefrom to our parent to repay existing third party indebtedness allocable to our business and to pay our share of the one-time charges directly attributable to the Spinoff.

        In connection with the Spinoff, we entered into agreements with GenTek to govern our relationship after the Spinoff. These agreements provide for each party to make certain services, records and personnel available to the other and for separation between us and GenTek of certain assets, liabilities and responsibilities. For more information, see 'Our Arrangements with GenTek relating to the Spinoff.'

THE ISSUER

        We are incorporated in Delaware with principal executive offices at Liberty Lane, Hampton, New Hampshire, 03842, telephone 603-929-2606.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

        We completed on April 30, 1999 the private offering (the 'Original Offering') of $100,000,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2009 (the 'Old Notes').

The Exchange Offer........................  In this exchange offer (the 'Exchange Offer') you are entitled to exchange Old
                                            Notes for our registered 10 5/8% Senior Subordinated Notes due 2009 (the 'New
                                            Notes'). The Old Notes and the New Notes are collectively referred to as the
                                            'Notes'.
Resale of New Notes.......................  We believe that the New Notes that will be issued in this Exchange Offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading 'The Exchange
                                            Offer' for further information regarding the Exchange Offer and resale of the
                                            New Notes.
Registration Rights Agreement.............  In connection with the sale of the Old Notes to the initial purchasers, we entered into an Exchange and Registration Rights Agreement with the initial purchasers (the 'Registration Rights Agreement') requiring us to use our best efforts to make the Exchange Offer.
Consequence of Failure to Exchange Old
  Notes...................................  You will continue to hold Old Notes which will remain subject to their existing transfer restrictions if:
                                              you do not tender your Old Notes; or
                                              you tender your Old Notes and they are not accepted for exchange.
                                            Subject to certain limited exceptions, we will have no obligation to register the Old Notes after we consummate the Exchange Offer. See 'The Exchange
                                            Offer -- Terms of the Exchange Offer' and ' -- Consequences of Failure to
                                            Exchange.'
Expiration Date...........................  The Exchange Offer will expire at 5:00 p.m., New York City time, on
                                                           , 1999, unless we extend it, in which case 'Expiration Date'
                                            means the latest date and time to which the Exchange Offer is extended.
Interest on the New Notes.................  The New Notes will accrue interest at a rate of 10 5/8% per annum from the most recent date to which interest has been paid or provided for on the Old
                                            Notes or, if no interest has been paid on the Old Notes, from April 30, 1999, the issue date of the Old Notes (the 'Issue Date'). No additional interest will be paid on Old Notes tendered and accepted for exchange.
Conditions to the Exchange Offer..........  The Exchange Offer is subject to certain customary conditions, which may be waived by us. See 'The Exchange Offer -- Conditions.'
Procedures for Tendering Old
  Notes...................................  If you wish to accept the Exchange Offer, you must submit a Letter of
                                            Transmittal, and any other required documentation and effect a tender of Old
                                            Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the Letter of Transmittal. See 'The Exchange
                                            Offer -- Procedures for

                                            Tendering,' ' -- Book-Entry Transfer,' and ' -- Guaranteed Delivery
                                            Procedures.' Certain other procedures may apply with respect to certain book-entry transfers. See 'The Exchange Offer -- Exchanging Book-Entry Notes.'
Guaranteed Delivery Procedures............  If you wish to tender your Old Notes, but cannot properly do so prior to the
                                            Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth in 'The Exchange Offer -- Guaranteed Delivery
                                            Procedures.'
Withdrawal Rights.........................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York
                                            City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the
                                            Exchange Agent at its address set forth herein under 'The Exchange
                                            Offer -- Exchange Agent' prior to 5:00 p.m. New York City time, on the
                                            Expiration Date.
Acceptance of Old Notes and Delivery of
  New Notes...............................  Subject to certain conditions, any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the
                                            Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable following the
                                            Expiration Date. See 'The Exchange Offer -- Terms of the Exchange Offer.'
Certain U.S. Tax Consequences.............  We believe that the exchange of Old Notes for New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See 'Certain United
                                            States Federal Income Tax Considerations.'
Exchange Agent............................  U.S. Bank Trust National Association is serving as the Exchange Agent.
Use of Proceeds...........................  We will not receive any proceeds from the Exchange Offer. See 'Use of
                                            Proceeds' for a description of the use of proceeds from the issuance of the
                                            Old Notes.

                               THE EXCHANGE NOTES

        The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes:

         are registered under the Securities Act, and therefore will not contain restrictions on transfer; and

         will not contain certain provisions relating to additional interest.

Issuer....................................  General Chemical Industrial Products Inc.

Securities Offered........................  $100,000,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2009.

Maturity..................................  May 1, 2009.

Interest Payment Dates....................  May 1 and November 1 of each year, commencing November 1, 1999.

Sinking Fund..............................  None.

Optional Redemption.......................  We may redeem the Notes, in whole or in part, on or after May 1, 2004, at the redemption prices set forth in this Prospectus, plus accrued and unpaid interest, if any, to the date of redemption. In addition, any time prior to
                                            May 1, 2002, we may redeem up to 35% of the Notes at 110.625% of the principal amount, plus accrued and unpaid interest, with the net proceeds of certain equity issuances; provided at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption.

Change of Control.........................  Upon the occurrence of a 'Change of Control,' we will be required to make an offer to repurchase each holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See 'Description of the Notes -- Change of Control.'

Ranking...................................  The Notes are unsecured senior subordinated obligations and rank:

                                              subordinate to all of our senior indebtedness;

                                              equally with all of our senior subordinated indebtedness;

                                              senior to all of our subordinated indebtedness; and

                                              effectively junior to all liabilities of our subsidiaries.

                                            In addition, our claims as a partner against the assets of GCSAP will be limited to our 51% partnership interest.

                                            As of March 31, 1999, after giving effect to the Refinancing Transactions, we would have had outstanding approximately $150 million of indebtedness, of which $50 million was senior indebtedness both structurally and contractually senior to the Notes. See 'Description of the Notes -- Ranking' and
                                            'Description of Credit Facility.'

Restrictive Covenants.....................  The Indenture relating to the Notes contains certain covenants, including, but not limited to, covenants with respect to the following matters:

                                              limitation on additional indebtedness;

                                              limitation on indebtedness and preferred stock by our subsidiaries;

                                              limitation on restricted payments;

                                              limitation on transactions with affiliates;

                                              limitation on liens;

                                              limitation on dividends and other payment restrictions affecting subsidiaries; and

                                              restrictions on consolidations, mergers and the sale of assets.

                                            These covenants are subject to a number of important exceptions. See
                                            'Description of the Notes -- Certain Covenants.'

                             SUMMARY FINANCIAL DATA

        The summary financial data set forth below for each of the three years ended December 31, 1998 are derived from, and should be read in conjunction with, our audited Consolidated Financial Statements and notes included in this Prospectus. The summary financial data for the three months ended March 31, 1998 and March 31, 1999 are derived from our unaudited Consolidated Financial Statements and notes included in this Prospectus. The statement of operations data for the years ended December 31, 1994 and 1995 are derived from our unaudited financial statements not included in this Prospectus, which have been prepared on a consistent basis with our audited financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of our financial position and results of operations for the periods covered thereby.

        Because we did not actually operate as a separate stand-alone business during the periods depicted, we may have recorded different results had we been operated independently of the GenTek Business. Therefore, the financial information presented below is not necessarily indicative of the results of operations or financial position that would have resulted if we had been a separate, stand-alone business during the periods shown or of our future performance as a separate, stand-alone business. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

        For a description of the basis of presentation of the historical financial data, see Note 1 to the Consolidated Financial Statements.

                                                                                                                 THREE MONTHS
                                                                 YEARS ENDED DECEMBER 31,                       ENDED MARCH 31,
                                                  -------------------------------------------------------      -----------------
                                                    1994       1995       1996          1997       1998         1998      1999
                                                  --------   --------   --------      --------   --------      -------   -------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues................................  $254,139   $265,333   $298,945      $289,700   $261,469      $62,343   $61,472
    Gross profit................................    75,159     78,794    100,143        84,931     59,131       13,209    10,204
    Operating profit............................    60,960     62,296     77,924(1)     68,281     41,049(2)     9,281     6,157
    Minority interest...........................    16,957     19,458     31,635        24,253     16,666        4,437     2,587
    Income before interest expense and income
      taxes.....................................    43,442     44,224     46,963        44,587     24,342        5,137     3,978
    Interest expense (3)........................    12,193     13,777     13,001        12,747     11,747        2,916     2,669
    Income before income taxes..................    31,249     30,447     33,962        31,840     12,595        2,221     1,309
    Income tax provision........................    11,480      9,490      9,682         9,576      3,171          323       330
    Net income..................................  $ 19,769   $ 20,957   $ 24,280      $ 22,264   $  9,424      $ 1,898   $   979

                                                                                                     AS OF MARCH 31, 1999
                                                                                                   -------------------------
                                                                                                    ACTUAL     PRO FORMA (4)
                                                                                                   --------    -------------
                                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
    Cash, cash equivalents and short-term investments...........................................   $  1,249     $    15,000
    Adjusted working capital (5)................................................................     36,603          36,603
    Total assets................................................................................    250,544         269,295
    Long-term debt (including current portion)..................................................      --            150,000
    Equity (deficit)............................................................................     67,520         (63,729)

                                                                                                                  THREE MONTHS
                                                                          YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                                               -----------------------------------------------   ---------------
                                                                1994      1995      1996      1997      1998      1998     1999
                                                               -------   -------   -------   -------   -------   ------   ------
                                                                        (IN THOUSANDS, EXCEPT RATIOS)
OTHER FINANCIAL DATA:
    Capital expenditures.....................................  $ 6,965   $ 9,251   $34,934   $30,468   $18,498   $2,545   $3,254
    Depreciation and amortization............................   13,865    14,157    15,646    16,798    16,999    4,460    4,243

ADJUSTED FINANCIAL DATA:
    Adjusted capital expenditures (6)........................  $ 5,154   $ 6,509   $21,393   $21,790   $14,214   $1,601   $2,312
    Adjusted depreciation and amortization (6)...............    9,681     9,572    10,809    11,187    11,095    2,918    2,746

PRO FORMA FINANCIAL DATA (4):
    Cash interest expense (7)........................................................................  $14,673   $3,669   $3,669

------------

 (1) Includes a one-time charge of $5.7 million ($3.5 million after tax) due primarily to awards made under the Restricted Unit Plan, reflecting the portion earned under prior equity programs. General Chemical Group recorded a one-time charge of $12.5 million ($7.6 million after tax), and the amount mentioned in the previous sentence related to our Company.

 (2) Includes incremental accruals of $2.3 million ($1.4 million after tax) principally related to litigation and environmental spending.

 (3) Includes allocated interest expense from the General Chemical Group attributable to our Company.

 (4) Pro forma after giving effect, as of January 1, 1998, in the case of operations data, and as of March 31, 1999, in the case of balance sheet data, to the Refinancing Transactions. These pro forma calculations are based upon our estimates and are therefore subject to uncertainty. See 'Disclosure Regarding Forward-Looking Statements.'

 (5) Adjusted working capital consists of total current assets (excluding cash and short-term investments) less total current liabilities (excluding the current portion of long-term debt).

 (6) Capital expenditures and depreciation and amortization have been adjusted to exclude the 49% of GCSAP's capital expenditures and depreciation and amortization, respectively, attributable to GCSAP's minority partners.

 (7) Pro forma cash interest expense has been calculated using a weighted average interest rate of 9.78%. A fluctuation in the assumed borrowing rate of 0.125% would change cash interest expense by $62,500.

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating us and making an investment decision.

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES, AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

        We will only issue New Notes in exchange for Old Notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not exchange your Old Notes for New Notes pursuant to the Exchange Offer, the Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, or exempt from registration under the Securities Act and applicable state securities laws. We do not anticipate that we will register Old Notes under the Securities Act.

        To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Old Notes could be adversely affected. Because we anticipate that most holders of the Old Notes will elect to exchange the Old Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, we anticipate that the liquidity of the market for any Old Notes remaining after the consummation of the Exchange Offer may be substantially limited.

WE ARE AFFECTED BY FLUCTUATIONS IN SODA ASH PRICES

        Our principal product is soda ash, and the profitability of our operations is affected by the market price of soda ash more than any other factor. Soda ash prices fluctuate and are affected by numerous factors which we can not predict or control, including changes in global industry supply and market demand for soda ash and prices and/or availability of substitutes for end-products using soda ash. To the extent these factors adversely affect soda ash prices, they could have a material adverse effect on our results of operations and financial condition.

        If the market price for soda ash falls significantly, we will experience a decrease in profits or, potentially, a loss. In 1997 and 1998, due in part to unfavorable soda ash prices, we experienced decreases in profits compared to the prior year levels. We estimate that 1999 soda ash prices for U.S. producers will be approximately $69 per ton, or approximately $6 per ton below the 1998 level. There can be no assurance that soda ash prices will increase or that they will not decrease further in the future. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Industries -- Soda Ash Pricing and Capacity Utilization.'

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES

        We will continue to have substantial indebtedness after completion of the Exchange Offer. After giving effect to the Refinancing Transactions,

         as of December 31, 1998, we would have had total long-term debt of $150 million, representing 161% of our total capitalization;

         for fiscal year 1998, our pro forma ratio of earnings to fixed charges would have been 2.3 to 1.0; and

         we would have had the ability to borrow an additional $35 million under our Credit Facility.

        Our level of indebtedness could have important consequences to holders of the Notes, including the following:

         a substantial portion of our cash flow from operations must be dedicated to the payment of interest on our indebtedness;

         our leverage may make us more vulnerable to economic downturns, and may limit our ability to withstand competitive pressures;

         our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; and

         borrowings under the Credit Facility will bear interest at fluctuating rates, making us more susceptible to the above risks.

        If we are unable to generate sufficient cash flow from operations in the future, we may be unable to repay or refinance all or a portion of our then existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are acceptable to us.

OUR INDENTURE FOR THE NOTES AND OUR CREDIT FACILITY IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS

        The Indenture for the Notes and the Credit Facility impose significant operating and financial restrictions on us. These restrictions affect, and in certain cases limit, among other things, our ability to:

         incur additional indebtedness and liens;

         make capital expenditures;

         make investments and sell assets;

         enter into transactions with affiliates; or

         consolidate, merge or sell all or substantially all of our assets.

        There can be no assurance that these covenants will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in the interest of Noteholders. See 'Description of Notes' and 'Description of Credit Facility.'

WE ARE AFFECTED BY THE INCREASED USE OF GLASS SUBSTITUTES AND RECYCLED GLASS

        Container glass production is one of the principal end markets for soda ash. Competition from increased use of glass substitutes, such as plastic, and recycled glass in the container industry has had a negative effect on demand for soda ash. Management believes that the use of plastic containers will continue to negatively impact the growth in domestic demand for soda ash. There can be no assurance that the effects of competition from increased use of glass substitutes or recycled glass in the container industry will not have a material adverse effect on our results of operations and financial condition.

THE WORLD SODA ASH INDUSTRY IS HIGHLY COMPETITIVE

        We face competition from a number of international and North American producers, some of which have greater market share and greater financial, production and other resources than we do. There can be no assurance that we will have sufficient resources or otherwise be able to maintain our current competitive position or that competitors will not seek to reduce prices to compete, the occurrence of any of which could have a materially adversely effect on our results of operations and financial condition. See
'Business -- Competition.'

THE NOTES ARE CONTRACTUALLY SUBORDINATED IN RIGHT OF PAYMENT TO OUR SENIOR DEBT

        The Notes are subordinated in right of payment to all our senior debt, including the principal of and interest on the Credit Facility. In the event of our insolvency, liquidation, reorganization, dissolution or other winding-up or upon a default in payment with respect to, or the acceleration of, any senior debt, the holders of such senior debt must be paid in full before the holders of the Notes may be paid. If we incur any additional senior subordinated debt, the holders of such debt would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up. This right may have the effect of reducing the amount of proceeds paid to holders of the Notes. In addition, no payments may be made with respect to the principal of or premium, if any, or interest on the Notes if a payment default exists with respect to our senior debt and, under certain circumstances, no payments may be made with respect to the principal of, or interest on the Notes for a certain period if a non-payment default exists with respect to senior debt. In addition, the Indenture permits us to incur additional debt, including senior debt, if certain conditions are met. See 'Description of Notes -- Subordination.'

THE NOTES ARE EFFECTIVELY SUBORDINATED IN RIGHT OF PAYMENT TO OUR SECURED DEBT

        The Notes are not secured by any of our assets and therefore are effectively subordinated to all of our existing and future secured debt. The Credit Facility is secured by the capital stock of certain of our subsidiaries, including our 51% ownership interest in GCSAP, and certain of our assets (other than those held by GCSAP). In addition, the Indenture and the Credit Agreement permit us to incur additional secured debt, if certain conditions are met. In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the lenders under the Credit Facility will have a prior secured claim on such assets. If any secured lenders should attempt to foreclose on their collateral, the value of the Notes could be materially adversely affected. See 'Description of Credit Facility.'

THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE LIABILITIES OF OUR SUBSIDIARIES

        We conduct substantially all of our operations through various direct and indirect subsidiaries, including GCSAP and General Chemical Canada Ltd. We are dependent on our ability to receive cash from our subsidiaries to meet our debt service and other obligations, including obligations under the Notes and the Credit Facility. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes. In addition, our claims against GCSAP are limited to our 51% equity interest in GCSAP. Our rights, and the rights of our creditors, including holders of the Notes, to participate in the distribution of the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of that subsidiary's creditors, including trade creditors. Accordingly, the Notes are effectively subordinated to the liabilities of these subsidiaries, which include up to $60 million available in U.S. dollars or the Canadian dollar equivalent for borrowing by General Chemical Canada Ltd. under the Credit Facility.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID OR SUBORDINATE INDEBTEDNESS

        Various fraudulent transfer laws have been enacted for the protection of creditors and may be utilized by a court to void or subordinate our indebtedness in favor of other existing or future creditors of our business. If a court, in a lawsuit on behalf of any of our creditors or a representative of our creditors, were to find that, at the time we issued the Notes, we (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such Notes and we (1) were insolvent, (2) were rendered insolvent by reason of such issuance, (3) were engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (4) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured, such court could void our obligations under the Notes and void such transactions. Alternatively, in such event, claims of the holders of such Notes could be subordinated to claims of our other creditors.

WE ARE ENGAGED IN A JOINT VENTURE

        A substantial portion of our revenue is generated from GCSAP, in which we own a 51% equity interest. We have been the managing partner of GCSAP since its formation in 1986. As managing partner, we have had and will continue to have overall responsibility for management of GCSAP, including all operational, marketing and financial matters. However, certain significant actions of GCSAP must be approved by a majority or, in certain instances, all of the partners. Therefore, because we do not own 100% of GCSAP, there can be no assurance that GCSAP will be managed to achieve any particular business or financial objective or interest, such as to maximize cash flow. In addition, while there has never been a disagreement among the partners which materially adversely affected GCSAP's operations or financial results, there can be no assurance that such disagreements will not occur in the future.

        The GCSAP partnership agreement in certain cases prohibits the partners from transferring their respective equity interests or withdrawing from the partnership without the consent of the other partners. In addition, if the parent company of any GCSAP partner proposes to transfer ownership of its GCSAP partner subsidiary, the non-transferring parent companies may either (a) acquire the transferred GCSAP partner, or its partnership interest, pursuant to a right of first refusal or (b) require the transferring parent company, or the proposed purchaser, to acquire the partnership interest held by their own GCSAP partner subsidiaries. If one or both of Owens-Illinois or TOSOH were to seek to transfer its GCSAP partner subsidiary and we did not or could not exercise our right of first refusal, a new partner or partners could be admitted to the partnership. Any such new partner may have business or financial objectives for GCSAP that are different from ours. See 'Business -- General Chemical (Soda Ash) Partners.'

A PORTION OF OUR REVENUES IS DERIVED FROM INTERNATIONAL SOURCES

        A large portion of our revenues is derived from sales outside of the United States. GCSAP, along with the five other U.S. producers of natural soda ash, is a member of ANSAC, a soda ash export cooperative. Through ANSAC, the six U.S. producers export soda ash to all parts of the world except Canada and European Union ('E.U.') member countries, where each of the members exports soda ash directly. Sales outside of the United States, particularly sales to emerging markets, are subject to other various risks which are not present in sales within U.S. markets, including currency fluctuations, political and economic instability, and uncertainty and governmental embargoes or foreign trade restrictions such as antidumping duties. For example, certain countries have from time to time considered limiting or prohibiting sales of products through export cooperatives such as ANSAC. The occurrence of or increase in any adverse international economic conditions could have a material adverse effect on our results of operations or financial condition. See 'Industries -- Soda Ash.'

WE ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS

        Our mining and production operations, which have been conducted at our Green River, Wyoming and Amherstburg, Ontario facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S. and Canada. Additionally, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ('CERCLA') and similar state statutes have been construed as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances for remediation of contaminated properties regardless of fault. We believe that we are in substantial compliance with such laws and regulations. However, due to the nature of our operations, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters, which we do not believe will have a material adverse effect on our financial condition or results of operations. Moreover, modifications or changes in enforcement of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or the discovery of additional or unknown environmental contamination, could require expenditures which might be material to our results of operations or financial condition.

WE WILL PURSUE SELECTIVE ACQUISITIONS AND ALLIANCES

        As part of our strategy, we will selectively pursue acquisitions and alliances. Our ability to complete acquisitions or alliances is dependent upon, and may be limited by, the availability of suitable candidates and capital, and the restrictions contained in our debt instruments. In addition, acquisitions and alliances involve risks that could adversely affect our operating results, including the management time that may be diverted from operations in order to pursue and complete such transactions and difficulties in integrating and managing the additional operations and personnel of acquired companies. There can be no assurance that we will be able to obtain the capital necessary to consummate acquisitions or alliances on satisfactory terms, if at all. Future acquisitions or alliances could result in the incurrence of additional debt, costs and contingent liabilities, all of which could materially adversely affect our results of operations or financial condition.

WE RELY HEAVILY ON THIRD PARTY TRANSPORTATION

        We rely heavily on railroads and trucking companies to ship finished product to our customers as well as to transport raw materials to our manufacturing facilities. Rail and trucking operations are subject to various hazards, including extreme weather conditions, work stoppages, operating hazards and the Year 2000 issue. If we are unable to ship finished product or transport raw materials as a result of such railroads' or trucking companies' failure to operate, or if there were material changes in the cost of railroads or trucking services, we may not be able to arrange alternative and timely means to ship our goods, which could lead to interruptions or slowdowns in our business and result in a material adverse effect on our financial condition and results of operations.

WE RELY ON UNIONIZED EMPLOYEES AND WILL NEED TO RENEGOTIATE LABOR CONTRACTS IN 1999

        As of April 30, 1999, 736 of our 1,026 employees were represented by three different unions. Since 1986, we have been involved in 12 labor negotiations, only one of which, in 1993, has resulted in a work disruption. During that disruption, management operated the plant and supplied customers without interruption until the labor disruption was settled and a new contract was agreed upon. The three union contracts will be up for renewal during 1999. There can be no assurance that we will be able to negotiate new labor agreements on satisfactory terms or that the negotiation process will not involve material disruptions to our business. See 'Business -- Employees; Labor Relations.'

PRIOR TO THE SPINOFF WE NEVER OPERATED AS A SEPARATE, STAND-ALONE COMPANY

        Prior to the Spinoff we never operated as a separate, stand-alone entity and have historically shared with the GenTek Business various financial, administrative and managerial expertise. As a result of the Spinoff, for a transitional period, GenTek is providing us with certain services, records and personnel, as described in 'Our Arrangements With GenTek Relating to the Spinoff.' As a result of the Spinoff, we maintain our own lines of credit and banking relationships and are responsible for our own financial reporting and control functions. There can be no assurance that, as a separate, stand-alone company, our operating results will be comparable to those before the Spinoff.

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDER

        We are a wholly owned subsidiary of General Chemical Group. Paul M. Montrone, Chairman of the Board of Directors of General Chemical Group, beneficially owns or controls 80.6% of the voting power of the outstanding shares of General Chemical Group. Therefore, Mr. Montrone alone has sufficient voting power (without the consent of any other stockholder) to elect the entire Board of Directors of General Chemical Group and, in general, to determine the outcome of any corporate transactions or other matters submitted to the stockholders for approval, including mergers and sales of assets, and to prevent, or cause, a change of control of General Chemical Group or of our company.

WE MAY NOT BE ABLE TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE

        Upon the occurrence of a Change of Control, we will be required to make an offer to purchase the Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase. Certain events involving a Change of Control may result in an event of default under the Credit Facility and our other indebtedness that may be incurred in the future. An event of default under the Credit Facility or other future indebtedness could result in an acceleration of such indebtedness, in which case the subordination provisions of the Notes would require payment in full (or provision therefor) of all senior debt before we can repurchase or make other payments in respect of the Notes. See 'Description of Notes -- Offer to Purchase upon Change of Control,' 'Description of Notes -- Subordination' and 'Description of Credit Facility.' There can be no assurance that we would have sufficient resources to repurchase the Notes or pay our obligations if the indebtedness under the Credit Facility or other future senior debt were accelerated upon the occurrence of a Change of Control. There can be no assurance that we will be able to obtain the consent of the lenders under the Credit Facility to enable us to repurchase the Notes.

IF THE IRS DETERMINES THAT THE SPINOFF WILL RESULT IN A GAIN UNDER THE CODE, THE IMPACT OF SUCH ADVERSE TAX CONSEQUENCE MAY HAVE A MATERIALLY ADVERSE AFFECT ON OUR BUSINESS

        If the Internal Revenue Service (the 'IRS') were to determine that the Spinoff is part of a plan or a series of related transactions pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest, by vote or value, in either General Chemical Group or GenTek, General Chemical Group and, possibly, GenTek would recognize gain under section 355(e) of the Internal Revenue Code of 1986 (the 'Code'). The amount of such gain would be substantial and could result in significant liabilities to General Chemical Group, even if there were no change of control of General Chemical Group, which could have a material adverse effect on our business. Pursuant to the Tax Sharing Agreement, General Chemical Group and GenTek will each be responsible, and will indemnify one another, for 50% of any taxes resulting from the application of section 355(e) of the Code, except that, if such taxes are attributable to an act of General Chemical Group or GenTek (or any of their respective subsidiaries), such party will be responsible, and will indemnify the other, for 100% of such taxes. See 'Our Arrangements with GenTek Relating to the Spinoff -- Tax Sharing Agreement.' As a result of the possible adverse tax consequences described above, General Chemical Group may be restricted in its ability to effect certain acquisitions, stock issuances and other transactions that would result in a change of control of General Chemical Group.

WE MAY BE AFFECTED BY YEAR 2000 ISSUES

        As a result of the Spinoff, GenTek provides us with management information systems ('MIS') and MIS-supported functions, including personnel, hardware and software, through December 31, 2001 on a service contract basis. During this period, as provided in the Transition Support Agreement, GenTek will provide us services related to the remediation of the Year 2000 problem for our business. GenTek intends to continue General Chemical Group's program to assess, mitigate and remediate the potential impact of the 'Year 2000' problem on our business. An assessment of our business' Year 2000 compliance status was completed in early 1998 and work began on a remediation program immediately thereafter. The remediation program has been structured to address information and noninformation technology hardware, software, facilities and equipment (collectively, 'Systems'). However, the Transition Support Agreement provides that generally GenTek will not be liable to us for any costs, losses, damages or claims related to any Year 2000 services provided by it under the Transition Support Agreement, other than for gross negligence or wilful misconduct. See 'Our Arrangements with GenTek relating to the Spinoff -- Transition Support Agreement.' In the event that our material Systems are not Year 2000 compliant, we may experience reductions or interruptions in operations which could have a material adverse effect on our results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000.'

        In addition, we are working with GenTek to determine the Year 2000 compliance status of our material vendors, suppliers and service providers, including the railroad and trucking companies we use to ship our products. Based on currently available information, we do not anticipate any material impact to us based on the failure of such third parties to be Year 2000 compliant. However, the process of evaluating the Year 2000 compliance status of material third parties is continually ongoing and, therefore, no guaranty or warranty can be made as to such third parties' future compliance status and its potential effect on our business. We believe there exists a sufficient number of suppliers of raw material for our business so that alternate sources will be available if any supplier is unable to deliver raw materials due to Year 2000 problems. There can be no assurances, however, that such alternate sources will be able to supply all our requirements in a timely manner or on terms comparable with those of our current suppliers. If the railroads or trucking companies that ship our products fail to be Year 2000 compliant, we may not be able to arrange alternative and timely means to ship our goods, which could lead to interruptions or slowdowns in our business. We are preparing for the possible use of alternative suppliers and means of transportation, possible adjustment of raw material and product inventory levels and contingencies with respect to potential energy source interruptions, all in an effort to minimize the effects, if any, of Year 2000 related interruptions or slowdowns caused by suppliers and transporters.

THERE WILL BE NO PUBLIC TRADING MARKET FOR THE NEW NOTES

        The New Notes are a new issue of securities for which there is currently no active trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and other factors beyond our control, including general economic conditions. We do not intend to apply for a listing or quotation of the New Notes. No assurance can be given as to the development or liquidity of any trading market for the New Notes. Likewise, no assurance can be given regarding the ability of holders of the New Notes to sell their New Notes or the prices at which such holders may be able to sell their New Notes.

        Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

                                USE OF PROCEEDS

THERE WILL BE NO PROCEEDS TO US FROM THE ISSUANCE OF NEW NOTES PURSUANT TO THE EXCHANGE OFFER.

        The net proceeds from the Original Offering were approximately $96 million. We used approximately $82 million of the net proceeds to fund a distribution to our parent, General Chemical Group, prior to the Spinoff and the balance for general corporate purposes. General Chemical Group used the distribution to repay a portion of its existing third-party indebtedness allocable to our business and to pay our share of the one-time expenses directly attributable to the Spinoff. None of the proceeds of the original offering was distributed to our parent's shareholders.

        As a result of the Refinancing Transactions (including the transactions described above), our outstanding indebtedness consists of the Notes and $50 million outstanding under our $85 million Credit Facility.

                                 CAPITALIZATION

        The following table sets forth, as of March 31, 1999, our actual capitalization and our capitalization pro forma to reflect the Refinancing Transactions as if such events had occurred on March 31, 1999. This table should be read in conjunction with 'Use of Proceeds' and the Consolidated Financial Statements and the notes included in this Prospectus. Because we did not actually operate as a separate, stand-alone business as of March 31, 1999, the information set forth below does not reflect what our capitalization would have been if we had been a separate, stand-alone business prior to March 31, 1999 or what our capitalization will be in the future.

                                                                                   ACTUAL AT        PRO FORMA AT
                                                                                 MARCH 31, 1999    MARCH 31, 1999
                                                                                 --------------    --------------
                                                                                          (IN THOUSANDS)
Cash, cash equivalents and short-term investments.............................      $  1,249          $ 15,000
                                                                                 --------------    --------------
                                                                                 --------------    --------------

Credit Facility(1)............................................................      $      0          $ 50,000
Notes offered hereby..........................................................             0           100,000
                                                                                 --------------    --------------
Total debt....................................................................             0           150,000

Equity (deficit)..............................................................        67,250           (63,729)
                                                                                 --------------    --------------

Total capitalization..........................................................      $ 67,250          $ 86,271
                                                                                 --------------    --------------
                                                                                 --------------    --------------

------------

(1) The Credit Facility provides for up to $85 million of borrowings, of which up to $60 million in U.S. dollars or the Canadian dollar equivalent may be borrowed by our Canadian subsidiary. As of March 31, 1999, the Credit Facility would have had $35 million of unused borrowing availability.

                            SELECTED FINANCIAL DATA

        The selected financial data set forth below for each of the three years ended December 31, 1998 are derived from, and should be read in conjunction with, the audited Consolidated Financial Statements and notes for our Company included in this Prospectus. The selected financial data for the three months ended March 31, 1998 and 1999 are derived from the unaudited consolidated financial statements of our Company included in this Prospectus. The selected financial data for the years ended December 31, 1994 and 1995 are derived from unaudited consolidated financial statements of our Company not included in this Prospectus, which have been prepared on a consistent basis with the audited financial statements of the business and, in the opinion of management, include all adjustments necessary for a fair presentation of the financial position and results of operations of the business for the periods covered thereby. Our Consolidated Financial Statements for the three years ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors.

        Because we did not actually operate as a separate stand-alone business during the periods depicted, we may have recorded different results had we been operated independently of the GenTek Business. Therefore, the financial information presented below is not necessarily indicative of the results of operations or financial position that would have resulted if we had been a separate, stand-alone business during the periods shown, or of our future performance as a separate, stand-alone business. Per share data for net income have not been presented because we were operated through General Chemical Group for the periods presented.

        For a description of the basis of presentation of the historical financial data of our Company, see Note 1 to the Consolidated Financial Statements.

                                                                                                                 THREE MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                         MARCH 31,
                                                    --------------------------------------------------------    --------------------
                                                      1994        1995        1996        1997        1998        1998        1999
                                                    --------    --------    --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
    Net revenues.................................   $254,139    $265,333    $298,945    $289,700    $261,469    $ 62,343    $ 61,472
    Gross profit.................................     75,159      78,794     100,143      84,931      59,131      13,209      10,204
    Operating profit.............................     60,960      62,296      77,924(1)   68,281      41,049(2)    9,281       6,157
    Minority interest............................     16,957      19,458      31,635      24,253      16,666       4,437       2,587
    Income before interest and income taxes......     43,442      44,224      46,963      44,587      24,342       5,137       3,978
    Interest expense(3)..........................     12,193      13,777      13,001      12,747      11,747       2,916       2,669
    Income before income taxes...................     31,249      30,447      33,962      31,840      12,595       2,221       1,309
    Income tax provision.........................     11,480       9,490       9,682       9,576       3,171         323         330
    Net income...................................   $ 19,769    $ 20,957    $ 24,280    $ 22,264    $  9,424    $  1,898    $    979

OTHER DATA:
    Ratio of earnings to fixed charges(4)........       4.1x        3.9x        4.9x        4.3x        2.8x        2.7x        2.1x

                                                                                 AS OF DECEMBER 31,                         AS OF
                                                              --------------------------------------------------------    MARCH 31,
                                                                1994        1995        1996        1997        1998        1999
                                                              --------    --------    --------    --------    --------    ---------
BALANCE SHEET DATA:
    Cash, cash equivalents and short-term investments......   $    558    $    928    $  1,609    $  1,352    $  1,127    $   1,249
    Adjusted working capital(5)............................     23,791      27,970      27,628      44,519      38,728       36,603
    Total assets...........................................    207,647     212,493     241,086     262,175     248,714      250,544
    Equity.................................................     53,768      53,354      62,795      85,505      75,292       67,520

------------

(1) Includes a one-time charge of $5.7 million ($3.5 million after tax) due primarily to awards made under the Restricted Unit Plan, reflecting the portion earned under prior equity programs. General Chemical Group recorded a one-time charge of $12.5 million ($7.6 million after tax), and the amount mentioned in the previous sentence related to our Company.

(2) Includes incremental accruals of $2.3 million ($1.4 million after-tax) principally related to litigation and environmental spending.

(3) Includes allocated interest expense from the General Chemical Group.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, including the amortization of deferred financing costs, and that portion of rental expense that management believes to be representative of interest. Pro forma for the Refinancing Transactions, the ratio of earnings to fixed charges for 1998 and the three months ended March 31, 1999 would be 2.3x and 1.8x, respectively.

(5) Adjusted working capital consists of total current assets (excluding cash and short-term investments) less total current liabilities (excluding the current portion of long-term debt).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        We are a leading global producer of soda ash and North American producer of calcium chloride. We produce natural soda ash at our facility in Green River, Wyoming, and synthetic soda ash and calcium chloride at our facility in Amherstburg, Ontario.

        Our principal product is soda ash, and the profitability of our operations is affected by the market price of soda ash more than any other factor. The price of soda ash has fluctuated in recent years due to numerous factors, such as changes in industry capacity and global demand for soda ash, and the change in price and/or availability of substitutes for end-products using soda ash. In 1997 and 1998, due in part to unfavorable soda ash prices, we experienced decreases in profits compared to prior year levels. We estimate that 1999 soda ash prices for U.S. producers will be approximately $69 per ton, or approximately $6 per ton below the 1998 level. For a discussion of factors affecting the prices of and demand for soda ash, see 'Industries -- Soda
Ash -- Pricing and Capacity Utilization.'

        We produce natural soda ash by refining mined trona deposits at our plant in Green River, Wyoming. The Green River basin contains the largest known, economically recoverable trona deposits in the world. Our Green River facility, including the plants and leases for mining trona ore, is owned and operated through GCSAP, a partnership in which we own a 51% partnership interest and of which we are the managing partner. See 'Business -- General Chemical (Soda Ash) Partners.'

        The discussion and analysis of our financial condition and results of operations in this section relate to periods during which General Chemical Group operated both the Industrial Chemicals and GenTek Businesses. We have not been operated as a separate, stand-alone business and have historically shared with the GenTek Business various financial, administrative and managerial expertise relevant to operating as an independent public company. After the Spinoff, as a separate, stand-alone business, our results and profits may not be comparable to those before the Spinoff.

        The Consolidated Financial Statements include an allocation of certain assets, liabilities and expenses from General Chemical Group. In the opinion of management, expenses have been allocated to our Company on a reasonable and consistent basis using management's estimate of services provided to us by General Chemical Group. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had we been operated as a separate, stand-alone entity during the periods presented or expected to be incurred after the Spinoff. For further information on the basis of presentation of the historical financial data of our Company, see Note 1 to such Consolidated Financial Statements.

RESULTS OF OPERATIONS

        The following table sets forth our unaudited statement of operations data for the three years ended December 31, 1996, 1997 and 1998, the three months ended March 31, 1998 and 1999 and the corresponding percentage of our net revenues for the relevant period presented.

                                                                                                THREE MONTHS
                                              YEARS ENDED DECEMBER 31,                         ENDED MARCH 31,
                                  -------------------------------------------------     -----------------------------
                                      1996              1997              1998              1998             1999
                                  -------------     -------------     -------------     ------------     ------------
                                                                     (IN MILLIONS)
Net revenues...................   $298.9    100%    $289.7    100%    $261.5    100%    $62.3    100%    $61.5    100%
Gross profit...................    100.1     33       84.9     29       59.1     23      13.2     21      10.2     17
Selling, general and
  administrative expense.......     22.2(1)   7       16.7      6       18.1      7       3.9      6       4.0      7
Operating profit...............     77.9     26       68.3     23       41.0(2)  16       9.3     15       6.2     10
Minority interest..............     31.6     11       24.3      8       16.7      6       4.4      7       2.6      4
Interest expense...............     13.0      4       12.7      4       11.7      4       2.9      5       2.7      4
Net income.....................     24.3      8       22.3      8        9.4      4       1.9      3       1.0      2
Depreciation and
  amortization.................     15.6      5       16.8      6       17.0      7       4.5      7       4.2      7

------------

Note: Amounts may not total due to rounding

(1) Includes a one-time charge of $5.7 million ($3.5 million after-tax) due primarily to awards made under a restricted unit plan, which replaced certain prior equity programs. General Chemical Group recorded a one-time charge of $12.5 million ($7.6 million after tax), and the amount mentioned in the previous sentence related to our Company.

(2) Includes incremental accruals of $2.3 million ($1.4 million after tax) principally related to litigation and environmental spending.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1998

        Net revenues for the three month period ended March 31, 1999 were $61.5 million, versus $62.3 million for the comparable period in 1998. This decrease is due to lower soda ash prices partially offset by higher calcium chloride volumes.

        Gross profit for the three month period ended March 31, 1999 decreased $3.0 million to $10.2 million from $13.2 million for the comparable prior year period. Gross profit as a percentage of sales was 17% for the three months ended March 31, 1999 versus 21% for the three month period ended March 31, 1998 primarily due to the above-mentioned lower soda ash prices.

        Selling, general and administrative expense as a percentage of net revenues was 6% and 7% for the three months ended March 31, 1998 and 1999, respectively.

        Minority interest for the three month period ended March 31, 1999 was $2.6 million compared with $4.4 million for the three month period ended March 31, 1998, reflecting lower earnings due to weaker soda ash pricing of General Chemical (Soda Ash) Partners.

        Interest expense for the three month period ended March 31, 1999 was $2.7 million, which was $.2 million lower than the comparable prior year level. Interest income for the three month period ended March 31, 1999 was $.4 million, which was $.3 million higher than the comparable prior year level.

1998 COMPARED WITH 1997

        Net revenues for 1998 were $261.5 million, which was $28.2 million, or 10%, below the prior year level. This decrease reflects lower volumes for soda ash, particularly exports to Asia, as well as lower pricing for soda ash and calcium chloride.

        Gross profit for 1998 was $59.1 million, compared with $84.9 million in the same period in 1997. Gross profit as a percentage of sales for 1998 decreased to 23% from 29% in 1997. These decreases were primarily due to the above-mentioned lower soda ash volumes and unfavorable pricing.

        Selling, general and administrative expense as a percentage of net revenues increased to 7% in 1998 from 6% in 1997 primarily due to the lower sales volume.

        Minority interest for 1998 was $16.7 million compared with $24.3 million for 1997, reflecting lower earnings due to lower export volumes and weaker soda ash pricing.

        Interest expense for 1998 of $11.7 million was $1.0 million lower than the comparable prior year level due to lower borrowing rates.

1997 COMPARED WITH 1996

        Net revenues for 1997 were $289.7 million, which was $9.2 million, or 3%, below the prior year level. This decrease was due to lower pricing for soda ash and calcium chloride, partially offset by higher soda ash volume.

        Gross profit decreased 15% to $84.9 million for 1997 compared with $100.1 million for 1996. Gross profit as a percentage of sales decreased to 29% from 33% in 1996. These decreases were primarily due to the above-mentioned lower pricing for soda ash and calcium chloride, partially offset by higher soda ash volume.

        Selling, general and administrative expense as a percentage of net revenues decreased to 6% in 1997 from 7% in 1996. This decrease was due to the recording in 1996 of a one-time charge of $5.7 million related primarily to a new restricted unit plan created by General Chemical Group which replaced certain prior equity programs. General Chemical Group recorded a one-time charge of $12.5 million ($7.6 million after tax), and the amount mentioned in the previous sentence related to our Company.

        Minority interest for 1997 was $24.3 million compared with $31.6 million for 1996, reflecting lower earnings due to lower soda ash pricing.

        Interest expense of $12.7 million for 1997 was essentially at the 1996 year level.

LIQUIDITY AND CAPITAL RESOURCES

        Cash and cash equivalents were $1.2 million at March 31, 1999 compared with $1.1 million at December 31, 1998. During the first three months of 1999, we generated cash flow from operating activities of $12.1 million, used cash of $3.3 million for capital expenditures and transferred $8.4 million to General Chemical Group. Cash and cash equivalents were $1.1 million at December 31, 1998 compared with $1.4 million at December 31, 1997. During 1998, we generated cash flow from operating activities of $37.8 million, of which $18.5 million was used to make capital expenditures and $19.6 million was transferred to General Chemical Group.

        We had working capital of $37.9 million at March 31, 1999 as compared with $39.9 million at December 31, 1998. This decrease in working capital principally reflects lower inventories. We had working capital of $39.9 million at December 31, 1998 as compared with $45.9 million at December 31, 1997, principally due to lower accounts receivable, partially offset by higher inventories and lower accounts payable.

        Prior to the Spinoff, our primary sources of liquidity were cash generated from operations and borrowings under General Chemical Group's credit facility. Following the Spinoff, our liquidity needs arise primarily from our working capital requirements, capital expenditures and interest and principal payment obligations. We believe that our existing capital resources, cash flow generated from future operations and drawings under the Credit Facility will enable us to maintain our planned operating, capital expenditure and debt service requirements for the foreseeable future.

        Our ability to satisfy our capital requirements will be dependent upon our future financial performance, which in turn will be subject to general economic conditions and to financial, business and other factors, including factors beyond our control.

        In addition, concurrently with the Original Offering and the Spinoff, we entered into an $85 million Credit Facility, of which up to $60 million will be available in U.S. dollars or the Canadian dollar equivalent for borrowing by our Canadian subsidiary. The net proceeds of the Original Offering and our initial borrowings under the Credit Facility were used to repay existing third-party indebtedness. Upon completion of the Refinancing Transactions, we had approximately $35 million available for future borrowings under the Credit Facility and $15 million of cash on hand.

        We have significant leverage. Our outstanding indebtedness consists of the Notes and $50 million outstanding under our Credit Facility. Our leverage and debt service requirements make us more vulnerable to economic downturns, may adversely affect our ability to obtain additional financing in the future and may place us at a competitive disadvantage because we may be more highly leveraged than certain of our competitors. As previously noted, the Indenture and the Credit Facility impose operating and financial restrictions on us. These covenants could adversely affect our ability to finance our future operations, potential acquisitions or capital needs or to engage in business activities that may be in the interest of Noteholders. See 'Risk Factors -- Our Substantial Indebtedness Could Adversely Affect Our Financial Condition and Prevent Us From Fulfilling Our Obligations Under the Notes.'

YEAR 2000

        Following the Spinoff, GenTek provides us with MIS and MIS-supported functions, including personnel, hardware and software, through December 31, 2001 on a service contract basis. During this period, as provided in the Transition Support Agreement, GenTek will provide us services related to the remediation of the Year 2000 problem for our business. A Year 2000 problem can occur where date-sensitive software uses two digit year date fields, sorting the Year 2000 ('00') before the Year 1999 ('99'). The Year 2000 problem can arise in hardware, software, or any other equipment or process that uses embedded software or other technology. The failure of such systems to properly recognize dates after December 31, 1999 could result in data corruption and processing errors.

        An assessment of our business' Year 2000 compliance status was completed in early 1998 and work began on a remediation program immediately thereafter. GenTek, which is principally responsible for overseeing the MIS functions of our business through 2000, intends to continue General Chemical Group's Year 2000 remediation program for our business and is expected to effect all conversion efforts needed to prevent the potential impact of Year 2000 problems. The Transition Support Agreement provides that generally GenTek will not be liable to us for any costs, losses, damages or claims related to any Year 2000 services provided by it under the Transition Support Agreement, other than for gross negligence or wilful misconduct. See 'Our Arrangements with GenTek relating to the Spinoff -- Transition Support Agreement.' We intend to work with GenTek on the separation of MIS functions of GenTek and our Company after resolution of Year 2000 problems. We anticipate that we will recruit our own MIS staff during 2001 and that by approximately December 2001 a separation of our and GenTek's MIS functions will be completed.

        The remediation program has been structured to address Systems of our Company and those of GenTek. Based on current estimates, it is expected that approximately $1.0 million will be spent to replace or reprogram existing Systems and complete the Year 2000 compliance program for the MIS serving both GenTek and our Company. As of December 31, 1998, approximately $0.8 million of such amount had been spent. GenTek believes that, as of March 31, 1999, all material Systems are Year 2000 compliant and substantially all Systems will be Year 2000 compliant by December 31, 1999. In the event that material Systems are not Year 2000 compliant, we may experience reductions or interruptions in operations which could have a material adverse effect on our results of operations.

        In addition, we are working with GenTek to determine the Year 2000 compliance status of our material vendors, suppliers and service providers, including the railroad and trucking companies we use to ship our products. Based on currently available information, we do not anticipate any material impact to us based on the failure of such third parties to be Year 2000 compliant. However, the process of evaluating the Year 2000 compliance status of material third parties is continually ongoing and, therefore, no guaranty or warranty can be made as to such third parties' future compliance status or its potential effect on us. We believe there exists a sufficient number of suppliers of raw material for our business so that alternate sources will be available if any supplier is unable to deliver raw materials due to Year 2000 problems. There can be no assurances, however, that such alternate sources will be able to supply all our requirements in a timely manner or on terms comparable with those of our current suppliers. If the railroads or trucking companies that ship our products fail to be Year 2000 compliant, we may not be able to arrange alternative and timely means to ship our goods, which could lead to interruptions or slowdowns in our business. We are preparing for the possible use of alternative suppliers and means of transportation, possible adjustment of raw material and product inventory levels and contingencies with respect to potential energy source interruptions, all in an effort to minimize the effects, if any, of Year 2000 related interruptions or slowdowns caused by suppliers and transporters.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

        We do not expect to enter into financial instruments for trading purposes. We anticipate periodically entering into interest rate swap agreements to effectively convert all or a portion of our floating-rate debt to fixed-rate debt in order to reduce our exposure to movements in interest rates. Such agreements would involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. We also anticipate periodically entering into currency agreements to partially reduce our exposure to movements in currency exchange rates. Swap and currency agreements will only be entered into with strong creditworthy parties.

ENVIRONMENTAL MATTERS

        Our mining and production operations, which have been conducted at the Green River and Amherstburg sites for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S. and Canada. We believe that we are in substantial compliance with such laws and regulations. However, as a result of our operations, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. In addition, modifications or changes in enforcement of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or the discovery of additional or unknown environmental contamination could require expenditures which might be material to our results of operations or financial condition. See 'Business -- Environmental Matters.'

        We have an established program to ensure that our facilities comply with environmental laws and regulations. Expenditures made pursuant to this program for 1998 approximated $1.7 million (of which approximately $0.6 million represented capital expenditures and approximately $1.1 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Expenditures for 1997 amounted to $4.0 million (of which approximately $2.8 million represented capital expenditures and approximately $1.2 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Should environmental laws and regulations affecting our operations become more stringent, our costs for environmental compliance may increase above such range.

OTHER MATTERS

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, 'Accounting for Derivative Instruments and Hedging Activities' ('FAS 133'). FAS 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. We are required to adopt FAS 133 for fiscal years beginning after June 15, 1999. Management does not expect that the adoption of FAS 133 will have a material effect on our results of operations or financial condition.

                                   INDUSTRIES

        Set forth below is information about the soda ash and calcium chloride industries in which we operate:

SODA ASH INDUSTRY

        Global consumption of soda ash during 1998 was approximately 36 million tons with U.S. producers estimated to have produced approximately 11.2 million tons and exported about 4.0 million tons, or about 36% of total U.S. production. From 1984 to 1997, U.S. exports of soda ash grew at an approximate 8% annual rate from 1.6 million tons to 4.6 million tons, before declining in 1998 to approximately 4.0 million tons primarily as a result of the economic turmoil in Asia and Latin America.

        While growth in soda ash consumption is primarily driven by global economic activity, U.S. producers of soda ash have gained global market share as a result of the lower production costs and higher quality of U.S. natural soda ash. Almost all of the soda ash produced outside the United States is synthetic soda ash, which involves significantly higher production costs than the natural process used in the United States. Industry sources estimate that U.S. natural soda ash cash production costs are typically less than half those of synthetic soda ash producers. This production cost differential is generally sufficient to offset the increased freight costs for transporting U.S.-produced soda ash into export markets. As a result, the U.S. producers of natural soda ash successfully compete in most regions with local sources of synthetically produced soda ash.

        GCSAP, along with the other five U.S. producers of natural soda ash, is a member of ANSAC, a soda ash export cooperative organized in 1984 pursuant to an exemption from U.S. antitrust laws provided under the Webb-Pommerene Act. Through ANSAC, all six U.S. producers export soda ash to all parts of the world except Canada and E.U. member countries. The primary export markets served by ANSAC are Asia and Latin America, and to a lesser extent the Middle East, Africa and Eastern Europe. Each individual member's allocation of ANSAC volume is based on the member's total nameplate capacity, with any member's expansion phased-in over a multi-year period for allocation purposes. ANSAC is the exclusive distributor of the soda ash of its members; however, members can distribute soda ash directly to their international affiliates for their own consumption, subject to certain limitations. Certain countries, however, have from time to time considered limiting or prohibiting sales of products through export cooperatives such as ANSAC on grounds that they are anti-competitive, though we are not aware of any pending or threatened activity in this regard that would be material to our business.

        While total Western European demand for soda ash is estimated at 7.3 million tons annually, U.S. producers' shipments into Western Europe during 1998 totaled only an estimated 0.3 million tons. The lower exports to Western Europe are attributable to the stronger U.S. dollar, more aggressive pricing by local producers and the leveling of provisional antidumping duties in 1995 by the European Commission against five of the six U.S. soda ash producers, including General Chemical Group. The removal of provisional antidumping duties in November 1997 permits U.S. producers, subject to currency fluctuations and economic conditions generally, to be more competitive in shipping soda ash into E.U. member countries.

        Management expects that in the future, U.S. producers will continue to capitalize on both the growth in world markets and the closure of older, higher-cost synthetic soda ash plants outside of North America. Since 1993, nine producers have closed fourteen plants outside of North America with an estimated aggregate capacity of 2.9 million tons of soda ash.

SODA ASH -- CONSUMPTION

        Soda ash is consumed primarily in the production of glass, sodium-based chemicals, powdered detergents and in the treatment of water. The following table sets forth estimated 1998 global consumption by end-use(1):

Glass:
     Flat...............................................................................................    21%
     Beverage container.................................................................................    19
     Food and other container...........................................................................     7
     Other..............................................................................................     7
                                                                                                           ---
          Sub-total glass...............................................................................    54
Chemicals...............................................................................................    24
Water treatment and other...............................................................................    15
Powdered detergents.....................................................................................     7
                                                                                                           ---
                                                                                                           100%
                                                                                                           ---
                                                                                                           ---

------------

(1) Derived from industry sources; based on volume.

        Glass. Approximately one-half of global soda ash industry demand is attributable to the production of glass, including: (1) flat glass (commercial, residential and automobile windows) and mirrors; (2) beverage container; (3) food and other container; and (4) other glass (fiberglass; television tubes; lighting; tableware; glassware and laboratory ware).

        Historically, domestic consumption of soda ash in the glass container industry has been adversely affected by competition from alternative materials and the growing trend toward the use of cullet (broken, recycled glass). Management believes that the use of plastic containers will continue to negatively impact the growth in domestic demand for soda ash, although the continued growth of specialty uses for glass containers may provide additional opportunities. According to the U.S. Geological Survey, there was no increase in the domestic rate of glass recycling from 1996 to 1997, the most recent year for which data is available. In developing economies, demand for glass is expected to continue to grow as infrastructure requirements expand and standards of living improve.

        Chemicals. Sales of soda ash into the sodium-based chemicals market represent approximately one-fourth of global consumption. The chemical industry uses soda ash in a variety of industrial applications. For example, soda ash is used in the production of sodium bicarbonate, sodium phosphates, sodium silicates and chrome chemicals. Many of these products ultimately find use in higher-growth, specialty applications in the beverage, coatings, food and personal care sectors.

        Water Treatment and Other. Additional markets for soda ash include water treatment, pulp and paper, metallurgical applications and other industrial end uses, which together represent approximately one-seventh of global soda ash consumption. In the water treatment market, soda ash can be used to control pH levels and also provides the sodium ion needed for water softening. In this market, soda ash competes with caustic soda, which is manufactured as a co-product with chlorine. Due to strong demand for chlorine in recent years, caustic soda has been oversupplied and its prices have fallen. In the past year, chlorine demand has weakened. Although caustic soda prices have not recently increased, in the past lower chlorine production has resulted in higher caustic soda prices. Increased prices for caustic soda would lead to increased use of soda ash as a substitute.

        Powdered Detergents. Soda ash is used as a component of powdered detergents, and this market represents approximately one-tenth of global soda ash consumption. Soda ash is often the prime alkali used to make phosphates and silicates for dry detergent applications. 'Light' soda ash is preferred by certain manufacturers for its lower bulk density, higher absorptivity rates and faster rates of reaction. There has been a recent trend toward increased use of liquid detergent in the United States, a trend offset by the growing use of dry detergent outside of the United States.

SODA ASH -- PRICING AND CAPACITY UTILIZATION

        The price of soda ash has fluctuated in recent years and is affected by numerous factors beyond our control, such as changes in global industry capacity, global demand for soda ash and the price and/or availability of substitutes for end-products using soda ash. Global demand for soda ash has been subject to fluctuations based on, among other factors, worldwide economic conditions, the rate of economic growth in developing regions such as Asia and Latin America and currency fluctuations.

        Management believes that consumption of soda ash will continue to grow, primarily as a result of: (1) growth in the end-use markets for soda ash; (2) export growth; and (3) new end-use applications for soda ash.

        From 1988 to 1991, U.S. soda ash prices increased from $67 to $84 per ton, mainly due to the surge in demand from certain export markets, including Asia and Latin America. From 1991, U.S. soda ash prices declined to a low of $70 per ton in 1994 because of a number of capacity expansions before returning to $83 per ton in 1996 as a result of the continued export growth. Since 1996, U.S. soda ash prices have fallen to an estimated $75 per ton in 1998, primarily due to capacity expansions totaling 1.2 million tons brought onstream in late 1996 (including a 700,000 ton expansion by FMC Corporation and a 300,000 ton expansion by Solvay Minerals) and reduced export demand in Asia. We expect the average soda ash price per ton for U.S. producers to be approximately $69 in 1999.

        The following chart presents the average U.S. price per ton of soda ash and global capacity utilized during the period from 1988 to 1998:

                                                                                GLOBAL
                                                      AVERAGE U.S. PRICE       CAPACITY
YEAR                                                      PER TON(1)        UTILIZATION(2)
---------------------------------------------------   ------------------    --------------
1988...............................................          $ 67                 96%
1989...............................................            77                 97
1990...............................................            83                 97
1991...............................................            84                 91
1992...............................................            81                 90
1993...............................................            74                 88
1994...............................................            70                 91
1995...............................................            74                 90
1996...............................................            83                 89
1997...............................................            77                 91
1998...............................................            75                 87

------------

(1) Based on data from the U.S. Geological Survey (not adjusted for inflation), net of all shipping costs.

(2) Based on 95% of name-plate capacity as reported by industry sources.

SODA ASH -- CAPACITY EXPANSIONS

        Since 1982, no new natural soda ash plants have been built in North America. During this period, capacity expansion in the United States has been achieved by expansion of existing facilities and improved operating efficiencies. Expansions in the U.S. have generally been offset by the closure of older, higher-cost synthetic soda ash plants outside the United States. Recently, however, American Soda, LLP, a joint venture between American Alkali and The Williams Companies, has announced its intention to solution mine nahcolite reserves in White River, Colorado, for processing into soda ash and sodium bicarbonate. The reported capacity of soda ash production at this facility will be up to 1.0 million tons per year. The construction of this facility, which has not yet begun, is contingent upon obtaining all of the necessary regulatory approvals, permits and mineral leases, as well as the commercial demonstration of the project as a viable production process.

        Regarding existing soda ash producers, at the end of 1998, Oriental Chemical Co. completed an 800,000 ton expansion of its Green River facility. Upon completion of the expansion, due to current soda ash market conditions, Oriental Chemical Co. 'mothballed' 900,000 tons of other capacity at the facility. In addition, Solvay Minerals Inc. announced the delay of its previously planned 400,000 ton U.S. expansion, originally scheduled for completion in late 1998, until the fourth quarter of 2000.

CALCIUM CHLORIDE INDUSTRY

        North American demand for calcium chloride was estimated at 1.2 million tons in 1998. Demand for calcium chloride is seasonal and dependent on weather conditions in the Northeast and Midwest United States and eastern Canada. During the summer, liquid calcium chloride is used on unpaved roads for dust control and roadbed stabilization. In winter, calcium chloride is used in flake and liquid form for de-icing roads. Other applications include retail ice control, concrete additive, water treatment and oil field uses. Certain of these other uses are new and represent international growth opportunities outside of traditional de-icing and dust control markets.

                                    BUSINESS

OVERVIEW

        We are the second largest soda ash producer in North America and one of the top five producers globally, accounting for 23% of sales by North American producers and 8% of global sales in 1998. We have total soda ash production capacity of 3.3 million tons, consisting of 2.8 million tons of natural production and 500,000 tons of synthetic production. We are also the second largest North American producer of calcium chloride, a co-product of the synthetic soda ash process, accounting for 27% of sales by North American producers in 1998. Our soda ash is used in many familiar consumer products found in virtually every home, including glass, soap, powdered detergent, paper, textiles and food. Calcium chloride is mainly used for dust control and roadbed stabilization during the summer, for de-icing roads during the winter, in completion fluids for oil recovery and in various other industrial applications.

SALES AND MARKETING

        Soda Ash. Our specially trained soda ash sales and marketing force consists of six professionals with an average of over 20 years of industry experience. Key accounts are covered by senior sales force managers and in many cases, executive management, all of whom work closely with clients to satisfy their product needs and develop long-term relationships. Additionally, sales and marketing efforts are pursued at all levels of our company from the top level management to the plant level.

        Our technical staff works with customers to ensure product quality and to troubleshoot customer manufacturing issues. In addition, our distribution group works with the sales force and customers to efficiently distribute product and, in some cases, actively manage customers' inventories for them. Products are typically distributed directly to the customer by either rail or truck. We operate a rail fleet of approximately 2,500 rail cars to service our customers. Virtually all of these rail cars are leased.

        In the soda ash market, we maintain a diverse client base that includes numerous Fortune 500 companies. We sell to a range of companies in the glass manufacturing, chemicals and detergents markets, including Albright & Wilson Americas Ltd., Ball-Foster Glass Container Co., L.L.C., Church & Dwight, Consumers Packaging, Inc., Ford Motor Company, Guardian Industries Corp., Occidental Chemical Corporation, Owens-Illinois and Procter & Gamble Co. As of December 31, 1998, our top 10 soda ash customers accounted for approximately 36% of revenues and had purchased from us for an average of 30 years.

        Traditionally, large soda ash customers have made their soda ash purchases pursuant to annual agreements rather than on a spot basis. In accordance with industry practice, price and other terms are typically negotiated in the fourth quarter of each year to cover purchases for the following full year period based on soda ash supply and demand. Certain of our customers have a contractual right to reopen their agreed pricing during the contract year if they receive a more favorable bona fide offer from another supplier. In the past, exercises of such rights have been infrequent and have not had a material impact on our results of operations and financial condition, although there can be no assurance that no such impact will occur in the future.

        Calcium Chloride. We sell calcium chloride to a broad range of industrial and municipal customers, principally through our strategic distribution network. This network includes repackers and applicators who use calcium chloride in roadbed stabilization, dust control and de-icing. In addition, a dedicated calcium chloride sales force, consisting of nine professionals in the United States and Canada with an average of 14 years of industry experience, sells directly to several industrial accounts. Management believes our long standing reputation for service, our strategic location, the size and extent of our storage and distribution facilities, our dedicated sales force and our network of specialty distributors will allow us to enhance our position in the highway and road maintenance market.

PROPERTIES

        Our headquarters are located in Hampton, New Hampshire. The locations and uses of our major properties are as follows:

                                             LOCATION                                            USE
                          -----------------------------------------------  -----------------------------------------------
United States...........  Hampton, New Hampshire(1)                        Headquarters
                          Parsippany, New Jersey(1)                        Offices
                          Green River, Wyoming                             Trona Mine and Manufacturing Facility
Canada..................  Amherstburg, Ontario                             Manufacturing Facility
                          Brooks, Ontario                                  Calcium Chloride Brine Fields
                          Mississauga, Ontario(1)                          Offices

------------

(1) Leased.

MANUFACTURING AND DISTRIBUTION

        We produce soda ash at two facilities: GCSAP's plant in Green River, Wyoming, which produces natural soda ash; and our plant in Amherstburg, Ontario, which produces synthetic soda ash and calcium chloride as a co-product. Since 1986, management has instituted operating improvements at both facilities, which have lowered production costs. For example, at the Green River facility we have eliminated labor-intensive conventional mining techniques through the implementation of bore mining technology. These and other initiatives have resulted in productivity per employee approximately doubling at the Green River facility since 1986.

        In addition to management's focus on costs, product quality has continually improved. Management's commitment to quality was recognized in 1993 when the Green River facility became the first U.S. soda ash facility to be awarded ISO 9002 certification by the International Standards Organization. The Amherstburg facility achieved this certification in 1994. In 1997, Green River became the first soda ash facility to receive QS-9000 certification (a more rigorous quality program than ISO 9002).

        Currently, our soda ash production capacity is 3.3 million tons, with 500,000 tons of capacity at our Amherstburg facility. In 1999, we received an operating permit for nameplate capacity of 2.8 million tons at the Green River facility. We mine trona, the raw material precursor of natural soda ash, at Green River under leases with the U.S. Government, the State of Wyoming and Union Pacific Resources Corporation. Management estimates that the extractable trona reserves under these leases have a remaining life of approximately 100 years. For production at the Amherstburg facility, we solution mine our own salt and purchase limestone from a major limestone producer.

        At the Green River facility, we produce dense natural soda ash by converting trona to soda ash (sodium carbonate). In the production process, trona is calcined (heated), yielding soda ash plus water and carbon dioxide. The impure soda ash is dissolved in water and the insoluble impurities are removed. Upon concentration of the solution, soda ash monohydrate is precipitated, leaving soluble impurities in solution. The monohydrate is subsequently passed through a centrifuge and dryer, yielding dense soda ash. Due to the physical properties of dense soda ash, it is the preferred material for glass manufacture.

        The synthetic soda ash production process utilized at the Amherstburg facility is more energy and labor intensive than natural soda ash production and, hence, more costly. In the synthetic manufacture of soda ash, limestone and salt are combined to produce sodium bicarbonate and co-product calcium chloride or ammonium chloride. The sodium bicarbonate intermediate is then filtered and calcined (heated) to result in soda ash. The soda ash is cooled, dried and then taken to storage. Using this process, we are able to produce both dense and light soda ash. Light soda ash is preferred in certain detergent and chemicals processes for its lower bulk density, higher absorptivity rates and faster rates of reaction. Management believes that the Amherstburg facility is one of the world's most efficient synthetic soda ash plants. It is profitable due to our operating efficiency, the successful marketing of the co-product calcium chloride and our proximity to major Canadian and eastern U.S. soda ash markets.

        Our calcium chloride operations have twelve terminals in the United States and Canada. Our repacker and applicator distribution network consists of 31 locations where product is stored. In general, product is immediately shipped after production from the Green River and Amherstburg facilities.

RESERVES AND CONTROL OF RESOURCES

        We mine trona ore under leases with the U.S. government, the State of Wyoming and the Union Pacific Resources Corporation. The trona reserves and mine are located in the Green River, Wyoming area. In the Green River basin, the Green River formation was deposited in a lake that began in the early Eocene geologic period (approximately 35 million years ago) as a large body of fresh water, shrank in size and became saline, expanded and then became fresh water again. In general, the sediments deposited during the saline phase of this lake, which included the trona deposits, are called the Wilkins Peak Member, and the overlying and underlying fresh water deposits are called the Laney Shale Member and Tipton Shale Member, respectively.

        The Wilkins Peak Member contains at least 42 beds of trona in an area of about 1,300 square miles, at depths ranging from about 400 feet to 3,500 feet. The major beds, those that are known to exceed 4 feet in thickness and to underlie at least 100 square miles, are numbered 1 through 25, beginning with the bottommost beds. One bed, No. 17, is currently being mined at the Green River facility at a depth of about 1,600 feet. The underground mine is accessible by one service and personnel shaft, one production shaft and three ventilation shafts. The trona deposits are mined through continuous mining and bore mining techniques which use machines to rip the ore from the seam. Both methods use the room and pillar technique mine plan.

        Surface operations include facilities for crushing, calcining, dissolving, classifying, clarifying, crystallizing, drying (conversion of monohydrate to anhydrous), storing and loading.

        Our estimated proven reserves within bed No. 17, which we are currently mining, consist of approximately 85 million tons of extractable ore. At the 1998 operating rate of 2.3 million tons of soda ash per year (4.2 million tons of trona ore), there is approximately a 21-year supply within bed No. 17. For the three years ended December 31, 1998, annual production of trona ore averaged approximately 4.1 million tons. In addition, estimated recoverable reserves contain three other major minable trona beds containing approximately 324 million tons of extractable ore. These beds, which may require significant capital to access, will provide more than 79 years of added reserves based on current operating rates.

        At the synthetic soda ash plant in Amherstburg, Ontario, Canada, we use salt and limestone as our primary raw materials. Based on current production levels, we have approximately 28 years of salt reserves. Owned limestone reserves total approximately 15 years, with an option on an additional six years of reserves. However, we are not currently utilizing our limestone reserves and are instead purchasing all of our limestone requirements from a third party under a long-term contract.

GENERAL CHEMICAL (SODA ASH) PARTNERS

        Since 1986, the Green River plant has been owned by GCSAP, a partnership of which General Chemical Group, through a subsidiary, was the managing partner and owned a 51% equity interest until the Spinoff. In connection with the Spinoff, General Chemical Group substituted us as the managing partner of GCSAP and the holder of its 51% interest in the partnership. ACI International Limited and TOSOH, through wholly owned subsidiaries, respectively own 25% and 24% of GCSAP's equity interests. ACI International Limited, a major world producer of container glass and a customer of GCSAP, was acquired in April 1998 by Owens-Illinois, a worldwide producer of packaging materials. Management believes that Owens-Illinois and ACI International Limited as a combined entity will be one of the largest single purchasers of soda ash with annual domestic and international requirements of approximately 2 million tons. TOSOH is a leading chemical company and a distributor of soda ash in the Japanese market whose operations previously included a 300,000 ton synthetic soda ash facility in Nanyo, Japan. In 1997, TOSOH closed its synthetic soda ash facility and began purchasing soda ash through ANSAC.

        We have been the managing partner of GCSAP since 1986 when it was formed. As managing partner, we have had and will continue to have overall responsibility for management of GCSAP, including with respect to all operational, sales, marketing and financial matters. However, certain significant actions of GCSAP must be approved by a majority or, in certain instances, all of the partners. Historically, the recommendations of the managing partner with respect to such matters have been accepted. The partnership shall terminate on December 31, 2011, unless extended for an additional five years or unless the partners decide to terminate it at any time.

        The partnership agreement requires GCSAP to make quarterly cash distributions to each of the three partners. The partnership agreement also prohibits the partners from transferring their equity interests or withdrawing from the partnership without the consent of the other partners. The obligations of each GCSAP partner are guaranteed by its parent. Pursuant to a guaranty agreement, each parent company has agreed to certain restrictions on its ability to sell the stock of its partner subsidiary. If the parent company of any GCSAP partner proposes to transfer ownership of its GCSAP partner subsidiary, the non-transferring parent companies may either (a) acquire the transferred GCSAP partner, or its partnership interest, pursuant to a right of first refusal or
(b) require the transferring parent company, or the proposed purchaser, to acquire the partnership interest held by their own GCSAP partner subsidiaries.

ALCAD PARTNERSHIP

        GCSAP and Church & Dwight are partners in ALCAD, a partnership that owns certain trona reserves which were contributed to ALCAD at its formation. Church & Dwight is a leading producer of sodium bicarbonate, commonly known as baking soda, sold under the Arm & Hammer'r' brand. The trona is mined and processed by GCSAP under a tolling agreement with ALCAD and all of the soda ash produced is purchased by Church & Dwight under a sales contract. We have entered into similar partnerships with other customers in the past and may do so in the future.

COMPETITION

        Soda Ash. The worldwide soda ash industry is comprised of a number of domestic and international producers, some of which produce large volumes of soda ash in multiple geographic regions. Solvay S.A., with natural soda ash operations in the U.S. and multiple synthetic facilities in Eastern and Western Europe, is the world's single largest producer of soda ash, with total estimated capacity of approximately 8.6 million tons. If completed, FMC Corporation's pending acquisition of Tg Soda Ash, Inc. will increase FMC's combined total capacity to more than 4.8 million tons.

        Given the global nature of the soda ash industry and major soda ash consumers, we compete with both international and North American soda ash producers. The international soda ash producers include Brunner Mond plc, Penrice Soda Products Pty Ltd. (currently owned by IMC Global), Solvay S.A. and various Eastern European and Asian producers.

        Soda ash capacity outside of North America is distributed regionally as follows:

                                                                                CAPACITY IN
REGION                                                                     THOUSANDS OF TONS(1)
-------------------------------------------------------------------   -------------------------------
Eastern Europe.....................................................                 6,900
Western Europe.....................................................                 7,600
China..............................................................                 8,500
Other Asian Countries..............................................                 4,600
Rest of World......................................................                 2,000
                                                                                 --------
     Total capacity outside North America..........................                29,600
                                                                                 --------
                                                                                 --------

------------

(1) Estimated 1998 annual nameplate capacity; derived from industry sources.

        The North American soda ash producers are listed below:

                                                      CAPACITY IN
                                                      THOUSANDS OF
OWNER/MANAGING PARTNER                LOCATION          TONS(1)                            PARTNER(S)
-------------------------------- ------------------  --------------   ----------------------------------------------------
General Chemical
 Industrial Products Inc. ...... Green River, WY          2,800       Owens-Illinois (25%)(2), TOSOH (24%)
                                 Amherstburg, Ont.          500
                                                         ------
                                                          3,300

FMC Corporation................. Green River, WY          3,550       Sumitomo (10%), Nippon Sheet Glass (10%)
Oriental Chemical Co.(3)........ Green River, WY          2,200       Union Pacific Resources Corp. (49%)
Solvay Minerals, Inc............ Green River, WY          2,300       Asahi Glass (20%)
IMC Global Inc.(4).............. Searles Lake, CA         1,500
Tg Soda Ash, Inc.(5)............ Green River, WY          1,300
                                                         ------
     Total North American Capacity.................      14,150
                                                         ======


------------

(1) Estimated 1998 annual nameplate capacity; derived from industry sources.

(2) Since April 1998, held by Owens-Illinois through its wholly-owned subsidiary ACI International Limited.

(3) Excludes 900,000 tons of mothballed capacity, but includes 800,000 tons of new capacity. See 'Industries -- Capacity Expansions' above.

(4) Currently held by IMC Global Inc. through its wholly-owned subsidiary, North American Chemical Company. In April 1999, IMC Global Inc. announced that it was abandoning the proposed sale of North American Chemical Company, which operates a soda ash plant in California, and certain international synthetic soda ash businesses, to Mincorp LLC, a holding company owned by Citigroup Venture Capital, but that it was still pursuing alternative disposition strategies.

(5) Currently 100% owned by Elf Aquitaine S.A. In January 1999, FMC Corporation announced that it had signed a letter of intent to acquire Tg Soda Ash, Inc.

        Due to the low-cost position of natural soda ash production in North America and increasing worldwide demand for soda ash, both international customers and producers have made substantial investments in the Green River Basin. Most recently, in January 1999, FMC Corporation, the largest Wyoming producer of soda ash, announced that it had signed a letter of intent to purchase another Wyoming producer, Tg Soda Ash, Inc. In April 1999, IMC Global Inc. announced that it was abandoning the proposed sale of North American Chemical Company, which operates a soda ash plant in California, and certain international synthetic soda ash businesses, to Mincorp LLC, a holding company owned by Citigroup Venture Capital, but that it was still pursuing alternative disposition strategies. Citigroup Venture Capital also controls Brunner Mond plc, a United Kingdom-based manufacturer of soda ash with two synthetic facilities in the United Kingdom, one in the Netherlands and one natural soda ash facility in Magadi, Kenya.

        Calcium Chloride. We are the largest producer of calcium chloride in Canada and the second largest producer of calcium chloride in North America with 450,000 tons of capacity. Major competitors are The Dow Chemical Company ('Dow Chemical'), TETRA Technologies, Inc. ('TETRA'), Ambar, Inc. and various local producers in Canada. In the United States, we are the third largest distributor of calcium chloride behind Dow Chemical and TETRA. It is estimated that Dow Chemical has 700,000 tons of capacity. The next largest U.S. producer is TETRA, which operates four plants with estimated total capacity of 350,000 tons. In addition, Ambar Inc., an oil services company, purchased an existing salt evaporation facility in Michigan for conversion to calcium chloride production. During 1997, the facility came onstream with announced capacity of 300,000 tons, although some portion of this production will likely be used by Ambar for internal consumption in its oil service business in the Gulf Coast region.

SEASONALITY AND BACKLOGS

        Sales of soda ash are generally not seasonal, except for sales to the glass container industry, which increase significantly in the summer due to stronger beverage demand. Sales of calcium chloride are concentrated in late spring and summer for dust control and late fall and winter for de-icing. As a result, sales are generally lowest in the first quarter and highest in the second quarter.

        Due to the nature of our business, there are no significant backlogs.

ENVIRONMENTAL MATTERS

        Our mining and production operations, which have been conducted at the Green River and Amherstburg facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S. and Canada. Additionally, CERCLA and similar state statutes have been construed as imposing joint and several liability, under certain circumstances, on present and former owners and operators of contaminated sites and transporters and generators of hazardous substances for remediation of contaminated properties regardless of fault. Management believes that we are in substantial compliance with such laws and regulations. However, as a result of our operations, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. To date, none of such proceedings or inquiries has had a material adverse effect on our results of operations or financial condition. In addition, based on information available at this time, management believes that no pending proceeding or inquiry would have a material adverse effect on our financial position or results of operations. However, modifications or changes in enforcement of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, or discovery of any additional or unknown environmental contamination, if any, could require capital expenditures which may be material or otherwise adversely impact our results of operations or financial condition.

        We have established a program to ensure that our facilities comply with environmental laws and regulations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental Matters'.

        After the Spinoff, General Chemical Group, as the former parent of GenTek and the GenTek Business, may under certain circumstances be found liable for obligations of GenTek related to the use or transport of hazardous substances or environmental contamination at facilities of the GenTek Business for periods prior to the Spinoff. Although GenTek has agreed to indemnify and hold harmless General Chemical Group with respect to all such liabilities and to bear all of General Chemical Group's expenses for defending any claims relating to these matters, our results of operations or financial condition could be materially adversely affected in the event GenTek is unable or unwilling to perform its indemnification obligations. See 'Our Arrangements With GenTek Relating to the Spinoff.'

EMPLOYEES/LABOR RELATIONS

        As of April 30, 1999, we had 1,026 employees, 289 of whom were full-time salaried employees, 724 were full-time hourly employees and 13 were hourly employees working in nonunion facilities.

        Three union contracts, covering 736 employees at the Green River, Wyoming and Amherstburg, Ontario facilities, have durations of three years and will be up for renewal during 1999. Since 1986, we have been involved in 12 labor negotiations, only one of which, in 1993, has resulted in a work disruption. During that disruption, management operated the plants and supplied customers without interruption until the labor disruption was settled and a new contract was agreed upon. Management believes that we will be able to negotiate new labor agreements on satisfactory terms, although there can be no assurance that we will be able to do so or that the negotiation process will not involve material disruptions to our business.

LEGAL PROCEEDINGS

        We are involved in claims, litigation, administrative proceedings and investigations of various types in several jurisdictions. Although the amount of any liability which could arise with respect to these actions cannot be accurately predicted, in the opinion of management and based upon currently available information any such liability not covered by insurance would have no material adverse effect on our results of operation or financial condition.

                          OUR ARRANGEMENTS WITH GENTEK
                            RELATING TO THE SPINOFF

        To govern our relationship with GenTek after the Spinoff, we and our parent company, General Chemical Group, entered into agreements with GenTek and General Chemical Corporation ('GCC'), which, as a result of the Spinoff, is a subsidiary of GenTek. The general terms and conditions of the Spinoff are set forth in a Separation Agreement among us, General Chemical Group, GenTek and GCC (the 'Separation Agreement'). In addition, General Chemical Group and GenTek or, in certain cases, their respective subsidiaries, entered into the agreements described in this section to facilitate the separation of the GenTek Business from the Industrial Chemicals Businesses and an orderly transition in establishing our parent, General Chemical Group, and GenTek each as separate, stand-alone companies. The following summarizes the material terms of such agreements. When used in this section 'General Chemical Group' means, unless otherwise specified, The General Chemical Group Inc. and its subsidiaries (including our company) after the Spinoff.

SEPARATION AGREEMENT

        The Separation Agreement provides for, among other things, the principal corporate transactions required to effect the Spinoff, the conditions that must be satisfied prior to the date of the Spinoff (the 'Spinoff Date') and the allocation between GenTek and us of certain assets and liabilities.

        Reorganization. The Separation Agreement sets forth the corporate transactions accomplished at or before the Spinoff to separate the GenTek Business from the Industrial Chemicals Business. As a result of these pre-Spinoff intra-group transactions, the GenTek Business is held by GenTek through GCC and the Industrial Chemicals Business is held by us. We in turn are owned by General Chemical Group through an intermediate holding company, New Hampshire Oak Inc. ('New Hampshire Oak').

        Distribution. On the Spinoff Date, General Chemical Group delivered to the Distribution Agent a certificate or certificates representing all of the shares of GenTek Common Stock, and instructed the Distribution Agent to distribute to each holder of record of Common Stock of General Chemical Group on the date announced by the Board of Directors of General Chemical Group (the 'Record Date') a certificate or certificates representing one share of GenTek Common Stock for each share of Common Stock of General Chemical Group so held. In addition, shares of Class B Common Stock of GenTek were distributed, at a ratio of one-for-one, to the holders of record of Class B Common Stock of General Chemical Group on the Record Date.

        Separation of Assets and Liabilities. Pursuant to the Separation Agreement, General Chemical Group owns through New Hampshire Oak 100% of our capital stock, and, we, in turn, own the following assets: (1) all of General Chemical Corporation's 51% interest in GCSAP, and all rights of the managing partner of such partnership; (2) the capital stock of General Chemical Canada Ltd. and certain other subsidiaries of General Chemical Group that are currently engaged in the Industrial Chemicals Business (the 'Industrial Subsidiaries'); and (3) all other assets of the General Chemical Group and its subsidiaries used principally in the Industrial Chemicals Business (collectively, the 'Industrial Assets'). The Separation Agreement provided that the following would become exclusively the assets of GenTek at or prior to the Spinoff: (1) the capital stock of GCC; (2) the capital stock of certain subsidiaries of the General Chemical Group that are currently engaged in the GenTek Business (the 'GenTek Subsidiaries'), including Defiance, Inc. ('Defiance') and Noma Industries Limited ('Noma'), both recently acquired by the General Chemical Group; and (3) any other assets of the General Chemical Group and its subsidiaries that are not used principally in the Industrial Chemicals Business (collectively, the 'GenTek Assets').

        All liabilities of General Chemical Group and its subsidiaries prior to the Spinoff, other than the GenTek Liabilities (as defined below) (collectively, the 'Industrial Liabilities'), remain exclusively the liabilities of General Chemical Group and its subsidiaries after the Spinoff, including all liabilities: (1) incurred in the conduct or operation of the Industrial Chemicals Business or the ownership or use of Industrial Assets; (2) set forth on the balance sheet of the Industrial Chemicals Business; (3) of General Chemical Group arising under the Separation Agreement or any other agreements with GenTek relating to the Spinoff; (4) arising under or in connection with the Form 10, except for liabilities relating to information or statements in, or omissions from, the Form 10 regarding GenTek or the GenTek Business;

and (5) of General Chemical Group, NHO, the Industrial Subsidiaries and GCC that do not relate either to the Industrial Chemicals Business or the GenTek Business (such liabilities described in this clause (5), the 'Other Liabilities'), including liabilities relating to, or arising out of the sale of, any business formerly owned or operated by any of them (other than any such business that had been engaged in the GenTek Business). While we are not aware of any material Other Liabilities, there can be no assurance that claims arising from previously unknown Other Liabilities may hereafter be asserted or that, if asserted, such claims will not have a material adverse effect on our results of operations and financial condition.

        The Separation Agreement further provides that, as of the Spinoff, all liabilities of the GenTek Business are exclusively the liabilities of GenTek and its subsidiaries (collectively, the 'GenTek Liabilities'), including all liabilities: (1) incurred in the conduct or operation of the GenTek Business or the ownership or use of GenTek Assets, whether arising before, at or after the Spinoff; (2) of the GenTek Subsidiaries, whether or not incurred in the conduct or operation of the GenTek Business or the ownership of the GenTek Assets; (3) of GenTek arising under the Separation Agreement or any other agreements with General Chemical Group relating to the Spinoff; (4) undertaken by General Chemical Group in connection with certain acquisitions relating to the GenTek Business, including the recent acquisitions of Noma and Defiance; and (5) arising under or in connection with the Form 10, but only to the extent such liabilities relate to statements in, or omissions from, the Form 10 regarding GenTek or the GenTek Business.

        Payments Received. From and after the Spinoff Date, both GenTek and General Chemical Group will promptly transfer to the other, from time to time, any property received that is an asset of the other. Funds received by one upon the payment of accounts receivable that belong to the other will be paid promptly to the other party.

        Amendments; Further Assurances. The Separation Agreement may only be amended or rights thereunder waived by an instrument signed by the party to be charged with the amendment or waiver. GenTek and General Chemical Group will use their reasonable efforts to: (1) execute and deliver such further instruments and documents and take such actions as the other party may reasonably request in order to effectuate the purposes of the Separation Agreement and their other agreements relating to the Spinoff, and (2) take all actions and do all things reasonably necessary under applicable laws and agreements or otherwise to consummate and make effective the transactions contemplated by the Separation Agreement and their other agreements relating to the Spinoff.

        No Representations or Warranties. Except as stated in the Separation Agreement or other agreements entered into for the Spinoff, no party to such agreements or any other agreement or document contemplated by the Separation Agreement or any other agreements entered into for the Spinoff has or shall be deemed to have made any representation or warranty as to: (1) the assets, businesses or liabilities retained, transferred or assumed as contemplated thereby, (2) any consents or approvals required in connection with the transfer or assumption by such party of any asset or liability contemplated by the Separation Agreement, (3) the value of or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any assets of such party, or (4) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of any party. Except as may expressly be set forth in the Separation Agreement or other agreements entered into for the Spinoff, all such assets were, or are being, transferred, or are being retained, on an 'as is,' 'where is' basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee a title that is free and clear of any lien, claim or other encumbrance.

        Guaranteed Liabilities. GenTek will use all reasonable efforts (excluding payment of money) to obtain as promptly as practicable after the Spinoff Date the release of General Chemical Group from its obligations regarding the GenTek Liabilities on which General Chemical Group is an obligor by reason of any guarantee of obligations for borrowed money (the 'Guaranteed GenTek Liabilities'). General Chemical Group will use all reasonable efforts (excluding the payment of money) to obtain as promptly as practicable after the Spinoff Date the release of GenTek from its obligations with respect to the Industrial Liabilities on which GenTek is an obligor by reason of any guarantee of obligations for borrowed money (the 'Guaranteed Industrial Liabilities').

        Cross Indemnification. At and after the Spinoff, we and General Chemical Group will indemnify, defend and hold harmless GenTek and its directors, officers, employees and agents (the 'GenTek Indemnitees') from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all actions or threatened actions) (collectively, the 'Indemnifiable Losses') incurred or suffered by any of the GenTek Indemnitees and arising out of, or due to the failure of General Chemical Group to pay, perform or otherwise discharge, any of the Industrial Liabilities, including, if any, Other Liabilities. At and after the Spinoff, GenTek will indemnify, defend and hold harmless General Chemical Group and its directors, officers, employees and agents (the 'Industrial Indemnitees') from and against any and all Indemnifiable Losses incurred or suffered by any of the Industrial Indemnitees and arising out of, or due to the failure of GenTek to pay, perform or otherwise discharge, any of the GenTek Liabilities. In circumstances in which the indemnity is unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Indemnifiable Losses, each indemnifying party, in order to provide for just and equitable contribution, will contribute to the amount paid or payable by such indemnified party as a result of such Indemnifiable Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. In addition, General Chemical Group will agree to use its efforts to maintain directors' and officers' liability insurance coverage at least equal to General Chemical Group's current directors' and officers' liability insurance coverage for a period of six years for directors and officers of General Chemical Group who will become directors and officers of GenTek as of the Spinoff Date for their acts as directors and officers of General Chemical Group for periods prior to the Spinoff Date.

        Non-Competition and Non-Solicitation. Each of General Chemical Group and GenTek have covenanted that, subject to certain exceptions, neither will compete with the other prior to the fifth anniversary of the Spinoff Date. General Chemical Group and GenTek have also agreed not to hire, or solicit for employment, any director, officer or supervisory-level employee of the other until the third anniversary of the Spinoff.

EMPLOYEE BENEFITS AGREEMENT

        In connection with the Spinoff, General Chemical Group and GenTek entered into an employee benefits agreement (the 'Employee Benefits Agreement') that separated the assets and liabilities under General Chemical Group's employee benefit plans and other employment-related liabilities between General Chemical Group and GenTek. As a general matter, General Chemical Group and GenTek each (1) continue to employ their respective employees and (2) assume the liabilities existing at the time of the Spinoff for their respective employees and former employees. The Employee Benefits Agreement also provides for the treatment of certain retirement plans, investment and savings programs, medical and life insurance benefits, retiree medical and life insurance benefits and stock awards.

        GenTek and General Chemical Group will establish or maintain pension plans, health and welfare plans, a savings (401(k)) plan, and executive compensation plans to mirror the plans that General Chemical Group or its subsidiaries currently sponsor for their employees. The Employee Benefits Agreement provides for the separation of the amounts necessary to fund the projected benefit obligations under the General Chemical Group pension plans of GenTek's current and former employees, on the one hand, and General Chemical Group's current and former employees, on the other hand, determined on an equitable basis in accordance with the actuarial assumptions used by the applicable General Chemical Group pension plan with respect to its last completed actuarial report. Similar principles will apply with respect to any employee benefit plan maintained outside of the United States.

        GenTek has established a long-term incentive plan pursuant to which stock options, stock appreciation rights, and other equity-related incentive awards, as well as cash performance awards, may be granted. Outstanding General Chemical Group equity-related awards held by current or former employees of GenTek will receive similar awards with respect to GenTek stock, based on formulas that preserve the inherent value of such awards at the time of the Spinoff (except that restricted units will be split between GenTek and General Chemical Group). Replacement awards generally will have the same other terms and conditions as the original awards.

TRANSITION SUPPORT AGREEMENT

        Pursuant to a transition support agreement (the 'Transition Support Agreement'), for a period of up to twelve months following the Spinoff, GenTek agreed to provide General Chemical Group with tax, legal, accounting, treasury, purchasing services, human resources, insurance management and claims administration, and certain other administrative services, and General Chemical Group agreed to provide GenTek with certain services as they may agree upon. In addition, following the Spinoff, GenTek agreed to provide us with MIS and MIS-supported functions, including personnel, hardware and software, on a service contract basis. This arrangement will remain in effect through approximately December 31, 2001. GenTek provides us with the general administrative and MIS services and functions for a fee that will reflect a pro rata allocation, based on the extent of services and functions provided, of GenTek's overall costs and expenses for such services and functions, plus an appropriate margin. See also 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000' and 'Risk Factors.'

        Upon not less than 60 days prior written notice, either GenTek or General Chemical Group may direct the other to discontinue any services provided under the Transition Support Agreement, except with respect to MIS and related functions. The Transition Support Agreement may be terminated by either party for a material uncured breach by the other party, the insolvency of the other party, or the change of control of the other party. The agreement also provides that generally neither party will be liable to the other party for any costs, losses, damages or claims related to services provided by it under the Transition Support Agreement, other than for gross negligence or wilful misconduct.

SUBLEASE AGREEMENT

        As of the Spinoff, we use a portion of the office space located in Parsippany, New Jersey pursuant to an agreement (the 'Sublease Agreement') between General Chemical Corporation (a subsidiary of GenTek after the Spinoff) and us. The sublease payments reflect a pro rata allocation, based upon the square footage of the subleased premises, of General Chemical Corporation's overall rental and other occupancy costs. The Sublease Agreement also provides for customary maintenance and ancillary services.

TAX SHARING AGREEMENT

        Prior to the Spinoff, General Chemical Group and GenTek entered into a tax sharing agreement (the 'Tax Sharing Agreement') which provides, among other things, that: (1) except for taxes described in clauses (2) and (3) below, GenTek will be responsible for, and will indemnify and hold General Chemical Group and its subsidiaries harmless from and against, all taxes of the affiliated group filing consolidated Federal income tax returns of which General Chemical Group is the common parent, and of any consolidated, combined or unitary state, local or foreign tax group that includes GenTek or any of its subsidiaries, to the extent that such taxes are attributable to periods ending on or before the Spinoff Date; (2) General Chemical Group and GenTek generally will each be responsible for, and will hold one another harmless from and against, 50% of any taxes attributable to the Spinoff or the Reorganization, including any taxes resulting from the application of section 355(e) of the Code to the Spinoff or the Reorganization, except that each of GenTek and General Chemical Group will be responsible for, and will indemnify and hold the other harmless from and against, 100% of such taxes if such taxes are attributable to an act of such company or any of its subsidiaries; (3) GenTek will make a payment to General Chemical Group equal to its share of current taxes (including estimated taxes) of the affiliated group filing consolidated Federal income tax returns of which General Chemical Group is the common parent, and of any consolidated, combined or unitary state, local or foreign tax group that includes GenTek or any of its subsidiaries, for all periods ending on or before the Spinoff Date, to the extent not already paid under the existing General Chemical Group tax sharing agreement; and (4) all separate company taxes will be borne by the company that is responsible for such taxes under local law. The Tax Sharing Agreement also establishes, as between GenTek and General Chemical Group, procedures for the conduct and settlement of certain tax audits and related proceedings and the determination of the amount of the tax sharing payments described above. The Tax Sharing Agreement is not binding on the IRS or any other taxing authority and will not affect the several liability of GenTek and General Chemical Group and their respective subsidiaries to the IRS for federal income taxes of the General Chemical Group consolidated group relating to periods beginning prior to the Spinoff Date.

        The Tax Sharing Agreement also restricts the ability of GenTek and General Chemical Group to take certain actions which could adversely affect the tax-free nature of the Spinoff and the Reorganization, including as a result of the recognition of gain under section 355(e) of the Code. In particular, the Tax Sharing Agreement provides that in the event Paul Montrone and the Montrone Trusts no longer hold or control 50% or more of the voting power of stock of GenTek or General Chemical Group, both GenTek and General Chemical Group generally will be prohibited from entering into any transaction or series of transactions, on or prior to the second anniversary of the date of the Spinoff, pursuant to which one or more persons would acquire, directly or indirectly, a 50% or greater interest, by vote or value, in GenTek or General Chemical Group, respectively. The Tax Sharing Agreement provides that each of GenTek and General Chemical Group may enjoin the other company from engaging in any such restricted action.

INTELLECTUAL PROPERTY AGREEMENT

        Pursuant to an Intellectual Property Agreement entered into by GenTek and General Chemical Group (the 'Intellectual Property Agreement'), after the Spinoff, General Chemical Group has the rights to and interest in the copyrights, trademarks, trade secrets and other intellectual property (the 'Intellectual Property') of General Chemical Group used prior to the Spinoff primarily in the Industrial Chemicals Business, and GenTek has the rights to and interest in all other Intellectual Property of General Chemical Group. As of the Spinoff, each of GenTek and General Chemical Group licensed to the other party, on a non-exclusive basis, those items of Intellectual Property that it owns and the other party needs to use for the continued operations of its business, subject to certain limitations set forth in the Separation Agreement and the Transition Support Agreement.

        General Chemical Corporation, a wholly-owned subsidiary of GenTek after the Spinoff, entered into a license with General Chemical Group regarding the General Chemical name and logo (the 'Licensed Mark'). General Chemical Corporation, which owns the Licensed Mark, granted to General Chemical Group, for a one-time up-front fee, a perpetual license to use the Licensed Mark in connection with the soda ash and calcium chloride activities and operations of the Industrial Chemicals Business, including as the trading name of General Chemical Group and with respect to our role as the managing partner of GCSAP.

PURCHASES OF SODA ASH AND CALCIUM CHLORIDE

        GenTek is an end user of soda ash. After the Spinoff, GenTek expects to continue to purchase soda ash from us to meet its own supply needs and for resale to distributors and customers who purchase multiple GenTek products. These purchases will be on terms similar to those for its purchase of soda ash from us prior to the Spinoff. Calcium chloride will also be purchased for resale to GenTek distributors and customers who purchase multiple GenTek products.

        Prior to the Spinoff, General Chemical Corporation, which is a subsidiary of GenTek after the Spinoff, was party to contracts with end users and distributors of soda ash and calcium chloride. In connection with the pre-Spinoff reorganization, General Chemical Corporation was obliged to use reasonable efforts to assign all of its soda ash and calcium chloride sales contracts to us, except for contracts with distributors that covered products of the GenTek Business. Any contracts that were not assigned to us prior to the Spinoff remained with GCC. We will provide soda ash and calcium chloride to GenTek to enable it to satisfy any such unassigned contracts, on terms substantially similar to those provided in the unassigned contracts. Once these contracts with end users and distributors expire, it is anticipated that, if acceptable to these customers, we will enter into new contracts with them directly.

                                   MANAGEMENT

MANAGEMENT

        The following sets forth information about the directors and executive officers of General Chemical Group and the Company.

                 NAME                    AGE                       POSITION WITH GENERAL CHEMICAL GROUP
--------------------------------------   ---   -----------------------------------------------------------------------------
Paul M. Montrone......................   58    Director; Chairman of the Board
Paul M. Meister.......................   46    Director; Vice Chairman of the Board
John M. Kehoe, Jr.....................   65    Director; President and Chief Executive Officer
DeLyle W. Bloomquist..................   40    Vice President and Chief Operating Officer
Stewart A. Fisher.....................   38    Vice President and Chief Financial Officer
Douglas P. Strobel....................   36    Controller
Philip E. Beekman.....................   67    Director
Gerald J. Lewis.......................   65    Director
Joseph Volpe..........................   58    Director

        Paul Montrone has served as the Chairman of the Board of General Chemical Group since 1995, and a Director of General Chemical Group since 1988. He was President of General Chemical Group from 1987 to 1994. Mr. Montrone is also Chairman of the Board of GenTek. Mr. Montrone is the Chairman of the Board and Chief Executive Officer of Fisher Scientific International Inc. ('Fisher').

        Paul Meister has served as the Vice Chairman of the Board of General Chemical Group since 1998, and a Director of General Chemical Group since 1996. Mr. Meister is Vice Chairman of the Board of GenTek. Mr. Meister is Vice Chairman of the Board and Executive Vice President and Chief Financial Officer of Fisher. Mr. Meister is also a Director of Minerals Technologies Inc. and M&F Worldwide Corp.

        John Kehoe is the President and Chief Executive Officer and a Director of General Chemical Group. Mr. Kehoe is the Chairman of Wheelabrator Technologies Inc. ('WTI'), a position he has held since June 1999. Mr. Kehoe was the President and Chief Executive Officer of WTI from January 1993 to June 1999. Mr. Kehoe was Vice President of WTI from December 1991 until December 1992 and was Managing Director of WTI from June 1988 to November 1990.

        DeLyle Bloomquist is Vice President and Chief Operating Officer of General Chemical Group and a Director and the President and Chief Executive Officer of the Company. Mr. Bloomquist was from 1996 until the Spinoff the Vice President and General Manager, Industrial Chemicals of General Chemical Corporation. Mr. Bloomquist was the Director of General Chemical Corporation's Corporate Distribution Department between 1995 and 1996. Between 1993 and 1995, he served as Controller, Industrial Chemicals of General Chemical Corporation.

        Stewart Fisher is Vice President and Chief Financial Officer of General Chemical Group and a Director and Vice President and Chief Financial Officer of the Company. Mr. Fisher served from 1998 until the Spinoff as the Treasurer of General Chemical Group and since 1994 as Treasurer of General Chemical Corporation, a subsidiary of General Chemical Group. He served as Assistant Treasurer of General Chemical Group from 1996 to 1998.

        Douglas Strobel is the Controller of General Chemical Group and the Company. He was Group Controller, Industrial Chemicals for General Chemical Group from 1996 until the Spinoff. Mr. Strobel served as Business Controller, Sulfur Products for General Chemical Corporation from prior to 1994 until 1996.

        Philip Beekman has served as a Director of General Chemical Group since 1996. Mr. Beekman has been President of Owl Hollow Enterprises since prior to 1994, and was Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc. from prior to 1994 to 1994. Mr. Beekman is also a Director of Linens 'n Things Inc. and Kendle International Inc.

        Gerald Lewis has served as a Director of General Chemical Group since 1996. Judge Lewis has been Chairman of Lawsuit Resolution Services since 1997. He was of counsel to the law firm of Latham & Watkins from prior to 1994 to 1997.

        Joseph Volpe has been a Director of General Chemical Group since the Spinoff. He is a member of the Audit Committee, the Compensation Committee and the Nominating Committee of the Board of General Chemical Group. He has been the General Manager of the New York Metropolitan Opera since 1990.

COMMITTEES OF THE BOARD OF GENERAL CHEMICAL GROUP

        The Board of Directors of General Chemical Group has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating Committee.

        The Audit Committee consists of Messrs. Beekman, Lewis, and Volpe, with Judge Lewis serving as Chairman. It is responsible for, among other things, recommending the firm to be appointed as independent accountants to audit General Chemical Group's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent accountants; approving in advance the general nature of each professional service performed by the independent public accountants; reviewing with the management and the independent accountants General Chemical Group's year-end operating results; considering the adequacy of the internal accounting and control procedures of General Chemical Group; reviewing the non-audit services to be performed by the independent accountants, if any; considering the effect of such performance on the accountants' independence; directing and supervising, when appropriate, special investigations into matters within the scope of the independent public accountants' duties; and performing such other tasks related to and in furtherance of the foregoing as it may consider necessary or appropriate or as may be assigned to it by the Board from time to time.

        The Compensation Committee consists of Messrs. Beekman, Meister and Volpe, with Mr. Beekman serving as Chairman. It is responsible for reviewing and recommending compensation arrangements for Directors and officers; approving such arrangements for other senior level employees; administering certain benefit and compensation plans of General Chemical Group and its subsidiaries (including our company); monitoring the activities of an internal committee of members of management established to carry out policies and guidelines with respect to such plans; and performing such other tasks related to and in furtherance of the foregoing as it may consider necessary or appropriate or as may be assigned to it by the Board from time to time. A subcommittee of the Compensation Committee, comprised solely of 'outside directors' (as such term is used in Section 162(m) of the Code) who are also 'Non-Employee Directors' (as such term is defined in Rule 16b-3 of the Exchange Act) has exclusive authority to approve any awards of stock or options to directors of General Chemical Group (other than Non-Employee Directors) or other individuals who are 'officers' of the Company for purposes of Section 16 of the Exchange Act under The General Chemical Group Inc. Long-Term Incentive Plan and to administer elements of The General Chemical Group Inc. 1998 Annual Performance Incentive Plan covered by
Section 162(m) of the Code.

        The Nominating Committee consists of all members of the Board, with Mr. Montrone serving as Chairman. The Nominating Committee is responsible for nominating persons for election to the Board. The Nominating Committee will consider nominees properly recommended by stockholders.

COMPENSATION OF DIRECTORS

        The directors of the Company do not receive any compensation for services performed as a director or for meeting attendance. The non-employee directors of General Chemical Group are entitled to receive cash compensation and compensation pursuant to the plans described below.

        Cash Compensation. Non-employee directors of General Chemical Group receive compensation of $40,000 per year, with no additional fees for attendance at the General Chemical Group's Board of Directors or committee meetings. Under the Deferred Compensation Plan for Non-Employee Directors, a non-employee director of General Chemical Group may elect to have all or any portion of the director's compensation deferred to a later date.

        Retirement Plan for Non-Employee Directors. Under the Retirement Plan for Non-Employee Directors, any director who retires from General Chemical Group's Board of Directors with at least five years of service as a non-employee director will be eligible for an annual retirement benefit for the remainder of the director's lifetime. The annual retirement benefit is equal to 50 percent of the director fee in effect at the date of the director's retirement for a director who retires with five years of eligible service and is increased by 10 percent of the director fee in effect at the date of the director's retirement for each additional year of service, up to 100 percent of such fee for 10 or more years of service as a non-employee director or for directors who retire after age 70. Retirement benefits may be suspended or terminated in certain circumstances.

        Restricted Unit Plan for Non-Employee Directors. Under the Restricted Unit Plan for Non-Employee Directors, each non-employee director of General Chemical Group who becomes a director will, upon becoming a director, receive a one-time grant of 5,000 restricted units ('Restricted Units') evidencing a right to receive shares of Common Stock, subject to certain restrictions. Twenty-five percent of the Restricted Units and the related Dividend Equivalents will vest for each year of service as a non-employee director of General Chemical Group. There is accelerated 100% vesting upon the death or disability of a sitting director. Vested Restricted Units and the related Dividend Equivalents will not be payable until the director ceases to be a member of General Chemical Group's Board of Directors. At that time the director will receive one share of Common Stock for each vested Restricted Unit.

EXECUTIVE COMPENSATION

        In general, compensation for executive officers and other key employees General Chemical Group consists of base salary, annual bonus awards (a portion of which may be payable in restricted stock) and long-term incentive awards of options or restricted stock that may be made from time to time under the 1996 Stock Option and Incentive Plan (as described below).

PERFORMANCE PLAN

        General Chemical Group has adopted the General Chemical Group Inc. Performance Plan (the 'Performance Plan') for the purpose of providing incentives to certain key employees of General Chemical Group and its subsidiaries, including the Company, to earn annual cash bonuses and other periodic cash awards. Eligible employees are selected by the Compensation Committee, and awards are based solely on the attainment of preestablished goals.

        Awards. The general parameters of the Performance Plan allow for a maximum annual bonus payment that can be earned per individual of no more than the lesser of $2,000,000 and 200 percent of the individual's base salary. These parameters represent the upper limits of the performance based incentive program and do not necessarily indicate the actual award that will be made since awards will be based solely on attainment of the stated performance objectives.

        Performance Criteria. For awards ('Awards') other than annual bonuses, the Compensation Committee will allocate a portion of each award (the 'Allocated Portion') to each year in a performance period it shall establish (the 'Performance Period'). The performance objectives for an annual bonus or Performance Period may be based upon either company-wide or operating unit performance in any of the following areas: earnings per share, revenues, operating cash flow, operating earnings, working capital to sales ratio or return on capital (the 'Performance Objectives'). The earned Award related to an Allocated Portion for a year in a Performance Period shall be subject to a three year vesting schedule except that vesting shall also occur upon an individual's death, disability (as defined in the plan) or termination with the consent of the Compensation Committee or upon a change of control of the Company or termination of the Performance Plan.

        Administration. The Compensation Committee cannot increase the amounts payable under the Performance Plan, but retains discretionary authority to reduce the amount of compensation that would otherwise be payable to the Named Executives (as hereafter defined) even if the target level of performance is attained. The Performance Plan may be amended or terminated at any time at the sole discretion of the Compensation Committee.

1996 STOCK OPTION AND INCENTIVE PLAN

        General Chemical Group adopted the 1996 Stock Option and Incentive Plan (the '1996 Stock Plan') to provide for the grant of awards covering a maximum of 2,200,000 shares of Common Stock. The 1996 Stock Plan authorizes (i) the grant of incentive and non-qualified stock options; (ii) the grant of shares of Common Stock with or without conditions and restrictions; (iii) the grant of performance share awards entitling the recipient to receive shares of Common Stock upon the achievement of performance goals; and (iv) stock appreciation rights accompanying options or granted separately. An award under the 1996 Stock Plan, other than an award of restricted shares of Common Stock, may provide for the crediting to the account of, or the current payment to, the holder thereof of Dividend Equivalents. For a description of the options granted by General Chemical Group to its directors and the Named Executives, see 'Summary Compensation Table' and 'Beneficial Ownership.' All such options will vest 30 percent, 30 percent and 40 percent on the first, second and third anniversaries, respectively, of the grant date.

        Plan Administration; Eligibility. The 1996 Stock Plan is administered by the Compensation Committee of General Chemical Group. All members of the Compensation Committee must be 'disinterested persons' as that term is defined under the rules promulgated by the Securities and Exchange Commission.

        The Compensation Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1996 Stock Plan. Persons eligible to participate in the 1996 Stock Plan will be those officers, directors and employees of the Company and its subsidiaries and other key persons who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Compensation Committee.

        Change of Control Provisions. Under the 1996 Stock Plan, upon the occurrence of a Change of Control Event, outstanding options and stock appreciation rights become immediately exercisable in full, and outstanding restricted share and performance share awards vest in full. A Change of Control Event is defined in the 1996 Stock Plan and includes (i) any person or group, with certain exceptions, acquiring the beneficial ownership of securities representing more than 35 percent of the voting power of the General Chemical Group's then outstanding voting securities having the right to elect directors,
(ii) a change in the composition of a majority of the Board of Directors of the General Chemical Group unless the selection or nomination of each of the new members was approved by a majority of incumbent members of the Board of Directors of the General Chemical Group or (iii) approval by the General Chemical Group's stockholders of a consolidation, a merger in which the General Chemical Group does not survive, or the sale of all or substantially all of the General Chemical Group's assets. Such provisions of the 1996 Stock Plan may have an anti-takeover effect.

RESTRICTED UNIT PLAN

        General Chemical Group has a Restricted Unit Plan authorizing the issuance of 850,000 units (subject to adjustment for stock splits, stock dividends or other similar events) to participants thereunder. Each unit represents one share of Common Stock, which will be issued to the participant upon vesting unless the participant elects to defer receipt thereof. The Restricted Unit Plan was established generally to facilitate the issuance of units to approximately 70 key employees in satisfaction and replacement of the rights earned beginning in 1989 under the Prior Equity Programs.

        All units issued pursuant to the Restricted Unit Plan will be issued at no cost to the recipient. All awards are subject to a five-year vesting schedule such that 10 percent of the award vests six months after the date of grant and an additional 10 percent vests on each of the first and second anniversaries thereof, 20 percent on the third anniversary, and 25 percent on each of the fourth and fifth anniversaries.

The Compensation Committee may at any time waive such restrictions or accelerate the date or dates on which such restrictions lapse. The Restricted Unit Plan provides that in the event of a 'Change of Control' (as defined in the Restricted Unit Plan) of General Chemical Group, all units will automatically vest.

PENSION PLANS

        In connection with the Spinoff, General Chemical Group or the Company will establish a pension plan (the 'Pension Plan') to mirror the General Chemical Corporation Salaried Employees' Pension Plan (the 'GCC Pension Plan') and General Chemical Corporation will transfer to the Pension Plan the assets of the GCC Pension Plan associated with employees who are employees of the Company and its U.S. subsidiaries after the Spinoff. The GCC Pension Plan is a defined benefit plan that generally benefits eligible, salaried employees. A participating employee's annual retirement benefit is determined by the employee's credited service under the GCC Pension Plan and average annual earnings during the five consecutive years of the final ten years of service credited under the GCC Pension Plan for which such employee's earnings were highest. Annual earnings include principally salary, overtime and short-term incentive compensation. The GCC Pension Plan provides that a participating employee's right to receive benefits under the GCC Pension Plan becomes fully vested after five years of service. Under the GCC Pension Plan, benefits are adjusted by a portion of the social security benefits received by participants.

        In addition to the GCC Pension Plan, the Named Executives participate in an unfunded nonqualified excess benefit plan which pays benefits which would otherwise accrue in accordance with the provisions of the GCC Pension Plan, but which are not payable under the GCC Pension Plan by reason of certain benefit limitations imposed by the Code.

        The table below indicates the estimated maximum annual retirement benefit a hypothetical participant would be entitled to receive under the GCC Pension Plan and the excess benefit plan (without regard to benefit limitations imposed by the Code) before any deduction for social security benefits if the retirement occurred December 31, 1995, at the age of 65, after the indicated number of years of credited service and if average annual earnings equaled the amounts indicated.

                                                                         YEARS OF CREDITED SERVICE(2)
                     AVERAGE ANNUAL                        --------------------------------------------------------
                      EARNINGS(1)                          15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
--------------------------------------------------------   --------    --------    --------    --------    --------
$  200,000..............................................   $ 60,000    $ 80,000    $100,000    $100,000    $105,000
   250,000..............................................     75,000     100,000     125,000     125,000     131,250
   300,000..............................................     90,000     120,000     150,000     150,000     157,500
   400,000..............................................    120,000     160,000     200,000     200,000     210,000
   500,000..............................................    150,000     200,000     250,000     250,000     262,500
   600,000..............................................    180,000     240,000     300,000     300,000     315,000
   700,000..............................................    210,000     280,000     350,000     350,000     367,500
   800,000..............................................    240,000     320,000     400,000     400,000     420,000
   900,000..............................................    270,000     360,000     450,000     450,000     472,500
 1,000,000..............................................    300,000     400,000     500,000     500,000     525,000

------------
 (1) Compensation qualifying as annual earnings under the GCC Pension Plan approximates the amounts set forth as Salary and Bonus in the Summary Compensation table for the individuals listed on such table.

 (2) The number of years of credited service under the GCC Pension Plan for Messrs. Russell, Passino, Tanis, Bloomquist and Klink is approximately 22, 19, 11, 10 and 24, respectively.

OTHER PROGRAMS

        The Company maintains a program pursuant to which certain key officers of the Company will be entitled to reimbursement of certain medical expenses that are excluded or subject to limitations in coverage under the Company's and its subsidiaries' basic employee group medical plans. The maximum amount which may be reimbursed under such program is $5,000 per year for each covered officer.

        The Company and its subsidiaries maintain a deferred compensation programs to which participants may defer all or any portion of their annual salary and/or incentive compensation and elect to receive payment of such deferred amounts in future years based on certain deferral options. Amounts deferred will be credited on the books of the Company or such subsidiary and interest will accrue on such amounts based on the average quoted rate for ten-year U.S. Treasury Notes.

        The Company also maintains qualified defined contribution retirement plan under which eligible participants may, subject to certain statutory limits, elect to contribute up to 18 percent of their compensation. The Company makes an additional contribution under one plan equal to 50 percent of each participant's own contributions up to a maximum Company contribution of 4 percent of the participant's compensation. The Named Executives also participate in an unfunded, nonqualified excess defined contribution retirement plan which pays benefits which would otherwise accrue in accordance with the provisions of the defined contribution retirement plans but which are not payable by reason of certain benefit limitations imposed by the Code. Participants generally become vested in these additional contributions over five years.

SUMMARY COMPENSATION TABLE

        We are a wholly owned subsidiary of the General Chemical Group and constitute substantially all of the assets of General Chemical Group. We were incorporated on February 12, 1999. The following table summarizes compensation awarded or paid by General Chemical Group and its subsidiaries during the periods indicated below to the Chief Executive Officer and the four most highly compensated other executive officers of General Chemical Group at year-end 1998 (collectively, the 'Named Executives'). In connection with the Spinoff, the Named Executives other than Mr. Bloomquist became employees of GenTek or its subsidiaries and are no longer employed by General Chemical Group or its subsidiaries. For a description of the current executive officers of General Chemical Group and the Company see 'Management.'

        All stock compensation in prior years has been in the form of Common Stock, or options to purchase Common Stock, of General Chemical Group.

                                                                                                        LONG TERM
                                                                                                   COMPENSATION AWARDS
                                                                        ANNUAL COMPENSATION       ----------------------
                                                                     --------------------------              ALL OTHER
                             NAME AND                                FISCAL   SALARY     BONUS    OPTIONS   COMPENSATION
                       PRINCIPAL POSITION(1)                          YEAR      ($)       ($)       (#)         ($)
-------------------------------------------------------------------  ------   -------   -------   -------   ------------
Richard R. Russell ................................................   1998    400,000    75,000     --         26,000
  President and Chief Executive Officer                               1997    400,000   375,000     --         46,000
                                                                      1996    400,000   425,000   400,000      49,000
Ralph M. Passino ..................................................   1998    250,000    50,000     --         16,000
  Vice President and General Manager, Manufacturing Group             1997    250,000   225,000     --         28,000
                                                                      1996    250,000   265,000    65,000      30,000
James N. Tanis ....................................................   1998    250,000    50,000     --         16,000
  Vice President and General Manager, Performance Products            1997    250,000   225,000     --         28,000
                                                                      1996    250,000   225,000    65,000      28,000
DeLyle W. Bloomquist ..............................................   1998    200,000    50,000     --         13,000
  Vice President and General Manager, Industrial Chemicals            1997    180,000   150,000    10,000      20,000
                                                                      1996    140,000   125,000    30,000      10,000
Bodo B. Klink .....................................................   1998    205,000    35,000     --         13,000
  Vice President, Business Development and Services                   1997    205,000   120,000     5,000      20,000
                                                                      1996    195,000   150,000    20,000      20,000

------------
 (1) The positions indicated in the table are such persons' positions with General Chemical Group prior to the Spinoff. None of the Named Executives other than Mr. Bloomquist is currently employed by General Chemical Group, the Company or their subsidiaries.

OPTION GRANTS

        The following table sets forth information concerning individual grants of stock options by General Chemical Group to Named Executives through year-end 1998 for the purchase of General Chemical Group Common Stock. For a discussion of the treatment of General Chemical Group stock option plans in connection with the Spinoff with respect to the executive officers of GenTek, see 'General Chemical Group Stock Option and Restricted Unit Conversion' below.

                                                                           INDIVIDUAL GRANTS
                                         -------------------------------------------------------------------------------------
                                                                                                      VALUE OF UNEXERCISED
                                                                                                          IN-THE-MONEY
                                                                                                           OPTIONS AT
                                           SHARES                                                     DECEMBER 31, 1998($)
                                         ACQUIRED ON      VALUE                                    ---------------------------
                 NAME                     EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Richard R. Russell.....................        --            --             --        400,000           0              0
Ralph M. Passino.......................        --            --         24,000         41,000           0              0
James N. Tanis.........................        --            --         24,000         41,000           0              0
DeLyle Bloomquist......................        --            --          9,000         31,000           0              0
Bodo B. Klink..........................        --            --         12,000         13,000           0              0

GENERAL CHEMICAL GROUP STOCK OPTION AND RESTRICTED UNIT CONVERSION

        Pursuant to the Employee Benefits Agreement effective on the Spinoff Date, holders of outstanding options to purchase General Chemical Group Common Stock and holders of restricted stock units will have their interests adjusted as described below.

        Stock Options. Employees of GenTek who hold General Chemical Group stock options received options to purchase under the equivalent GenTek plan the same number of shares of GenTek as entitled by their General Chemical Group options. The exercise price of their existing General Chemical Group stock options will be adjusted, and the exercise price of their GenTek stock options will be established, in a manner that preserves (1) the difference between the exercise price and value of the shares covered by the General Chemical Group stock option and (2) the ratio of the exercise price per share to the fair market value of the share covered by the option. All other terms of such adjusted options will remain unchanged. Individuals who continue to provide employment, consulting and similar services to both GenTek and General Chemical Group will similarly retain their options to acquire shares of Common Stock of General Chemical Group and will receive additional options to acquire shares of Common Stock of GenTek, in each case as adjusted in the manner described above.

        Restricted Units. Each restricted unit, whether held by employees of GenTek or General Chemical Group, following the Spinoff Date, represents a similar award with respect to a share of each of GenTek and General Chemical Group.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

        Our common stock is 100% held by New Hampshire Oak whose common stock in turn is 100% held by General Chemical Group. The table below sets forth, based on public filings as of the Spinoff Date and information provided to us by shareholders of General Chemical Group, the beneficial ownership of shares of Common Stock of General Chemical Group by (a) each person who beneficially owns more than 5% of such shares, (b) each of the directors of the Company and General Chemical Group, (c) each of the Named Executives and (d) all of the persons listed under 'Management' as a group.

                                                                            BENEFICIAL OWNERSHIP OF
                                                                             GENERAL CHEMICAL GROUP
                                                                           --------------------------
                                                                             COMMON        PERCENT OF
                        NAME OF BENEFICIAL OWNER                            STOCK(1)        CLASS(2)
------------------------------------------------------------------------   ----------      ----------
Directors and Officers
Paul M. Montrone(3)(4)(5)(6)............................................    9,811,421         47.3%
Paul M. Meister(7)......................................................    2,061,251          9.9%
John M. Kehoe, Jr.......................................................       --            --
DeLyle W. Bloomquist(8).................................................       37,268         *
Stewart A. Fisher(9)....................................................       15,001         *
Philip B. Beekman(10)...................................................       30,000         *
Gerald J. Lewis(11).....................................................       25,000         *
Joseph Volpe............................................................       --            --
Richard R. Russell(12)..................................................       76,972         *
Ralph M. Passino(13)....................................................       76,986         *
James N. Tanis(14)......................................................       69,986         *
James A. Wilkinson(15)..................................................       46,693         *
Bodo W. Klink(16).......................................................       39,157         *
All directors and executive officers as a group (9 persons)(17).........   11,985,467         48.8%

5% Shareholders
Paul M. Montrone(3)(4)(5)(6)............................................    9,811,421         47.3%
1996 and February 1998 GRATs(4)(6)......................................    3,552,502         17.1
Thomson Horstmann & Bryant, Inc.(18)....................................      889,250          4.3(19)

------------

*  Less than 1%.

 (1) Our issued and outstanding capital stock consists of shares of Common Stock, entitling its holder to one vote for each share, and Class B Common Stock, entitling its holder to ten votes for each share. Holders of Class B Common Stock may convert each such share of Class B Stock at any time and from time to time into one share of Common Stock. The shares of Common Stock are registered under the Exchange Act and are listed on the New York Stock Exchange. There are significant restrictions on transfers of Class B Common Stock. Except for the disparity in voting power, the conversion provisions and the transfer restrictions, shares of Common Stock and Class B Common Stock are substantially identical, including their participation in dividends and in liquidation distributions.

 (2) On the Spinoff Date a total of 20,731,613 shares were issued and outstanding, consisting of 16,773,192 shares of Common Stock and 3,958,421 shares of Class B Common Stock.

     The ownership percentages of our Common Stock shown above have been calculated assuming the conversion of all outstanding shares of Class B Common Stock into Common Stock. For the purpose of identifying persons who beneficially own more than 5% of the shares of Common Stock, we have assumed that no outstanding shares of Class B Common Stock have been converted.

 (3) Includes 894,812 shares of Class B Common Stock and 1,331,107 shares of Common Stock held directly by Mr. Montrone. Also includes the shares of Class B Common Stock owned by the 1996 GRAT, the February 1998 GRAT and the December 1998 GRAT and the 1999 GRAT (see notes 3, 4 and 5 below). By virtue of his position as co-trustee of the December 1998 GRAT and the 1999 GRAT and his relationship with the trustee of the 1996 GRAT and the February 1998 GRAT, as well as his status as the settlor and annuity beneficiary of such GRATs, Mr. Montrone may be deemed beneficial owner of all the shares held by such GRATs. The address for Mr. Montrone is c/o The General Chemical Group Inc., Liberty Lane, Hampton, New Hampshire 03842. See also 'Certain Relationships and Affiliate Transactions--Stockholder Agreements.'

 (4) A grantor retained annuity trust formed in 1996 (the '1996 GRAT') owns 829,140 shares of Class B Common Stock and 1,214,881 shares of Common Stock. A grantor retained annuity trust formed in February 1998 (the 'February 1998 GRAT') owns 611,903 shares of Class B Common Stock and 896,578 shares of Common Stock. Mr. Paul Montrone was the settlor, and is the annuity beneficiary, of both the 1996 GRAT and the February 1998 GRAT. Sandra G. Montrone, the wife of Mr. Montrone, and Paul M. Meister, are the co-trustees of the 1996 GRAT and Mrs. Montrone is the sole trustee with investment and voting discretion of the February 1998 GRAT. By virtue of her position as co-trustee, Ms. Montrone may be deemed the beneficial owner of all shares held by the 1996 GRAT and the February 1998 GRAT. Wilmington Trust Company is the administrative trustee of the February 1998 GRAT. The address for the 1996 GRAT and the February 1998 GRAT is c/o Sandra G. Montrone, as trustee, Liberty Lane, Hampton, New Hampshire 03842.

 (5) Two grantor retained annuity trusts, one formed in December 1998 (the 'December 1998 GRAT') and another formed in March 1999 (the '1999 GRAT' and, together with the 1996 GRAT, February 1998 GRAT and December 1998 GRAT, the 'Montrone Trusts'), of which Mr. and Ms. Montrone are co-trustees, each own 811,283 shares of Class B Common Stock and 1,188,717 Shares of Common Stock. Wilmington Trust Company is the administrative trustee of the December 1998 GRAT and the 1999 GRAT. By virtue of their position as co-trustees, each of Mr. and Ms. Montrone may be deemed the beneficial owner of all shares held by the December 1998 GRAT and the 1999 GRAT.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (6) Does not include 100,000 shares of Common Stock held by a charitable foundation, of which Mr. Montrone is a Director and Ms. Montrone is a Director and officer. By virtue of their positions with the charitable foundation, Mr. and Ms. Montrone may be deemed to be beneficial owners of the shares of Common Stock held by the charitable foundation. Mr. and Ms. Montrone disclaim any beneficial ownership of the 100,000 shares of Common Stock held by the charitable foundation.

 (7) Includes 10,000 shares of Common Stock held directly by Mr. Meister; and 7,500 restricted units granted pursuant to General Chemical Group's Restricted Unit Plan. Also includes 829,140 shares of Class B Common Stock and 1,214,881 shares of Common Stock held by the 1996 GRAT, of which Mr. Meister is a co-trustee.

 (8) Includes 500 shares of Common Stock held directly by Mr. Bloomquist; 21,768 restricted units granted pursuant to General Chemical Group's Restricted Unit Plan; and options to purchase 15,000 shares of Common Stock.

 (9) Includes 4,870 shares of Common Stock held directly by Mr. Fisher; 4,131 restricted units granted pursuant to General Chemical Group's Restricted Unit Plan and vested on May 15, 1999; and options to purchase 6,000 shares of Common Stock.

(10) Includes 5,000 shares of Common Stock held directly by Mr. Beekman; 5,000 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan for Non-Employee Directors; and options to purchase 20,000 shares of Common Stock.

(11) Includes 5,000 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan for Non-Employee Directors; and options to purchase 20,000 shares of Common Stock.

(12) Includes 20,000 shares of Common Stock held by Mr. Russell directly, 1,000 shares of Common Stock held by Mr. Russell's daughter, an aggregate of 55,972 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 11,194 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 22,390 restricted units vested on May 15, 1999. Mr. Russell disclaims any beneficial ownership of the 1,000 shares of Common Stock held by his daughter. In connection with the Spinoff, Mr. Russell became an employee of GenTek or its subsidiaries and is no longer employed by General Chemical Group or its subsidiaries.

(13) Consists of 9,000 shares of Common Stock held by Mr. Passino's wife and children, an aggregate of 27,986 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 5,597 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 11,195 restricted units vested on May 15, 1999, options to purchase 40,000 shares of Common Stock, which options vested 12,000 shares on each of May 15, 1997 and May 15, 1998 and 16,000 shares on May 15, 1999. Mr.
     Passino disclaims any beneficial ownership of the 9,000 shares of Common Stock held by his wife and children. In connection with the Spinoff, Mr. Passino became an employee of GenTek or its subsidiaries and is no longer employed by General Chemical Group or its subsidiaries.

(14) Includes 2,000 shares of Common Stock held by Mr. Tanis directly, an aggregate of 27,986 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 5,597 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 11,195 restricted units vested on May 15, 1999. Also includes options to purchase 40,000 shares of Common Stock, which options vested 12,000 shares on each of May 15, 1997 and May 15, 1998 and 16,000 shares on May 15, 1999. In connection with the Spinoff, Mr. Tanis became an employee of GenTek or its subsidiaries and is no longer employed by General Chemical Group or its subsidiaries.

(15) Includes 13,633 shares of Common Stock held by Mr. Wilkinson directly, 4,353 shares held by Mr. Wilkinson's spouse, 8,707 restricted units vesting on May 15, 1999 and options to purchase 20,000 shares of Common Stock, which options vested 6,000 shares on each of May 15, 1997 and May 15, 1998 and 8,000 shares on May 15, 1999. In connection with the Spinoff, Mr. Wilkinson became an employee of GenTek or its subsidiaries and is no longer employed by General Chemical Group or its subsidiaries.

(16) Includes 500 shares of Common Stock held by Mr. Klink directly, an aggregate of 18,657 restricted units granted pursuant to the General Chemical Group's Restricted Unit Plan, of which 3,732 restricted units vested on each of November 15, 1996, May 15, 1997 and May 15, 1998 and 7,461 restricted units vested on May 15, 1999. Also includes options to purchase 20,000 shares of Common Stock, which options vested 6,000 shares on each of May 15, 1997 and May 15, 1998, and 8,000 shares on May 15, 1999. In connection with the Spinoff, Mr. Klink became an employee of GenTek or its subsidiaries and is no longer employed by General Chemical Group or its subsidiaries.

(17) Of such shares, 9,811,421 are beneficially owned by Mr. Montrone (see notes
     (3), (4), (5) and (6)).

(18) The information presented herein is based solely upon a Schedule 13G filing made with the SEC by Thomson Horstmann Bryant, Inc. ('Horstmann') on January 28, 1999. According to such filing, Horstmann has sole voting power over 572,600 of the above shares, shared voting power over 15,600 of the above shares and sole dispositive power over 889,250 of the above shares. The address of Horstmann is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.

(19) The percentage ownership of Common Stock has been calculated assuming the conversion of all outstanding shares of Class B Common Stock into Common Stock. Prior to such conversion, the percentage ownership of Common Stock for Horstmann would be 5.3%.

                CERTAIN RELATIONSHIPS AND AFFILIATE TRANSACTIONS

AGREEMENTS WITH LATONA

        Latona Associates Inc. ('Latona') is a management company that, since 1995, has provided General Chemical Group with strategic management, business and financial advisory services, including strategic guidance and advice related to financings, security offerings, recapitalizations, restructurings and acquisitions and tax and employee benefit matters. In 1998, General Chemical Group paid Latona $5.8 million of fees for such services, of which approximately $1.1 million was attributable to our business. Latona has also provided General Chemical Group, for an additional fee, advisory services with respect to acquisitions, business combinations and other strategic transactions. Paul M. Montrone, the controlling stockholder and Chairman of the Board of General Chemical Group, also controls Latona. In addition, Paul M. Meister, a director of General Chemical Group, is a Managing Director of Latona.

        In connection with the Spinoff, Latona agreed to continue to provide its services separately to us and to GenTek and to split its current fee between us and GenTek. As a result, General Chemical Group will pay Latona an annual fee of $1.5 million, payable quarterly in advance, adjusted annually after 1999 for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. In addition, if General Chemical Group requests Latona to provide advisory services in connection with any acquisition, business combination or other strategic transaction, General Chemical Group will pay Latona additional fees, comparable to those received by investment banking firms for such services (subject to the approval of a majority of General Chemical Group's independent directors).

        General Chemical Group's new agreement with Latona relating to our business is substantially similar to General Chemical Group's prior agreement with Latona and extends through 2004. The agreement may be terminated by General Chemical Group or Latona if the other party ceases, or threatens to cease, to carry on its business, or commits a material breach of the agreement which is not remedied within 30 days notice of such breach. General Chemical Group may terminate the agreement if Mr. Montrone ceases to hold, directly or indirectly, shares representing at least 20% of the aggregate voting power of General Chemical Group's capital stock. Proposals regarding amendments to, waivers of, extensions of or other changes in the terms of the agreement with Latona, as well as any transactions perceived to involve potential conflicts of interest, will be dealt with on a case-by-case basis, taking into account relevant factors including the requirements of the NYSE and prevailing corporate practices.

STOCKHOLDER AGREEMENTS

        Mr. Montrone, who holds or controls (including through the Montrone Trusts) all of the Class B Common Stock and approximately 47.3% of the outstanding shares of stock of General Chemical Group (assuming conversion of all outstanding Class B Common Stock into Common Stock), may from time to time acquire shares of Common Stock or warrants, options or rights to acquire shares of Common Stock in the open market or in private transactions. General Chemical Group has agreed not to interfere with any such acquisitions. See 'Beneficial Ownership of Capital Stock.'

        In order to facilitate obtaining the private letter ruling of the IRS concerning the tax-free nature of the Spinoff, Mr. Montrone and the Montrone Trusts converted some of their shares of Class B Common Stock into Common Stock of General Chemical Group. As a result of such conversion, the voting power of the shares held or controlled by Mr. Montrone and the Montrone Trusts decreased from 89.9% to 80.6%. We believe that, without such conversion, the Spinoff could have adverse tax consequences to General Chemical Group.

        Pursuant to a registration rights agreement with General Chemical Group, Mr. Montrone and the Montrone Trusts may request, at any time until April 1, 2004, the registration of their shares of Common Stock of General Chemical Group for sale under the Securities Act. General Chemical Group will be required to accept up to three requests for registration and, in addition, to include the shares of Mr. Montrone and the Montrone Trusts in a proposed registration of shares of General Chemical Group Common Stock under the Securities Act in connection with the sale of shares of Common Stock of General Chemical Group or any other stockholder of General Chemical Group. General Chemical Group will be responsible to pay the expenses of the registration of shares of Mr. Montrone and the Montrone Trusts, other than brokerage and underwriting commissions and taxes relating to the sale of the shares. See 'Summary--The Spinoff' and 'Beneficial Ownership of Capital Stock.'

                         DESCRIPTION OF CREDIT FACILITY

        General. Concurrently with the Original Offering and the Spinoff, the Company entered into the Credit Facility with a group of lenders (the 'Lenders') and The Chase Manhattan Bank, as Administrative Agent, to refinance third party indebtedness and for working capital and other general corporate purposes. The commitments under the Credit Facility are $85 million of which up to $60 million of the Credit Facility is available in United States dollars or in the Canadian dollar equivalent to General Chemical Canada Ltd., a subsidiary of the Company (the 'Canadian Borrower'). Upon consummation of the Refinancing Transactions, $50 million is outstanding under the Credit Facility and $35 million is available for future borrowings. Amounts borrowed under the Credit Facility may be used for general corporate purposes including working capital, capital expenditures, acquisitions and other payments. In addition, a portion of the Credit Facility is available for the issuance of letters of credit. All indebtedness under the Credit Facility of the Company is guaranteed, on a joint and several basis, by all of the direct and indirect domestic subsidiaries of the Company other than GCSAP (the 'Guarantors'). All indebtedness under the Credit Facility of the Canadian Borrower is guaranteed by the Company and the Guarantors.

        Security. The Credit Facility is secured by 100% of the owned capital stock of the direct and indirect domestic subsidiaries of the Company, 65% of certain owned foreign subsidiaries of the Company and substantially all of the other assets of the Company and the Guarantors. In addition, the portion of the Credit Facility available to the Canadian Borrower is secured by 100% of the owned capital stock of all subsidiaries of the Canadian Borrower and substantially all of the assets of the Canadian Borrower and its subsidiaries.

        Maturity; Prepayment. The Credit Facility matures five years after the closing date of the Credit Facility. The Credit Facility is subject to mandatory prepayments out of proceeds received from the sale or disposition of certain assets, sale or issuance of certain equity and indebtedness and certain insurance recoveries of the Company and its subsidiaries.

        Interest Rates. The interest rate applicable to borrowings under the Credit Facility is based, at the option of the Company, on ABR or Eurodollar Rate for the Company or U.S. Base Rate, Canadian Dollar Prime Rate, Banker's Acceptance or Eurodollar Rate for the Canadian Borrower as defined in the Credit Facility, in each case plus a specified margin or stamping fee, in the case of a Banker's Acceptance, based on the Company's ratio of funded debt to pro forma EBITDA calculated on a rolling four quarter basis. Such margin or stamping fee will range between 1.00% and 2.00% in the case of ABR, U.S. Base Rate and Canadian Prime Rate loans and 2.25% and 3.25% in the case of Eurodollar loans or Banker's Acceptances.

        Representations and Warranties. The Credit Facility contains representations and warranties customarily found in loan agreements for similar financings.

        Covenants; Events of Default. The Credit Facility contains numerous restrictive financial and other covenants, including without limitation: (1) restrictions on indebtedness, liens and guarantees; (2) restrictions on certain mergers, consolidations, liquidations and dissolutions, sales of assets, investments, modifications of subordinated and other debt instruments, amendments to the documents executed in connection with the Spinoff, transactions with affiliates, negative pledge clauses and clauses restricting subsidiary distributions, leases, changes in passive holding company status of the parent companies of the Company and lines of business; (3) restrictions on certain payments (capital expenditures, prepayment on the Notes and other junior indebtedness, dividend payments, and redemptions or other payments on the capital stock); and (4) certain financial tests, including a maximum senior leverage ratio, a maximum leverage ratio and a minimum interest coverage ratio. The Credit Facility provides for certain customary events of defaults, including an event of default upon the occurrence of a change of control of the Company.

                              DESCRIPTION OF NOTES

        The Company issued the Old Notes under an Indenture, dated as of April 30, 1999 (the 'Indenture'), between the Company and U.S. Bank Trust National Association, as trustee (the 'Trustee'). The New Notes will also be issued under the Indenture. The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes are registered under the Securities Act (and therefore will not contain restrictions on transfer), will not contain certain provisions relating to additional interest, and will contain terms of an administrative nature that differ from those of the Old Notes. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under 'Certain Definitions.' References in this 'Description of the Notes' section to 'the Company' mean only General Chemical Industrial Products Inc. and not any of its Subsidiaries.

GENERAL

        The Notes may be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company has appointed the Trustee to serve as registrar and paying agent under the Indenture. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

        The Notes rank junior to, and are subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, pari passu in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness of the Company. At December 31, 1998, on a pro forma basis after giving effect to the Refinancing Transactions, the Company would have had $50 million of Senior Indebtedness outstanding and the ability to borrow an additional $35 million of Senior Indebtedness under the Credit Facility. All debt incurred under the $85 million Credit Facility will be Senior Indebtedness of the Company and a portion of such debt (up to the Canadian dollar equivalent of $60 million) may be incurred by General Chemical Canada Ltd., a wholly owned subsidiary of the Company. See
' -- Subordination' below and the risk factors relating to contractual and structural subordination and the Company's dependence upon subsidiaries (including joint ventures) under 'Risk Factors' herein.

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

        The Notes will be limited to $100.0 million aggregate principal amount and will mature on May 1, 2009. Interest on the Notes will accrue at a rate of 10 5/8% per annum and will be payable semi-annually in arrears on each May 1 and November 1, commencing November 1, 1999, to the holders of record of Notes at the close of business on April 15 and October 15, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from April 30, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

        The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2004, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

                                                                            REDEMPTION
YEAR                                                                          PRICE
-------------------------------------------------------------------------   ----------
2004.....................................................................    105.313%
2005.....................................................................    103.542%
2006.....................................................................    101.771%
2007 and thereafter......................................................    100.000%

        In addition, at any time and from time to time on or prior to May 1, 2002, the Company may redeem up to 35% of the originally issued aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Issuances, at a redemption price in cash equal to 110.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the originally issued aggregate principal amount of the Notes must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 90 days after the date of the closing of the relevant Equity Issuance.

SELECTION AND NOTICE OF REDEMPTION

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the net cash proceeds of an Equity Issuance, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

        The payment of the principal of, premium, if any, and interest on and other Obligations relating to the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

        Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment in, or distribution of, Permitted Junior Securities and excluding any payment from the trust described under 'Satisfaction and Discharge of Indenture; Defeasance' (a 'Defeasance Trust Payment')), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders or the Trustee on behalf of the Holders shall be entitled to receive any payment by or on behalf of the Company of the principal of, premium, if any, or interest on, or other Obligations with respect to, the Notes, or any payment by or on behalf of the Company to acquire any of the Notes or related Obligations for cash, property or securities, or any distribution by or on behalf of the Company with respect to the Notes of any cash, property or securities (excluding any payment in, or distribution of, Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on, or other Obligations with respect to, the Notes upon any such dissolution or winding-up or total liquidation or reorganization or in bankruptcy, insolvency, receivership or other proceedings, any payment in, or distribution of, assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

        No direct or indirect payment (excluding any payment in, or distribution of, Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on, or other Obligations with respect to, the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase, redemption, defeasance, other purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the Obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any event of default (other than a payment default described in the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a 'Payment Blockage Notice') from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment in, or distribution of, Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on, or other Obligations with respect to, the Notes, to such Holders, during a period (a 'Payment Blockage Period') commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 365 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. If, notwithstanding the foregoing, the Company (or any other Person on behalf of the Company) makes any payment or distribution to the Trustee or to Holders prohibited by the subordination provisions of the Indenture, then such payment or distribution will be required to be paid over to or for the benefit of holders of Designated Senior Indebtedness.

        The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this 'Subordination' heading will not be construed as preventing the occurrence of any Event of Default in respect of the Notes. See 'Events of Default' below.

        By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully its obligations with respect to the Notes.

        At the time of the issuance of the Old Notes, $50 million of borrowings under the Credit Facility were the only outstanding Senior Indebtedness. Subject to the restrictions set forth in the Indenture, in the future the Company may issue additional Senior Indebtedness to refinance existing Indebtedness or for other corporate purposes.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

        Following the occurrence of a Change of Control (the date of such occurrence being the 'Change of Control Date'), the Company shall notify the Holders of such occurrence in the manner prescribed by the Indenture and shall, within 30 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding, and shall purchase all Notes validly tendered, at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Company's obligations to make and consummate an Offer to Purchase following the occurrence of a Change of Control may be satisfied if another Person makes and consummates such Offer to Purchase in the manner and at the times prescribed herein.

        If a Change of Control occurs which also constitutes an event of default under the Credit Facility or any other Indebtedness, the lenders under the Credit Facility or such other Indebtedness would be entitled to exercise the remedies available to them as lenders under applicable law and pursuant to the terms of the Credit Facility or such Indebtedness. Any claims of such lenders holding secured indebtedness of the Company or Senior Indebtedness will be prior to any claim of the Holders, as more fully discussed elsewhere in this Offering Memorandum.

        If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by Holders seeking to accept the Offer to Purchase. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See 'Events of Default' below.

        If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

        Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

        The Indenture contains the following covenants:

        Limitation on Incurrence of Indebtedness and Preferred Equity Interests. The Indenture provides that (i) the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness and
(ii) the Company will not permit any Restricted Subsidiary to issue any Preferred Equity Interests; provided, however, that the Company and/or any Restricted Subsidiary (other than GCSAP and its Subsidiaries) may Incur Indebtedness (other than Preferred Equity Interests of a Restricted Subsidiary) if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Company's Consolidated Coverage Ratio would be greater than or equal to 2.0 to 1.0.

        The provisions of the first paragraph of this covenant will not apply to the Incurrence of any of the following items of Indebtedness (collectively, 'Permitted Indebtedness'):

                    (i) the Incurrence by the Company or any Restricted Subsidiary (other than GCSAP and its Subsidiaries) of Indebtedness under the Credit Facility; provided that the aggregate principal amount of Indebtedness (with letters of credit being deemed to have a principal amount at any time equal to the aggregate then undrawn and unexpired amount thereof plus the aggregate amount of drawings thereunder that have not then been reimbursed) outstanding under the Credit Facility after giving effect to such Incurrence does not exceed an amount equal to (x) $85.0 million, plus (y) in the case of a Credit Facility constituting a refinancing (or a successive refinancing) of the initial Credit Facility of an amount equal to the amount of reasonable fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, less (z) the aggregate principal amount of such Indebtedness repaid from the net cash proceeds of any Asset Sale to the extent reducing the commitments of the lenders thereunder;

                    (ii) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness under the Indenture;

                    (iii) the Incurrence by the Company or any Restricted Subsidiary of Purchase Money Indebtedness or Capital Lease Obligations; provided that, after giving effect to any such Incurrence, the aggregate principal amount (or accreted value, as applicable) of all outstanding Indebtedness Incurred under this clause (iii), when aggregated with all outstanding Permitted Refinancing Indebtedness (including any successive refinancings) Incurred under clause (iv) below to refinance Indebtedness Incurred under this clause (iii), does not exceed at any time outstanding the greater of (x) $15.0 million and (y) 5% of Consolidated Tangible Assets;

                    (iv) the Incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was Incurred under the first paragraph hereof or clause (ii) or (iii) of this paragraph;

                    (v) the Incurrence or issuance by the Company or any Restricted Subsidiary of intercompany Indebtedness or Preferred Equity Interests between or among the Company and any of the Restricted Subsidiaries; provided that (a) if the Company is the obligor on any such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (b)(x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or Preferred Equity Interests being held by a Person other than the Company or a Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness or Preferred Equity Interests to a Person that is neither the Company nor a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Preferred Equity Interests by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (v);

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

                    (vi) the Incurrence by the Company or any Restricted Subsidiary of Permitted Hedging Obligations;

                    (vii) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by trade letters of credit, performance or surety bonds, completion guarantees or similar arrangements, in each case, in the ordinary course of business; and

                    (viii) the Incurrence by the Company or any Restricted Subsidiary (other than GCSAP and its Subsidiaries) of additional Indebtedness and the issuance by any Restricted Subsidiary of Preferred Equity Interests in an aggregate principal amount or liquidation preference or other priority claim (or accreted value, as applicable) at any time outstanding not to exceed $15.0 million at any one time outstanding.

        For purposes of determining compliance with this covenant, (x) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (viii) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant at the time of Incurrence or issuance or at the time of any subsequent Incurrence or issuance and (y) to avoid duplication, with respect to any item of Indebtedness, any other obligation of the obligor on such Indebtedness (or of any other Person that could have Incurred such Indebtedness under this covenant) arising under any guaranty, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such guaranty, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness and the Incurrence of such Indebtedness has otherwise been included in determining compliance with this covenant.

        Limitation on Restricted Payments. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly,

                    (i) declare or pay any dividend or any other distribution in respect of any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than (x) any dividends, distributions and payments made to the Company or any Restricted Subsidiary, (y) dividends or distributions payable to any Person solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company and
        (z) the payment of any dividend or distribution on a pro rata basis to all holders of Equity Interests in a Restricted Subsidiary);

                    (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests (other than any Equity Interests owned by the Company or any Restricted Subsidiary) of (x) the Company or (y) any Restricted Subsidiary to the extent such Equity Interests of the Restricted Subsidiary are owned by an Affiliate of the Company (other than a Restricted Subsidiary);

                    (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (x) any Subordinated Indebtedness held by the Company or any Restricted Subsidiary and (y) any purchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement); or

                    (iv) make any Investment (other than a Permitted Investment) in any Person

(any such payment or any other action described in (i), (ii), (iii) or (iv) each, a 'Restricted Payment'), unless

                    (a) no Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

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

                    (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of the 'Limitation on Incurrence of Indebtedness and Preferred Equity Interests' covenant; and

                    (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one accounting period) from April 1, 1999 and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus
        (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company after the Issue Date (excluding the net cash proceeds (x) from any issuance or sale of Qualified Equity Interests or capital contribution if such net cash proceeds are to be made the subject of an optional redemption prior to May 1, 2002 or (y) from any issuance or sale of Equity Interests or capital contribution financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary of the Company until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (x) the return of capital with respect to such Investment and (y) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes to the extent such costs and taxes exceed the amount, if any, by which the proceeds of such disposition or repayment exceed the lesser of the amounts referred to in the preceding such clauses (x) and (y) of this clause (4), plus (5) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary as to which a Revocation has occurred in accordance with the 'Designation of Unrestricted Subsidiaries' covenant below, the lesser of (x) the Fair Market Value of the Investment of the Company or any Restricted Subsidiary in such Subsidiary as of the date of such Revocation or (y) the Designation Amount with respect to such Designation, plus (6) to the extent not included in the computation of Consolidated Net Income, the amount of cash dividends or cash distributions (other than to permit the Company or a Restricted Subsidiary to pay taxes) received from any Unrestricted Subsidiary since the Issue Date, minus (7) the greater of (x) $0 and (y) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been Designated as an Unrestricted Subsidiary after the Issue Date in accordance with the 'Designation of Unrestricted Subsidiaries' covenant below, plus (8) $5.0 million.

For purposes of the preceding clause (c), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net proceeds received upon the issuance of such Indebtedness, options warrants or rights plus the incremental amount received by the Company upon the conversion, exchange or exercise thereof. For purposes of this covenant, the amount of any Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

        The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company; provided, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph; (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of (x) a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company; provided, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph or (y) a substantially concurrent issue and sale of other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the 91st day following the final stated maturity of the Notes; (iv) the distribution to be made to NHO for distribution to GCG out of the net proceeds from the issuance of the Notes (as described under 'Use of Proceeds'); (v) Permitted Equity Incentive Payments; (vi) payments in connection with Permitted Partnership Transactions; (vii) distributions, loans or advances to NHO for distribution to GCG to fund payments, or payments made on behalf of GCG, pursuant to the terms of the Separation Agreements, as the same may be amended, modified or replaced in accordance with the Indenture; (viii) for any tax period in which the Company is included in any consolidated, combined, affiliated or unitary group of GCG or NHO or, in the case of payments described in clause (y) of the definition of Related Taxes, for any tax period to which the Tax Sharing Agreement applies, payments to GCG or NHO in an amount equal to the amount of Related Taxes for such period, less the aggregate amount of such Taxes paid or to be paid directly by the Company or its Subsidiaries for such period and less any refunds of such Taxes (in respect of such period or any prior period (or portion thereof) beginning after the Issue Date) that were received by GCG or NHO and were not repaid to the Company; (ix) the making of distributions, loans or advances to NHO for distribution to GCG to permit GCG to (A) pay its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws, including any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (B) make payments in respect of its directors and officers insurance coverage and as customary compensation to the independent directors of GCG, (C) make payments in respect of indemnification obligations under GCG's charter or by-laws or pursuant to written agreements owing to (1) directors and officers of GCG or (2) to employees or other Persons to the extent, in the case of this sub-clause (2), such payments relate to services performed by any such Person for the Company and its Subsidiaries, (D) pay all reasonable fees and expenses payable by it and relating to the Industrial Chemicals Business in connection with the Spin-Off, (E) pay amounts due pursuant to the Management Agreement in an amount not to exceed $1.5 million per year (subject to increase as provided for therein on the Issue Date) and other fees payable under the Management Agreement to the extent approved by disinterested directors of GCG or the Company in accordance with the 'Transactions with Affiliates' covenant, (F) pay its other operational expenses (other than Taxes) incurred in the ordinary course of business to the extent such expenses relate to acting as a holding company for the Company and its Subsidiaries or to the operation of the Company and its Subsidiaries; (x) any Investment constituting a Restricted Payment in any Person that is made out of the net cash proceeds received by the Company either as (x) a substantially concurrent capital contribution or (y) a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company, provided that such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph; and (xi) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a 'change of control'), but only if the Company shall have complied with the covenant described under ' -- Change of Control' and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Indebtedness; provided, however, that in the case of each of clauses (ii),
(iii), (v), (x) and (xi), no Default shall have occurred and be continuing or would arise therefrom.

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

        In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (v), (ix) (other than subclause (D) thereof) and (xi) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to any other clauses shall be excluded; provided, however that amounts expended pursuant to clause (ix) shall only be included as Restricted Payments to the extent of 50% of such amounts, on an after tax basis, that have not been deducted in arriving at Consolidated Net Income. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (i) through (xi) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify such Restricted Payment in any manner that complies with this covenant at the time of such Restricted Payment.

        Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, assume, incur, create or suffer to exist any Liens of any kind against or upon any of their respective properties or assets, whether owned on the Issue Date or thereafter acquired, or any proceeds therefrom, to secure any Indebtedness (an 'Initial Lien') unless contemporaneously therewith effective provision is made, in the case of the Company, to secure the Notes and all other amounts due under the Indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing any Senior Indebtedness or any guaranty of Senior Indebtedness by any Restricted Subsidiary and (ii) Permitted Liens. Any Lien created in favor of the Notes pursuant hereto will be automatically and unconditionally released and discharged upon (i) the unconditional release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer to any Person that is not an Affiliate of the Company or any Restricted Subsidiary of the property or assets secured by such Initial Lien, or of all of the Equity Interests held by the Company and the Restricted Subsidiaries in, or all or substantially all of the assets of, the Restricted Subsidiary whose property or assets were the subject of such Lien, provided that, in the case of this clause (ii), the provisions of the covenant 'Disposition of Proceeds of Asset Sales' are complied with in connection with such sale, exchange or transfer.

        Disposition of Proceeds of Asset Sales. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and
(ii) at least 75% of such consideration consists of cash or Cash Equivalents; provided that the principal amount (or accreted value) of any (i) Indebtedness (other than any Subordinated Indebtedness or Pari Passu Debt) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and (ii) notes or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 30 days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

        With respect to any Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of such Asset Sale within 365 days of receipt thereof to repay Senior Indebtedness, (ii) apply the Net Cash Proceeds of such Asset Sale to acquire, construct or improve properties and capital assets to be used in a Related Business or to acquire Equity Interests in any Person which thereby becomes a Restricted Subsidiary whose assets consist primarily of properties and capital assets used in a Related Business or (iii) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay Pari Passu Debt not exceeding the Pari Passu Debt Pro Rata Share. Notwithstanding the foregoing, in the event a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary dividends or distributes to all of its stockholders on a pro rata basis any Net Cash

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

Proceeds to the Company or another Restricted Subsidiary, the Company or such Restricted Subsidiary need only apply its share of such Net Cash Proceeds in accordance with the preceding clause (i), (ii) or (iii).

        To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (i), (ii) or (iii) or the proviso of the first paragraph of this covenant (such Net Cash Proceeds, the 'Unutilized Net Cash Proceeds'), the Company shall, within 20 days after such 365th day, make an Offer to Purchase all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph.

        With respect to any Offer to Purchase effected pursuant to this covenant, among the Notes, to the extent the aggregate principal amount of Notes tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the Holders pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

        In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

        Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

        Transactions with Affiliates. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of the respective Affiliates of GCG or the Company (each an 'Affiliate Transaction'), unless (i) such Affiliate Transaction is on terms, taken as a whole, which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available at the time in a comparable transaction with an unaffiliated third party, (ii) if such Affiliate Transaction or series of related Affiliate Transactions (other than any such Affiliate Transactions between the Company or a Restricted Subsidiary in the ordinary course of business) involves aggregate payments or other consideration having a Fair Market Value in excess of $5.0 million, such Affiliate Transaction is in writing and a majority of the members of the Board of Directors of the Company or GCG that are disinterested with respect to such Affiliate Transaction shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions and (iii) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $10.0 million, the Company shall have obtained a written opinion from an Independent Financial Advisor (which is delivered to the Trustee) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

        Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) any employment or separation agreement, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or

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

director entered into by the Company or any Restricted Subsidiary in the ordinary course of business, whether before or after the Issue Date; (ii) loans or other advances in an aggregate principal amount not to exceed $1.0 million at any one time outstanding; (iii) transactions between or among the Company and/or the Restricted Subsidiaries; provided that no Person that is an Affiliate of GCG or the Company other than a Restricted Subsidiary directly or indirectly has a beneficial Equity Interest in such Restricted Subsidiary; (iv) the payment of reasonable director compensation and expenses to Persons who are not otherwise Affiliates of the Company; (v) sales of soda ash, calcium chloride and other products to GenTek and its Subsidiaries pursuant to existing agreements or in the ordinary course of business on terms in aggregate no less favorable than would be available in a comparable transaction at the time with an unaffiliated third party; (vi) payments made pursuant to the Refinancing Transactions or the Separation Agreements or the Tax Sharing Agreement as such agreements are in effect on the Issue Date; (vii) payments not to exceed $1.5 million per year (subject to increase as provided for in the Management Agreement as in effect on the Issue Date) pursuant to the Management Agreement as in effect on the Issue Date and other payments of fees for services rendered from an Affiliate which have been approved by a majority of the disinterested directors of GCG or the Company; (viii) payments of indemnification or contribution made to any directors, officers, employees or agents of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary; (ix) any dividend or distribution permitted pursuant to the covenant described under ' -- Certain Covenants -- Limitation on Restricted Payments'; (x) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business; (xi) any transaction in the ordinary course of business between the Company and any Restricted Subsidiary and any Affiliate that is a joint venture or similar entity (including a Supply Partnership and Mineral Agreement) in which the Company and/or a Restricted Subsidiary has an Investment and which is primarily engaged in a Related Business, provided that no Person that is an Affiliate of GCG or the Company (other than a Restricted Subsidiary) directly or indirectly has a beneficial interest in any Equity Interests in such joint venture or similar entity; and (xii) Permitted Partnership Transactions.

        Limitation on Senior Subordinated Indebtedness. The Company will not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any other Indebtedness of the Company.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guaranty any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Credit Facility as in effect on the Issue Date and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or refinancing is not materially more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the Credit Facility on the Issue Date, as determined by the Board of Directors of the Company; (ii) applicable law; (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent any such Indebtedness or Equity Interests were Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to any Restricted Subsidiary, or the properties or assets of any Restricted Subsidiary, other than the Acquired Person; (iv)(A) non-assignment provisions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) customary provisions restricting dispositions of real property interests set forth in any easement or similar agreements of the

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

Company or any Restricted Subsidiary or (C) restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business; (v) Purchase Money Indebtedness or Capital Lease Obligations permitted under the covenants described under ' -- Limitation on Incurrence of Indebtedness and Preferred Equity Interests' and ' -- Limitation on Liens' that only imposes encumbrances and restrictions on the property so acquired; (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with the covenant 'Disposition of Proceeds of Asset Sales' above to the extent applicable thereto; (vii) Permitted Refinancing Indebtedness permitted under clause (iv) of the second paragraph of 'Limitation on Incurrence of Indebtedness and Preferred Equity Interests' above; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing, as determined by the Board of Directors of the Company; (viii) the Indenture or contained in any other indenture governing debt securities that are not materially more restrictive than those contained in the Indenture, as determined by the Board of Directors of the Company or (ix) customary restrictions contained in Indebtedness of a Restricted Subsidiary which is permitted to be Incurred under the Indenture.

        Ownership of GCSAP. The Company will at all times maintain direct or indirect record and beneficial ownership of not less than 51% of the Equity Interests and will at all times remain as the Managing General Partner of GCSAP with rights and duties under the GCSAP Partnership Agreement that are not materially adverse in any respect from those in effect on the Issue Date from the perspective of Holders. For so long as this covenant is complied with, GCSAP will be deemed a Subsidiary of the Company for all purposes of the Indenture.

        Limitation on Lines of Business. The Company will not, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to, engage in any business other than a Related Business.

        Designation of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary of the Company (other than GCSAP and its Subsidiaries or any Subsidiary which owns Equity Interests in GCSAP or any of its Subsidiaries) as an 'Unrestricted Subsidiary' under the Indenture (a 'Designation') only if:

                    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

                    (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of 'Limitation on Incurrence of Indebtedness and Preferred Equity Interests' above; and

                    (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of 'Limitation on Restricted Payments' above in an amount (the 'Designation Amount') equal to the Fair Market Value of the Investment of the Company and the Restricted Subsidiaries in such Subsidiary on such date.

        Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guaranty, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any nonrecourse guaranty given solely to support the pledge by the Company or any Restricted Subsidiary of

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the capital stock of any Unrestricted Subsidiary. All Subsidiaries of
Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries.

        The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a 'Revocation') if:

                    (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

                    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture; and

                    (iii) any transaction (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by 'Transactions with Affiliates' below as if such transaction (or series of related transactions) had occurred at the time of such Revocation.

        All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

        Provision of Financial Information. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC if permitted by SEC practice and applicable law and regulations, so long as any Notes remain outstanding, the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) (each, an 'Exchange Act Report') or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the 'Required Filing Dates') by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted (or, prior to the consummation of the Exchange Offer, when the Company is not subject to Section 13(d) or 15(d) of the Exchange Act), information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding, until the completion of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

MERGER AND CONSOLIDATION

        The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other Person and the Company shall not and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and the Restricted Subsidiaries' properties and assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any Person in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of,

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premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company; (ii) immediately thereafter, no Default shall have occurred and be continuing; (iii) immediately after giving effect to any such transaction including the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the four quarter period immediately preceding such transaction for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of the covenant described under 'Limitation on Incurrence of Indebtedness and Preferred Equity Interests' above; and (iv) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        Notwithstanding the foregoing clause (iii) of the immediately preceding paragraph, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitute all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

        In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company shall be discharged from its Obligations under the Indenture and the Notes.

EVENTS OF DEFAULT

        The occurrence of any of the following will be defined as an 'Event of Default' under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under 'Subordination' above); (b) failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indenture described under 'Subordination' above); (c) default in the payment of principal of or interest on any Note required to be purchased pursuant to any Offer to Purchase required by the Indenture when due and payable or failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase (whether or not prohibited by the provisions of the Indenture described under 'Subordination' above); (d) failure to perform or comply with any of the provisions described under ' -- Certain Covenants -- Ownership of GCSAP' and 'Merger and Consolidation' above; (e) failure to perform any other covenant or agreement of the Company under the Indenture or in the Notes continued for 45 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes; (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of the Restricted Subsidiaries having an outstanding principal amount of $5.0 million or more individually or in the aggregate that have resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of the Restricted Subsidiaries to pay principal when due at the stated maturity of any such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of the Restricted Subsidiaries in an amount of $5.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remain undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or (h) certain

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

events of bankruptcy, insolvency or reorganization affecting the Company or any of the Restricted Subsidiaries. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

        If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Company, may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary will become immediately due and payable; provided, however, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph), the Notes shall not become due and payable until the earlier to occur of (x) five Business Days following delivery of written notice of such acceleration of the Notes to the agent under the Credit Facility and (y) the acceleration (ipso facto or otherwise) of any Indebtedness under the Credit Facility. If an Event or Default specified in clause (h) of the preceding paragraph with respect to the Company occurs under the Indenture, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (f) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or paid or such Event of Default shall have been cured or waived by the holders of such Indebtedness and written notice of such discharge, cure or waiver, as the case may be, shall have been given to the Trustee by the Company or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 60 days after such declaration of acceleration in respect of the Notes and (a) no Person shall have commenced judicial proceedings to foreclose upon assets of the Company or any of the Restricted Subsidiaries or shall have exercised any right under applicable law or applicable security documents to take ownership of any of such assets in lieu of foreclosure and (b) no other Event of Default with respect to the Notes shall have occurred which has not been cured or waived during such 60-day period.

        Any such declaration with respect to the Notes may be rescinded by the Holders of a majority in aggregate principal amount of the outstanding Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see 'Modification and Waiver' below. The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes outstanding, give the Holders thereof notice of all uncured Defaults thereunder known to it. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.

        No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as the Trustee, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal

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

of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        The Company will be required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

        No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

        The Company may terminate its substantive obligations in respect of the Notes (subject to the subordination provisions) by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default has occurred and is continuing or would arise therefrom (or, with respect to a Default with respect to the Company specified in clause (h) of 'Events of Default' above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate its substantive obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on such Notes to redemption or maturity, as the case may be; (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination of obligations; (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an 'investment company' under the Investment Company Act of 1940, as amended (the 'Investment Act'); and (iv) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default has occurred and is continuing or would arise therefrom (or, with respect to a Default with respect to the Company specified in clause (h) of 'Events of Default' above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate all of its substantive obligations in respect of the Notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the Notes) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes to redemption or maturity, as the case may be; (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable Federal tax law since the date of the Indenture, to such effect; (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an

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

'investment company' under the Investment Act; and (iv) complying with certain other requirements set forth in the Indenture.

        The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the Senior Indebtedness and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

        The Indenture and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

        Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby, (a) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of the Notes; (b) reduce the principal amount of (or the premium) of any such Note; (c) reduce the rate of or extend the time for payment of interest on any such Note; (d) change the place or currency of payment of principal of (or premium) or interest on any such Note; (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (h) modify the ranking or priority of any Note or modify the definition of Senior Indebtedness or amend or modify the subordination provisions of the Indenture, in any case in any manner adverse to the Holders; or (i) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make an Offer to Purchase following an event or circumstance which may give rise to the requirement to make an Offer to Purchase in a manner materially adverse to the Holders affected thereby otherwise than in accordance with the Indenture.

        The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest (other than a payment default resulting from an acceleration of the Notes rescinded as provided in the Indenture) or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of each affected Holder.

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THE TRUSTEE

        Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if the Trustee acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        'Acquired Indebtedness' means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary; provided that such Indebtedness was not Incurred by such Person in connection with or in contemplation of such Acquisition, merger or consolidation or such Person becoming a Restricted Subsidiary.

        'Acquired Person' means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

        'Acquisition' means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated with or merged into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

        'Additional Interest' has the meaning provided in the Registration Rights Agreement.

        'Affiliate' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlling,' 'controlled by' and 'under common control with'), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that (i) beneficial ownership of 10.0% or more of the then outstanding Equity Interests of a Person shall be deemed to be control for purposes of compliance with the covenant described under 'Certain Covenants -- Transactions with Affiliates'; and (ii) no individual, other than a director of the Company or GCG or an officer of the Company with a policy-making function, shall be deemed an Affiliate of the Company or any of its Subsidiaries, solely by reason of such individual's employment, position or responsibilities by or with respect to the Company or any of its Subsidiaries; provided, further, no Person holding Equity Interests in GCSAP or in any Person in which GCSAP holds any Equity Interest will be considered to be an Affiliate of the Company solely by reason of directly or indirectly owning such Equity Interests for so long as GCSAP shall be a Restricted Subsidiary.

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        'ALCAD Partnership' means the partnership between Church & Dwight Co.,
Inc. and GCSAP pursuant to the Partnership Agreement dated December 29, 1981, as the same has been and may after the Issue Date be amended, restated or supplemented from time to time.

        'Asset Sale' means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary; (ii) any material license, franchise or other authorization of the Company or any Restricted Subsidiary; (iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term 'Asset Sale' shall not include (a) any transaction consummated in compliance with 'Merger and Consolidation' above and the creation of any Lien not prohibited by the covenant described under ' -- Certain Covenants -- Limitation on Liens' above; provided, however, that any transaction consummated in compliance with 'Merger and Consolidation' above involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and the Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary; (c) any transaction consummated in compliance with the covenant described under ' -- Certain Covenants -- Limitation on Restricted Payments' above; (d) any disposition or series of related dispositions for aggregate consideration not to exceed $1,000,000; (e) sales of accounts receivable for cash for financing purposes; (f) any sale, conveyance, transfer or other disposition of leases, licenses or other interests in mineral rights in exchange for other leases, licenses or interests in mineral rights to be used by the Company and the Restricted Subsidiaries and having an equivalent Fair Market Value (taking into account the value to the Company or any Restricted Subsidiary of the location and quality of the new mineral rights relative to the existing mineral rights); and (g) any sale, conveyance, transfer, lease or other disposition constituting a Permitted Investment in a Supply Joint Venture.

        'Board Resolution' means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

        'Capital Lease Obligation' means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

        'Cash Equivalents' means: (a) U.S. dollars and any other currency that is convertible into U.S. dollars without legal restrictions and which is utilized by the Company or any of the Restricted Subsidiaries in the ordinary course of its business; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition; (c) certificates of deposit and time deposits with maturities of 365 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof); (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and
(c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; and (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within 365 days after the date of acquisition.

        'Change of Control' means the occurrence of any of the following: (a) any 'person' (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act), other than one or more Permitted

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Holders in the aggregate, is or becomes the 'beneficial owner' (as defined in
Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Equity Interests of the Company (including any successor thereto under the Indenture); (b) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation involving the Company), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any 'person' (as such term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders; (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or approved by a vote of Permitted Holders who beneficially own, directly or indirectly, a majority in the aggregate of the total voting power of the Voting Equity Interests of the Company) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the adoption of a plan relating to the liquidation or dissolution of the Company.

        'Change of Control Date' has the meaning set forth under 'Offer to Purchase upon Change of Control' above.

        'Consolidated Coverage Ratio' as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (the 'Four Quarter Period') to (ii) Consolidated Interest Expense for such Four Quarter Period; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such Four Quarter Period or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such Four Quarter Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Interest Expense for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Acquisition of assets, including any Acquisition occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Acquisition occurred on the first day of such Four Quarter Period and (4) if

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since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Acquisition that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale or Acquisition occurred on, with respect to any Acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an Acquisition, the amount of income or earnings and any cost savings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations relating to interest are outstanding applicable to such Indebtedness. In giving effect to any Indebtedness to be Incurred, if such Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company may designate. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

        'Consolidated EBITDA' means, for any period, the Consolidated Net Income for such period, minus (A) any non-cash item increasing Consolidated Net Income during such period (other than any non-cash item arising from the reversal of an accrual or reserve previously established in respect of a non-cash item), plus
(B) the following to the extent deducted in calculating such Consolidated Net
Income: (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period; (iii) depreciation expense for such period;
(iv) amortization expense for such period (other than in respect of amortization or writeoff of debt issuance costs to the extent not constituting Consolidated Interest Expense); and (v) all other non-cash items reducing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or a reserve for cash disbursements in any future period); provided that, in determining Consolidated EBITDA, there shall only be included that portion of the items referred to in clause (A) or (B) related to, or arising in connection with, any Person all of whose Equity Interests are not beneficially owned directly or indirectly by the Company (a 'Specified Person') that is proportionate to the amount of the net income (loss) of the Specified Person included in Consolidated Net Income for such period.

        'Consolidated Income Tax Expense' means, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        'Consolidated Interest Expense' means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP (excluding, except to the extent provided in clause (b) or (d) below, amortization or writeoff of debt issuance costs), including, without limitation, (a) any amortization of debt discount,
(b) the net cost under Hedging Obligations relating to interest (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all capitalized interest and all accrued interest, and (ii) to the extent Incurred by the Company and the Restricted Subsidiaries in such period but not included in such interest expense, without duplication, (x) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (y) dividends and distributions paid, accrued and/or scheduled to be paid or accrued in respect of Disqualified Equity Interests of the Company or Preferred Equity Interests of any Restricted Subsidiary (other than, in each

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

case, (i) any such dividends or distributions in Qualified Equity Interests of the Company or (ii) any such dividends or distributions paid or payable to the Company or a Restricted Subsidiary) during such period as determined on a consolidated basis in accordance with GAAP. In determining Consolidated Interest Expense, there shall only be included that portion of the items referred to in clause (i) or (ii) related to, or arising in connection with, any Specified Person that is proportionate to the amount of the net income (loss) of the Specified Person included in Consolidated Net Income for such period.

        'Consolidated Net Income' means, for any period, the consolidated net income (loss) of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from such Consolidated Net Income: (i) any net income (loss) of any Person that is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause
(iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) for purposes of the covenant described under ' -- Certain Covenants -- Limitation on Restricted Payments,' any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a 'pooling of interests' transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or advances by such Restricted Subsidiary, directly or indirectly, to the Company except that (A) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or a Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (i)) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person; (v) the cumulative effect of a change in accounting principles; (vi) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge, including, but not limited to, any such item related to, or arising in connection with the Spin-Off or to any Asset Sale or Acquisition by the Company or any Restricted Subsidiary after the Issue Date (in each case on an after-tax basis), (vii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and (viii) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

        'Consolidated Tangible Assets' means, as of any date of determination, the total assets, less goodwill and other intangibles shown on the balance sheet of the Company and the Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

        'consolidation' means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that 'consolidation' will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term 'consolidated' has a correlative meaning.

        'Credit Facility' means the Credit Agreement, dated as of April 30, 1999 among the Company, General Chemical Canada Ltd., the lenders named therein and The Chase Manhattan Bank, as Administrative Agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing

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

therefor (including any restatements thereof and any increases in the amount of commitments thereunder), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guaranty and note agreements, collateral security documents and other instruments and agreements executed in connection therewith.

        'Default' means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        'Designated Senior Indebtedness' means (a) any Indebtedness outstanding under the Credit Facility and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $15.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is 'Designated Senior Indebtedness' for purposes of the Indenture and an officers' certificate of the Company setting forth such designation by the Company has been filed with the Trustee.

        'Designation' has the meaning set forth under ' -- Certain Covenants -- Designation of Unrestricted Subsidiaries' above.

        'Designation Amount' has the meaning set forth under ' -- Certain Covenants -- Designation of Unrestricted Subsidiaries' above.

        'Disposition' means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

        'Disqualified Equity Interest' means any Equity Interest to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the maturity date of the Notes; provided, however, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a 'change of control' occurring prior to the final stated maturity of the Notes shall not constitute Disqualified Equity Interests if the 'change of control' provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the similar provisions of the covenants described under 'Change of Control.'

        'Equity Interest' in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any Preferred Equity Interests.

        'Equity Issuance' means any public or private issuance of Equity Interests of GCG or the Company (including by the Company to NHO or GCG); provided that, in the case of an Equity Issuance by GCG, the proceeds thereof in an amount not less than the amount of funds to be used to optionally redeem Notes must be contributed as common equity to the Company.

        'ESOP' means an employee stock ownership plan for the benefit of the employees of the Company or its Subsidiaries.

        'Exchange Act' means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

        'Existing Indebtedness' means any Indebtedness of the Company and the Restricted Subsidiaries in existence on the Issue Date until such amounts are repaid.

        'Expiration Date' has the meaning set forth in the definition of 'Offer to Purchase' below.

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        'Fair Market Value' means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee.

        'Four Quarter Period' has the meaning set forth in the definition of 'Consolidated Coverage Ratio' above.

        'GAAP' means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms 'Consolidated Coverage Ratio,' 'Consolidated EBITDA,' 'Consolidated Interest Expense,' 'Consolidated Tangible Assets' and 'Consolidated Net Income' and all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as consistently applied. In calculating any of 'Consolidated Net Income,' 'Consolidated Coverage Ratio,' 'Consolidated Interest Expense' and 'Consolidated Tangible Assets' and all defined terms used in or relating to the foregoing for periods that include periods prior to the Issue Date, information found in or derived from combined financial statements of the Industrial Chemicals Business prepared on a basis consistent with those included in this Offering Memorandum shall be utilized.

        'GCG' means The General Chemical Group Inc. and any successor thereto for so long as it directly or indirectly owns a majority of the Equity Interests and Voting Equity Interests of the Company.

        'GCSAP' means General Chemical (Soda Ash) Partners and any successor thereto.

        'guaranty' means, as applied to any obligation, (i) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guaranty shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

        'Hedging Obligations' means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements relating to fluctuations in interest rates and (iii) foreign currency, commodity or energy hedge, exchange or similar agreements (agreements referred to in this definition being referred to herein as 'Hedging Agreements').

        'Holder' means the registered holder of any Note.

        'Incur' means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guaranty or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and 'Incurrence,' 'Incurred' and 'Incurring' shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness and that neither the accrual of interest nor the accretion of original issue discount shall be

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deemed an Incurrence of Indebtedness (although the amount of such accrual or accretion at any date at which an outstanding amount of Indebtedness is to be calculated shall be included in the calculation of such outstanding principal amount). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

        'Indebtedness' means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services and every conditional sale obligation (but excluding (x) trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices or (y) other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under Hedging Obligations of such Person; and (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness (a) shall never be calculated taking into account any cash and Cash Equivalents held by such Person; (b) shall not include obligations of any Person (w) arising from reclamation obligations, or any bonding thereof, to the extent such reclamation obligations are due after the final Stated Maturity of the Notes, (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their Incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; (d) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Restricted Subsidiary; and (e) shall not include obligations under performance bonds, performance guaranties, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        'Independent Financial Advisor' means a nationally recognized accounting, appraisal, investment banking firm or consultant that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged (i) which does not, and whose directors,

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officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        'interest' means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

        'Investment' means, with respect to any Person, any direct or indirect loan, advance, guaranty or other extension of credit (other than trade receivables created on customary terms in the ordinary course of business) or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. Unless the context otherwise requires, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment constituting a guaranty, the maximum potential amount of such guaranty shall be considered the amount of the Investment and, in determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. A guaranty of performance by the Company or any Restricted Subsidiary in the delivery of the product or material requirements of a customer or third party in the ordinary course of business shall not constitute an Investment.

        'Issue Date' means the original issue date of the Notes.

        'Lien' means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

        'Management Agreement' means the management agreement as in effect on the Issue Date between GCG and Latona Associates Inc. (and its permitted successors and assigns thereunder), as it may be amended, modified or replaced after the Issue Date with the approval of a majority of the disinterested directors of GCG or the Company.

        'Maturity Date' means May 1, 2009.

        'Mineral Agreement' means an agreement between the Company or a Restricted Subsidiary of the Company and a customer of the Company or such Restricted Subsidiary (that is not an Affiliate of the Company) for the purpose of mining minerals pursuant to which the Company or such Restricted Subsidiary contributes minerals leases to such Person (that is not a Affiliate of the Company), or agrees to mine minerals for such Person, in the ordinary course of the Company or such Restricted Subsidiary's business.

        'Net Cash Proceeds' means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to

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Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted
Subsidiary.

        'NHO' means New Hampshire Oak, Inc., a Delaware corporation, or any successor thereto for so long as it directly or indirectly beneficially owns a majority of the Voting Equity Interests and Equity Interests in the Company.

        'Obligations' means any principal, interest (including, with respect to Designated Senior Indebtedness only, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

        'Offer' has the meaning set forth in the definition of 'Offer to Purchase' below.

        'Offer to Purchase' means a written offer (the 'Offer') sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the 'Expiration Date') of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the 'Purchase Date') for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state: (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made; (2) the Expiration Date and the Purchase Date; (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the 'Purchase Amount'); (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the 'Purchase Price'); (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount; (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase; (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date; (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing); (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if

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the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender; (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and
(b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

        An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

        'Opinion of Counsel' means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        'Pari Passu Debt' means Indebtedness of the Company that neither constitutes Senior Indebtedness nor Subordinated Indebtedness.

        'Pari Passu Debt Pro Rata Share' means the amount of the applicable Net Cash Proceeds obtained by multiplying the amount of such Net Cash Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Pari Passu Debt outstanding at the time of the applicable Asset Sale with respect to which the Company is required to use Net Cash Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all Pari Passu Debt outstanding at the time of the applicable Offer to Purchase with respect to which the Company is required to use the applicable Net Cash Proceeds to offer to repay or make an offer to purchase or repay.

        'Permitted Designee' with respect to any Permitted Holder means (A) a spouse or child (in the case of an individual) of such Permitted Holder, (B) any trust principally for the benefit of such Permitted Holder or a spouse or child of such Permitted Holder, (C) in the event of death or incompetence of a Permitted Holder, such Permitted Holder's estate, heirs, executor, administrator, committee or other court appointed representative, (D) any foundation or not-for-profit organization established by a Permitted Holder, or
(E) any Person so long as one or more Permitted Holders in the aggregate owns a majority of the voting power of the Voting Stock of such person.

        'Permitted Equity Incentive Payments' means (i) distributions, loans or advances made to NHO for distribution to GCG to the extent used to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of GCG held by any member of the Company's or any of its Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture and as the same may be amended, modified or replaced in accordance with the covenant described under ' -- Certain Covenants -- Transactions with Affiliates'; (ii) payments of any amounts to an ESOP or other stock plan for employees of the Company or any of its Subsidiaries; and (iii) payments to members of management of the Company and its Subsidiaries pursuant to equity incentive plans of GCG to the extent such payments are reflected as expenses in the calculation of Consolidated Net Income; provided that the aggregate amount of payments made under the preceding clauses (i), (ii) and (iii) shall not exceed the sum of $3.0 million in any calendar year plus the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to employees of the Company and its Subsidiaries of

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Qualified Equity Interests, to the extent such Net Cash Proceeds are not and have not been included in any calculation under clause (c)(2) of the first paragraph (a) or under any clause (other than clause (v)) of the second paragraph of the covenant described under ' -- Certain Covenants -- Limitation on Restricted Payments.'

        'Permitted Hedging Obligations' means any Hedging Obligations that are Incurred (a) in the ordinary course of business and (b) for the purpose of hedging (x) interest rate risk to the Company or any Restricted Subsidiary with respect to any fixed or floating rate Indebtedness of the Company or any Restricted Subsidiary (including all Hedging Obligations Incurred in connection with the Credit Facility), (y) currency risk to the Company or any Restricted Subsidiary with respect to Indebtedness of the Company or a Restricted Subsidiary or the cost of goods and services used by the Company or a Restricted Subsidiary in the ordinary course of business or (z) the risk to the Company and the Restricted Subsidiaries of fluctuations in the cost of natural gas, other energy inputs or commodities used in the ordinary course of business of the Company and the Restricted Subsidiaries.

        'Permitted Holder' means Paul M. Meister and Paul M. Montrone and their respective Permitted Designees.

        'Permitted Indebtedness' has the meaning set forth in the second paragraph of 'Certain Covenants -- Limitation on Indebtedness' above.

        'Permitted Investments' means (a) any Investment in the Company, any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Restricted Subsidiary (provided the Company or a Restricted Subsidiary is the survivor), as a result of or in connection with such Investment; (b) Cash Equivalents; (c) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (d) loans and advances to employees made in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; (e) Permitted Hedging Obligations; (f) bonds, notes, debentures or other securities received as consideration from any Asset Sale that is subject to and made in compliance with the covenant described under ' -- Certain Covenants -- Disposition of Proceeds of Asset Sales', any sale or other disposition of assets not to exceed $1.0 million outstanding at any time or the sale of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary; (g) transactions with officers, directors and employees of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such director or employee); (h) any Investment to the extent that the consideration therefor consists of Qualified Equity Interests of the Company or Equity Interests of GCG or NHO; (i) Investments in Persons primarily engaged in a Related Business in an aggregate amount at any time outstanding not to exceed the greater of (x) $10.0 million or (y) 5% of Consolidated Tangible Assets; (j) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person; (k) any Investment in any Supply Partnership in an aggregate amount at any time outstanding not to exceed 10% of Consolidated Tangible Assets and (l) any Investment pursuant to a Mineral Agreement.

        'Permitted Junior Securities' means any securities of the Company or any other Person provided for by a plan of reorganization or readjustment succeeding to the assets and liabilities for the Company that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing

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prior to the date one year following the final scheduled maturity date of the
Senior Indebtedness (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued) provided that, in each case with respect to clauses (i) and (ii) above, (x) if a new corporation results from any such reorganization or readjustment, such corporation assumes all Senior Indebtedness that will be outstanding after giving effect thereto and (y) the rights of the holders of the Senior Indebtedness are not, without the consent of such holders, altered or impaired, including, without limitation, such rights being impaired within the meaning of Section 1124 of Title 11 of the United States Code, or any impairment of the right to receive interest accruing during the pendency of a bankruptcy or insolvency proceeding, including proceedings under Title 11 of the United States Code.

        'Permitted Liens' means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;
(b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens securing only the Notes; (e) Liens in favor of the Company or any Restricted Subsidiary; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and the Restricted Subsidiaries or that are being contested in good faith by appropriate proceedings; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (h) pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements); (i) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business; (j)(A) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property; (k) Liens arising out of judgments, decrees, orders or awards not constituting any Event of Default in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired; (l) Liens securing Hedging Obligations Incurred in compliance with the covenant described under ' -- Certain Covenants -- Limitation on Incurrence of Indebtedness'; (m) Liens securing Purchase Money Indebtedness; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by ' -- Certain Covenants -- Limitation on Incurrence of Indebtedness' above and (IV) such Liens attach within 180 days of such purchase, construction, installation, repair, addition or improvement; (n) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, 'refinancing') (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements

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thereto); (o) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; and (p) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary.

        'Permitted Partnership Transaction' means (i) payments or other transactions made pursuant to the General Chemical (Soda Ash) Partnership Agreement, as in effect on the date of the Indenture or as amended from time to time in accordance with its terms; provided that any such amendment does not contain terms that are materially more adverse in the aggregate to the Holders than those in effect on the date of the Indenture; and (ii) transactions between the Company and GCSAP which are on terms as favorable in aggregate to the Company than those that would be obtainable at the time for a comparable transaction in arm's-length dealings with an unrelated third person so long as no Affiliate (other than the Company or a Restricted Subsidiary) directly or indirectly has a beneficial Equity Interest in GCSAP.

        'Permitted Refinancing Indebtedness' means any Indebtedness of the Company or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable fees, underwriting discount, premiums and all other costs and expenses incurred in connection therewith); (ii) except in the case of Senior Indebtedness or Indebtedness of a Restricted Subsidiary, such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) GCSAP and its Subsidiaries may only Incur such Indebtedness to extend, refinance, renew, replace, defease or refund its own Indebtedness; and (v) Preferred Equity Interest of a Restricted Subsidiary may not be refinanced, replaced, defeased or refunded with Indebtedness.

        'Person' means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

        'Post-Petition Interest' means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any bankruptcy, insolvency or liquidation proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such bankruptcy, insolvency or liquidation proceeding.

        'Preferred Equity Interest,' in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person. Preferred Equity Interests of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed issued at such time.

        'Purchase Amount' has the meaning set forth in the definition of 'Offer to Purchase' above.

        'Purchase Date' has the meaning set forth in the definition of 'Offer to Purchase' above.

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        'Purchase Money Indebtedness' means Indebtedness of the Company or any
Restricted Subsidiary Incurred for the purpose of financing all or any part of the acquisition (whether directly or through the acquisition of the Equity Interests of any Person), leasing, construction or improvement of any property, plant or equipment used in the business of the Company or any Restricted Subsidiary, provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost.

        'Purchase Price' has the meaning set forth in the definition of 'Offer to Purchase' above.

        'Qualified Equity Interest' in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

        'Redemption Date' has the meaning set forth in the third paragraph of ' -- Optional Redemption' above.

        'Related Business' means (a) those businesses in which the Company or any of the Restricted Subsidiaries is engaged on the date of the Indenture, or that are similar or reasonably related, complementary or incidental thereto or extensions or developments thereof and (b) any business (the 'Other Business') which forms a part of a business (the 'Acquired Business') which is acquired by the Company or any of the Restricted Subsidiaries if (i) the primary intent of the Company or such Restricted Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (a) of this definition and (ii) the Company believed that it would not have been able to acquire such portion of the Acquired Business if the Other Business was not also acquired.

        'Related Taxes' means (x) the Company's share (based on the ratio of the book value of the Company and its subsidiaries to the book value of GCG and its subsidiaries (including the Company and its subsidiaries)) of any state or local taxes, other than taxes imposed on or measured by income or receipts, that are imposed on GCG or NHO by virtue of GCG or NHO (as the case may be) (1) being incorporated in such state or locality, (2) having capital stock outstanding or
(3) owning the stock of the Company (but excluding any taxes imposed on or attributable to any dividends received from the Company), (y) any payments in respect of Taxes required to be made by GCG under the Tax Sharing Agreement (less any refunds of such taxes that are received by GCG or NHO and not repaid to the Company) and (z) any Taxes of the Company or its Subsidiaries that are measured by income and for which GCG or NHO is liable up to an amount not to exceed with respect to such federal taxes, the amount of any such taxes that the Company would have been required to pay on a consolidated basis if the Company had filed a consolidated return on behalf of an affiliated group (as defined in section 1504 of the Code) of which it was the common parent, or with respect to such state, local and foreign taxes, the amount of taxes that the Company would have been required to pay if the Company and its eligible Subsidiaries had filed an affiliated, combined or unitary return with respect to such state, local or foreign taxes.

        'Restricted Subsidiary' means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to the covenant ' -- Designation of Unrestricted Subsidiaries' above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

        'SEC' means the Securities and Exchange Commission.

        'Senior Indebtedness' means, at any date, (a) all Obligations of the Company under the Credit Facility; (b) all Hedging Obligations of the Company;
(c) all Obligations of the Company under stand-by letters of credit; and (d) all Obligations under other Indebtedness of the Company including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for federal, state, local, foreign or other taxes;
(b) any Indebtedness of the Company to any Subsidiary of the

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Company, unless and for so long as such Indebtedness has been pledged to secure
Obligations under the Credit Facility or other Senior Indebtedness; (c) any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness evidenced by the Notes; (e) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (f) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations), subleases or licenses or Management Agreements; and (g) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company.

        'Separation Agreements' means, collectively, the Separation Agreement dated April 15, 1999 among GenTek, GCG, General Chemical Corporation and the Company, the Employee Benefits Agreement dated April 28, 1999 between GenTek and GCG, the Transition Support Agreement dated April 28, 1999 between GenTek and GCG, the Sublease Agreement dated April 28, 1999 between General Chemical Corporation and the Company and the Intellectual Property Agreement dated April 28, 1999 among GenTek, GCG, General Chemical Corporation and the Company and does not include the Tax Sharing Agreement.

        'Stated Maturity,' when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

        'Subordinated Indebtedness' means, with respect to the Company, any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

        'Subsidiary' means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person. Notwithstanding the foregoing, for so long as the Company is permitted to consolidate the ALCAD Partnership in its consolidated financial statements and the ALCAD Partnership and related agreements provide for the distribution of profits to the Company and the Restricted Subsidiaries on terms that are not adverse in any material respect from the perspective of Holders than those in effect on the Issue Date, the Company will be permitted to treat the ALCAD Partnership as a Subsidiary for all purposes of the Indenture.

        'Supply Partnership' means any Person (a) in which the Company beneficially owns less than a majority of the Voting Equity Interests, and (b) which has been organized for the purpose of toll manufacturing, marketing or selling industrial chemical products, mining minerals and/or supplying energy, raw materials or transportation services for the benefit of (x) the Company and the Restricted Subsidiaries in the ordinary course and (y) one or more of its customers or raw material (including energy) suppliers that is not an Affiliate of the Company and (z) if applicable, other persons similarly situated as the Company and the Restricted Subsidiary with respect to such benefits.

        'Surviving Person' means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

        'Tax Sharing Agreement' means the Tax Sharing Agreement dated April 28, 1999 between GenTek and GCG, as the same may be amended, modified or replaced in accordance with the Indenture.

        'Taxes' means any federal, state, local or foreign taxes.

        'United States Government Obligations' means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

        'Unrestricted Subsidiary' means any Subsidiary of the Company designated as such pursuant to ' -- Certain Covenants -- Designation of Unrestricted Subsidiaries' above. Any such designation may be

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revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

        'Unutilized Net Cash Proceeds' has the meaning set forth in the third paragraph under ' -- Certain Covenants -- Disposition of Proceeds of Asset Sales' above.

        'Voting Equity Interests' means Equity Interests in a corporation or other Person either (x) with voting power under ordinary circumstances entitling the holders thereof to vote for the election of the Board of Directors or other governing body of such corporation or Person or (y) for purposes of the definition of 'Change of Control' only, directly or indirectly accompanied with other rights to direct the policies, management or affairs of such Person pursuant to contract or otherwise.

        'Weighted Average Life to Maturity' means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

        'Wholly Owned Restricted Subsidiary' means any Restricted Subsidiary all of the outstanding Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States income tax consequences of the exchange of the Old Notes for the New Notes and the ownership and disposition of the New Notes. This summary applies only to a beneficial owner of a New Note who acquires the New Notes in exchange for Old Notes that such holder acquired for cash at the Original Offering from the Initial Purchasers and for the Original Offering Price thereof.

        This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing and proposed Treasury regulations promulgated thereunder (the 'Treasury Regulations') and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

        This summary does not address the tax consequences to subsequent purchasers of the Notes and is limited to acquirors who hold the Notes as 'capital assets' within the meaning of section 1221 of the Code. This summary is for general information only, and does not address all of the tax consequences that may be relevant to particular acquirors in light of their personal circumstances, or to certain types of acquirors (such as banks and other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities, persons who have hedged the interest rate on the Notes, partnerships and other pass-through entities or persons whose functional currency is not the U.S. dollar). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular acquiror.

        As used herein, the term 'U.S. Holder' means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation created or organized in the United States or under the laws of the United States or of any state of the United States, (c) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) at least one U.S. person has authority to control all substantial decisions of the trust.

        PROSPECTIVE ACQUIRORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

THE EXCHANGE OFFER

        The Exchange of an Old Note for a New Note of a U.S. Holder pursuant to the Exchange Offer will not constitute a taxable exchange of the Old Notes, and thus a U.S. Holder will not recognize taxable gain or loss upon receipt of a New Note. As a result, each U.S. Holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

INCOME TAXATION OF U.S. HOLDERS

        Payment of Interest on the Notes. In general, interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income, as received or accrued, in accordance with such holder's regular method of accounting for federal income tax purposes.

        Liquidated Damages. Since the Old Notes provide for the payment of liquidated damages in certain circumstances ('Liquidated Damages'), the Notes may be subject to special rules under the Treasury Regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury Regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingency is either 'remote' or 'incidental.' The Company intends to take the position that, solely for these purposes, at the time of the Original

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Offering, the payment of Liquidated Damages was a remote or incidental contingency. The Company's determination that such payments were a remote or incidental contingency for these purposes is binding on a U.S. Holder, unless such U.S. Holder discloses in the proper manner to the Internal Revenue Service (the 'IRS') that it is taking a different position. Prospective investors should consult their tax advisors as to the tax considerations relating to the payment of Liquidated Damages, in particular in connection with the Treasury Regulations relating to contingent payment interests.

        Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the Note.

        Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the holder's holding period for the Note is more than one year.

        Backup Withholding and Information Reporting. In general, a U.S. Holder will be subject to backup withholding at the rate of 31% with respect to payments of interest, principal and premium, if any, paid on, and the proceeds of a disposition of, a Note, unless the holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the Company with its taxpayer identification number ('TIN') (which for an individual would be the holder's social security number), certifies under penalties of perjury that the TIN provided to the Company is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments of principal, premium and interest to U.S. Holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. Holder who does not provide the Company with its correct TIN may be subject to penalties imposed by the IRS.

        The Company will report to U.S. Holders and the IRS the amount of any 'reportable payments' (including any interest paid) and any amounts withheld with respect to the Notes during the calendar year.

        The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Treasury Regulations, generally effective for payments made after December 31, 2000 (the 'New Withholding Regulations'), modify certain of the certification requirements for backup withholding. It is possible that the Company and other withholding agents may request a new withholding exemption from holders in order to qualify for continued exemption from backup withholding under the New Withholding Regulations.

TAXATION OF NON-U.S. HOLDERS

        Payment of Interest on the Notes. In general, payments of interest received by any holder of a Note that is not a U.S. Holder (a 'Non-U.S. Holder') will not be subject to a U.S. federal income tax (or any withholding thereof, except as described below under 'Backup Withholding and Information Reporting'), provided that (a) under an exemption for certain portfolio interest, (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company that is entitled to vote, (ii) the holder is not a 'controlled foreign corporation' (generally, a non-U.S. corporation controlled by U.S. shareholders) that is related to the Company actually or constructively through stock ownership and (iii) either (x) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a U.S. person on IRS Form W-8 (or a suitable substitute or successor form) or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or suitable substitute or successor form) has been

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

received by it from the beneficial owner or qualifying intermediary and furnishes the payor a copy thereof, (b) the Non-U.S. Holder is subject to U.S. federal income tax with respect to the Note on a net basis because payments received with respect to the Note are effectively connected with the conduct of a trade or business within the United States by the holder (in which case the holder may also be subject to U.S. 'branch profits tax') and the holder provides the Company with a properly executed IRS Form 4224 or a successor form, or (c) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the holder or such holder's agent provides a properly executed IRS Form 1001 or a successor form claiming the exemption. Payments of interest not exempt from U.S. federal income tax as described above will be subject to withholding at the rate of 30% (subject to reduction under the applicable income tax treaty).

        The New Withholding Regulations generally will be effective with respect to payments made after December 31, 2000. The New Withholding Regulations generally will not affect the certification rules described in the preceding paragraph, but will provide alternative methods for satisfying such requirements. The New Withholding Regulations may require that a Non-U.S. Holder (including a non-U.S. partnership or a partner thereof) obtain a TIN and make certain certifications if interest in respect of a Note is not portfolio interest and the Non-U.S. Holder wishes to claim a reduced rate of withholding under an income tax treaty. It is possible that the Company and other withholding agents may request a new withholding exemption from Non-U.S. Holders in order to qualify for continued exemption from withholding under the New Withholding Regulations. Each Non-U.S. Holder should consult its own tax advisor regarding the application of the New Withholding Regulations.

        Sale, Exchange or Retirement of the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or withholding thereof) in respect of gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of Notes, unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the holder, or (b) the holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

        With respect to a Non-U.S. Holder subject to U.S. federal income tax as described in the preceding paragraph, an exchange of a Note for an Exchange Note will not be treated as a taxable exchange of the Note. The Old Notes provide for the payment of Liquidated Damages in certain circumstances. Non-U.S. Holders should consult their tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, in particular as to the availability of the exemption for portfolio interest, and the ability of holders to claim the benefits of income tax treaty exemptions from U.S. withholding tax on interest, in respect of such Liquidated Damages.

        Backup Withholding and Information Reporting. Under current Treasury Regulations, backup withholding and certain information reporting do not apply to payments made by the Company or a paying agent to Non-U.S. Holders if the certification described under 'Payment of Interest on the Notes' is received, provided that the payor does not have actual knowledge that the holder is a U.S. person. If any payments of principal and interest are made to the beneficial owner of a Note by or through the non-U.S. office of a non-U.S. custodian, non-U.S. nominee or other non-U.S. agent of such beneficial owner, or if the non-U.S. office of a non-U.S. 'broker' (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a non-U.S. office of a broker that is a U.S. person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a 'controlled foreign corporation' (generally, a non-U.S. corporation controlled by U.S. shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a non-U.S. person, or otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund or a credit against such holder's U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

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

        In addition, in certain circumstances, interest on a Note owned by a Non-U.S. Holder will be required to be reported annually on IRS Form 1042S, in which case such form will be filed with the IRS and furnished to the holder.

        The New Withholding Regulations revise (substantially in certain respects) the procedures that withholding agents and payees must follow to comply with, or to establish an exemption, from these information reporting and backup withholding provisions for payments after December 31, 2000. It is possible that the Company and other withholding agents may request a new withholding exemption from Non-U.S. Holders in order to qualify for continued exemption from backup withholding under the New Withholding Regulations. Each Non-U.S. Holder should consult its own tax advisor regarding the application to such holder of the New Withholding Regulations.

        Estate Tax. Subject to applicable estate tax treaty provisions, Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such holder's gross estate for U.S. federal estate tax purposes, provided that (a) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Notes is not effectively connected with the conduct of a U.S. trade or business by the individual.

                              PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Securities for its own account pursuant to the Registered Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Securities where such Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until         , 199 , all
dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

        The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Registered Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Registered Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

        For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Registered Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any broker-dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

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                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

GENERAL; PURPOSE OF THE EXCHANGE OFFER

        In connection with the issuance of the Old Notes pursuant to a Purchase Agreement, dated as of April 22, 1999, among General Chemical Group and Chase Securities Inc., BT Alex. Brown Incorporated and ING Baring Furman Selz LLC (the 'Initial Purchasers'), the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

        Under the Registration Rights Agreement, the Company has agreed (1) to use its best efforts to cause to be filed with the Commission on or prior to 60 days after the date of the Original Offering the Registration Statement of which this prospectus is a part with respect to a registered offer to exchange the Old Notes for the New Notes, and (2) to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the initial issuance of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 business days after the date notice of the Exchange Offer is mailed to holders of the Old Notes. The Exchange Offer being made hereby, if consummated within 210 days after the initial issuance of the Old Notes, will satisfy those requirements under the Registration Rights Agreement.

        Upon the terms and subject to the conditions set forth in this prospectus and in the Letters of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letters of Transmittal, is being sent to all registered
holders as of          , 1999. The Exchange Offer is not conditioned upon any
minimum principal amount of Old Notes being tendered for exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth herein under ' -- Conditions.'

        Old Notes shall be deemed to have been accepted as validly tendered when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

        Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14,
1993) and Shearman & Sterling (available July 2, 1993)), the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

         such New Notes are acquired in the ordinary course of business;

         at the time of the commencement of the Exchange Offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

         such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes.

The Company has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

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        By tendering Old Notes in exchange for New Notes and executing the
Letter of Transmittal, each holder will represent to the Company that:

         any New Notes to be received by it will be acquired in the ordinary course of business;

         it has no arrangements or understandings with any person to participate in the distribution of the Old Notes or New Notes within the meaning of the Securities Act; and

         it is not an 'affiliate,' as defined in Rule 405 under the Securities Act, of the Company.

        Each broker-dealer that receives Exchange Securities for its own account in exchange for Securities, where such Securities were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See 'Plan of Distribution.' Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of Old Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

        Upon consummation of the Exchange Offer, subject to certain limited exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to limited exceptions, the Company will have no obligation to effect a subsequent registration of the Old Notes.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

        The term 'Expiration Date' shall mean          , 1999, unless the
Company, in its sole discretion, extends the Exchange Offer, in which case the term 'Expiration Date' shall mean the latest date to which the Exchange Offer is extended.

        To extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

        The Company reserves the right (1) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under ' -- Conditions' shall have occurred and shall not have been waived by the Company prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (2) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

        Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

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

INTEREST ON THE NEW NOTES

        The New Notes will accrue interest at the rate of 10 5/8% per annum from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor, or, if no interest has been paid on such Old Note, from the Issue Date, provided, that if an Old Note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the New Note received in exchange therefor will accrue from the date of such interest payment date. Interest on the New Notes is payable on May 1 and November 1 of each year, commencing November 1, 1999. No additional interest will be paid on Old Notes tendered and accepted for exchange.

PROCEDURES FOR TENDERING

        To tender in the Exchange Offer, a holder must complete, sign and date the applicable Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either:

         certificates of such Old Notes must be received by the Exchange Agent along with the applicable Letter of Transmittal; or

         a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the applicable Letter of Transmittal; or

         the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of Old Notes, Letter of Transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Old Notes, Letters of Transmittal or other required documents should be sent to the Company. Delivery of all Old Notes (if applicable), Letters of Transmittal and other documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an 'eligible guarantor' institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an 'Eligible Institution') unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder of Old Notes who has not completed the box entitled 'Special Issuance Instructions' or 'Special Delivery Instructions' on the applicable Letter of Transmittal or
(ii) for the account of an Eligible Institution.

        If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letters of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

        In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture:

         to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under ' -- Conditions,' to terminate the Exchange Offer;

         to redeem Old Notes as a whole or in part at any time and from time to time, as set forth under 'Description of the Notes -- Optional Redemption;' and to the extent permitted under applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

        In addition, each broker-dealer that receives Exchange Securities for its own account in exchange for Securities, where such Securities were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See 'Plan of Distribution.'

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

        Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See ' -- Conditions.' For purposes of the Exchange Offer, Old Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent. For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

         certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the applicable Book-Entry Transfer Facility;

         a properly completed and duly executed Letter of Transmittal; and

         all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Old Notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

        The Exchange Agent will make a request to establish an account with respect to the Old Notes at the applicable Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in such Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the applicable Book-Entry Transfer Facility, the applicable Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under ' -- Exchange Agent' on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

EXCHANGING BOOK-ENTRY NOTES

        The Exchange Agent and the Book-Entry Transfer Facility have confirmed that any financial institution that is a participant in the Book-Entry Transfer Facility may utilize the Book-Entry Transfer Facility Automated Tender Offer Program ('ATOP') procedures to tender Old Notes.

        Any participant in the applicable Book-Entry Transfer Facility may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after a Book-Entry Confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message and any other documents required by the Letter of Transmittal. The term 'Agent's Message' means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Old Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

        If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         the tender is made through an Eligible Institution;

         prior to the Expiration Date, the Exchange Agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Company, which:

                  (1) sets forth the name and address of the holder of Old Notes and the amount of Old Notes tendered;

                  (2) states that the tender is being made thereby; and

                  (3) guarantees that within three New York Stock Exchange
                      ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

         the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

        Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under ' -- Exchange Agent.' Any such notice of withdrawal must:

         specify the name of the person having tendered the Old Notes to be withdrawn;

         identify the Old Notes to be withdrawn, including the principal amount of such Old Notes;

         in the case of Old Notes tendered by book-entry transfer, specify the number of the account at the Book-Entry Transfer Facility from which the Old Notes were tendered and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility;

         contain a statement that such holder is withdrawing its election to have such Old Notes exchanged;

         be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender; and

         specify the name in which such Old Notes are registered, if different from the person who tendered such Old Notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered Old Notes, or credited to an account maintained with the applicable Book-Entry Transfer Facility for the Old Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under ' -- Procedures for Tendering' and ' -- Book-Entry Transfer' above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS

        Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time prior to 5:00 p.m., New York City time, on the Expiration Date, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. The Company is required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment.

EXCHANGE AGENT

        U.S. Bank Trust National Association, Exchange Agent has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letters of Transmittal should be directed to the Exchange Agent addressed as follows:

      By Mail, Hand Delivery or                      For Information Call:
         Overnight Courier:                             (800) 934-6802
U.S. Bank Trust National Association
        180 East 5th Street                       Facsimile Transmission Number:
     St. Paul, Minnesota 55101                           (612) 244-1537
  Attention: Specialized Finance

FEES AND EXPENSES

        The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

        The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

        The expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

        The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

        Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

                                 LEGAL MATTERS

        Certain matters with respect to the New Notes will be passed on for the Company by Debevoise & Plimpton, New York, New York.

                                    EXPERTS

        The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  OF GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.

                                                                                                                      PAGE
                                                                                                                      ----
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and 1999...........................    F-2
Consolidated Balance Sheets at December 31, 1998 and March 31, 1999................................................    F-3
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1999...........................    F-4
Notes to the Consolidated Financial Statements.....................................................................    F-5

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report.......................................................................................    F-7
Consolidated Statements of Operations for the three years ended December 31, 1998..................................    F-8
Consolidated Balance Sheets at December 31, 1997 and 1998..........................................................    F-9
Consolidated Statements of Cash Flows for the three years ended December 31, 1998..................................   F-10
Consolidated Statements of Changes in Equity for the three years ended December 31, 1998...........................   F-11
Notes to Consolidated Financial Statements.........................................................................   F-12

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                                      THREE MONTHS ENDED
                                                                                                          MARCH 31,
                                                                                                      ------------------
                                                                                                       1998       1999
                                                                                                      -------    -------
                                                                                                        (IN THOUSANDS)
Net revenues.......................................................................................   $62,343    $61,472
Cost of sales......................................................................................    49,134     51,268
Selling, general and administrative expense........................................................     3,928      4,047
                                                                                                      -------    -------
     Operating profit..............................................................................     9,281      6,157
Interest expense...................................................................................     2,916      2,669
Interest income....................................................................................       157        423
Foreign currency transaction (gains) losses........................................................      (172)       (15)
Other expense, net.................................................................................        36         30
                                                                                                      -------    -------
     Income before income taxes and minority interest..............................................     6,658      3,896
Minority interest..................................................................................     4,437      2,587
                                                                                                      -------    -------
     Income before income taxes....................................................................     2,221      1,309
Income tax provision...............................................................................       323        330
                                                                                                      -------    -------
     Net income....................................................................................   $ 1,898    $   979
                                                                                                      -------    -------
                                                                                                      -------    -------

      See the accompanying notes to the consolidated financial statements.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31,     MARCH 31,
                                                                                                    1998           1999
                                                                                                ------------    -----------
                                                                                                                (UNAUDITED)
                                                                                                      (IN THOUSANDS)
                                           ASSETS
Current assets:
     Cash and cash equivalents...............................................................     $  1,127       $   1,249
     Receivables, net........................................................................       58,601          58,766
     Inventories.............................................................................       25,508          22,571
     Deferred income taxes...................................................................        4,392           4,383
     Other current assets....................................................................        1,659           4,988
                                                                                                ------------    -----------
          Total current assets...............................................................       91,287          91,957
Property, plant and equipment, net...........................................................      141,808         141,900
Other assets.................................................................................       15,619          16,687
                                                                                                ------------    -----------
          Total assets.......................................................................     $248,714       $ 250,544
                                                                                                ------------    -----------
                                                                                                ------------    -----------

                                   LIABILITIES AND EQUITY
Current liabilities:
     Accounts payable........................................................................     $ 24,298       $  26,182
     Accrued liabilities.....................................................................       25,146          27,923
     Income taxes payable....................................................................        1,988              --
                                                                                                ------------    -----------
          Total current liabilities..........................................................       51,432          54,105
Other liabilities............................................................................       78,561          83,829
                                                                                                ------------    -----------
          Total liabilities..................................................................      129,993         137,934
Minority interest............................................................................       43,429          45,090
Net investment by The General Chemical
  Group Inc..................................................................................       75,292          67,520
                                                                                                ------------    -----------
          Total liabilities and equity.......................................................     $248,714       $ 250,544
                                                                                                ------------    -----------
                                                                                                ------------    -----------

      See the accompanying notes to the consolidated financial statements.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                                      THREE MONTHS ENDED
                                                                                                           MARCH 31,
                                                                                                      -------------------
                                                                                                        1998       1999
                                                                                                      --------    -------
                                                                                                         (IN THOUSANDS)
Cash flows from operating activities:
     Net income....................................................................................   $  1,898    $   979
     Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization............................................................      4,460      4,243
          Decrease in receivables..................................................................     13,126        271
          Decrease in inventories..................................................................        809      3,259
          Increase (decrease) in accounts payable..................................................     (4,425)     1,558
          Increase in accrued liabilities..........................................................      3,646        619
          (Decrease) in income taxes payable.......................................................     (1,217)    (2,702)
          Increase (decrease) in other liabilities and assets, net.................................     (7,125)     2,212
          Increase in minority interest............................................................      4,396      1,661
                                                                                                      --------    -------
          Net cash provided by operating activities................................................     15,568     12,100
                                                                                                      --------    -------
Cash flows from investing activities:
     Capital expenditures..........................................................................     (2,545)    (3,254)
     Other financing activities....................................................................        (75)      (373)
                                                                                                      --------    -------
          Net cash (used for) investing activities.................................................     (2,620)    (3,627)
                                                                                                      --------    -------
Cash flows from financing activities:
     Net transactions with The General Chemical Group Inc..........................................    (13,164)    (8,351)
                                                                                                      --------    -------
          Net cash (used for) financing activities.................................................    (13,164)    (8,351)
                                                                                                      --------    -------
Increase (decrease) in cash and cash equivalents...................................................       (216)       122
Cash and cash equivalents at beginning of period...................................................      1,352      1,127
                                                                                                      --------    -------
Cash and cash equivalents at end of period.........................................................   $  1,136    $ 1,249
                                                                                                      --------    -------
                                                                                                      --------    -------

      See the accompanying notes to the consolidated financial statements.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE QUARTER ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

        General Chemical Industrial Products Inc. (the 'Company') is a wholly-owned subsidiary of The General Chemical Group Inc. ('GCG'). The company was formed on April 30, 1999 as part of the separation by GCG of its Manufacturing and Performance Products Segments from its Industrial Chemicals Segment through a distribution of stock of GenTek Inc. ('GenTek') to stockholders of GCG (the 'Spinoff'). In connection with the Spinoff, GCG transferred its Industrial Chemical Segment to a wholly-owned subsidiary, General Chemical Industrial Products Inc. and transferred its Manufacturing and Performance Products Segments to a wholly-owned subsidiary, GenTek, and distributed the stock of GenTek to shareholders of GCG. On April 30, 1999, GCG and GenTek became separate, publicly-traded companies on the New York Stock Exchange. GCG continues to trade using the GCG symbol. GCG owns and operates the Company, and GenTek owns and operates the businesses comprising the Manufacturing and Performance Products Segments.

        These unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements do not include certain information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The Company's financial statements should be read in conjunction with the financial statements and the notes thereto for the year ended December 31, 1998 included elsewhere in this Prospectus.

        Certain prior-period amounts have been reclassified to conform with the current presentation.

NOTE 2 -- COMPREHENSIVE INCOME

        Total comprehensive income is comprised of net income and foreign currency translation gains and losses. Total comprehensive income for the three months ended March 31, 1998 and 1999 was $1,901 and $963, respectively.

NOTE 3 -- ADDITIONAL FINANCIAL INFORMATION

        The components of inventories were as follows:

                                                                                      DECEMBER 31,     MARCH 31,
                                                                                          1998           1999
                                                                                      ------------    -----------
Raw materials......................................................................     $  3,480        $ 2,526
Work in process....................................................................        1,839          2,199
Finished products..................................................................       13,297          9,450
Supplies and containers............................................................        6,892          8,396
                                                                                      ------------    -----------
                                                                                        $ 25,508        $22,571
                                                                                      ------------    -----------
                                                                                      ------------    -----------

NOTE 4 -- RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

        GCG is party to a management agreement with Latona Associates (which is controlled by a stockholder of GCG) under which GCG receives corporate supervisory and administrative services and strategic guidance for a quarterly fee. In connection with the Spinoff, Latona agreed to provide its services separately to GCG and GenTek. The Company's share of this management fee is $285 and $146 for the three months ended March 31, 1998 and 1999, respectively.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)
                      FOR THE QUARTER ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

OTHER TRANSACTIONS

        The Company supplies soda ash to General Chemical Corporation ('GCC'), an affiliate of the Company. For the three months ended March 31, 1998 and 1999, sales to GCC amounted to $1,298 and $931, respectively.

NOTE 5 -- GEOGRAPHIC INFORMATION

                                                                         TOTAL REVENUES      OPERATING PROFIT
                                                                           MARCH 31,            MARCH 31,
                                                                       ------------------    ----------------
                                                                        1998       1999       1998      1999
                                                                       -------    -------    ------    ------
United States.......................................................   $48,450    $47,337    $7,960    $5,664
Foreign.............................................................    19,754     21,933     1,321       493
Elimination.........................................................    (5,861)    (7,798)       --        --
                                                                       -------    -------    ------    ------
                                                                       $62,343    $61,472    $9,281    $6,157
                                                                       -------    -------    ------    ------
                                                                       -------    -------    ------    ------

NOTE 6 -- SUBSEQUENT EVENT

        As of April 30, 1999, and in connection with the Spinoff, the Company issued and sold $100,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2009 and entered into an $85,000 revolving credit facility with certain lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, The Chase Manhattan Bank of Canada, as Canadian Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, and The First National Bank of Chicago as Documentation Agent.

                          INDEPENDENT AUDITORS' REPORT

TO THE STOCKHOLDER OF
GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.

        We have audited the accompanying consolidated balance sheets of General Chemical Industrial Products Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of General Chemical Industrial Products Inc. at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Parsippany, New Jersey
February 11, 1999
(April 30, 1999 as to Note 1)

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                      --------------------------------
                                                                                        1996        1997        1998
                                                                                      --------    --------    --------
                                                                                               (IN THOUSANDS)
Net revenues.......................................................................   $298,945    $289,700    $261,469
Cost of sales......................................................................    198,802     204,769     202,338
Selling, general and administrative expense........................................     22,219      16,650      18,082
                                                                                      --------    --------    --------
  Operating profit.................................................................     77,924      68,281      41,049
Interest expense...................................................................     13,001      12,747      11,747
Interest income....................................................................      1,029       1,029         930
Foreign currency transaction (gains) losses........................................        (86)        185         447
Other expense, net.................................................................        441         285         524
                                                                                      --------    --------    --------
  Income before minority interest and income taxes.................................     65,597      56,093      29,261
Minority interest..................................................................     31,635      24,253      16,666
                                                                                      --------    --------    --------
  Income before income taxes.......................................................     33,962      31,840      12,595
Income tax provision...............................................................      9,682       9,576       3,171
                                                                                      --------    --------    --------
  Net income.......................................................................   $ 24,280    $ 22,264    $  9,424
                                                                                      --------    --------    --------
                                                                                      --------    --------    --------

      See the accompanying notes to the consolidated financial statements.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                                        DECEMBER 31,
                                                                                                    --------------------
                                                                                                      1997        1998
                                                                                                    --------    --------
                                                                                                       (IN THOUSANDS)
                                             ASSETS
Current assets
  Cash and cash equivalents......................................................................   $  1,352    $  1,127
  Receivables, net...............................................................................     72,917      58,601
  Inventories....................................................................................     20,630      25,508
  Deferred income taxes..........................................................................      4,295       4,392
  Other current assets...........................................................................      2,217       1,659
                                                                                                    --------    --------
     Total current assets........................................................................    101,411      91,287
Property, plant and equipment, net...............................................................    144,035     141,808
Other assets.....................................................................................     16,729      15,619
                                                                                                    --------    --------
          Total assets...........................................................................   $262,175    $248,714
                                                                                                    --------    --------
                                                                                                    --------    --------

                                     LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable...............................................................................   $ 29,216    $ 24,298
  Accrued liabilities............................................................................     24,412      25,146
  Income taxes payable...........................................................................      1,914       1,988
                                                                                                    --------    --------
     Total current liabilities...................................................................     55,542      51,432
Other liabilities................................................................................     77,827      78,561
                                                                                                    --------    --------
     Total liabilities...........................................................................    133,369     129,993
Minority interest................................................................................     43,301      43,429
Net investment by The General Chemical Group Inc.................................................     85,505      75,292
                                                                                                    --------    --------
          Total liabilities and equity...........................................................   $262,175    $248,714
                                                                                                    --------    --------
                                                                                                    --------    --------

      See the accompanying notes to the consolidated financial statements.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                        --------------------------------
                                                                                          1996        1997        1998
                                                                                        --------    --------    --------
                                                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net income.........................................................................   $ 24,280    $ 22,264    $  9,424
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization.................................................     15,646      16,798      16,999
       Net loss on disposition of long-term assets...................................        497         696         460
       (Increase) decrease in receivables............................................     (9,714)    (12,085)     12,189
       (Increase) decrease in inventories............................................      2,966        (940)     (5,754)
       Increase (decrease) in accounts payable.......................................      3,030       3,631      (3,460)
       Increase (decrease) in accrued liabilities....................................      4,342      (5,234)        909
       Increase (decrease) in income taxes payable...................................        820      (2,394)        (32)
       Increase in minority interest.................................................     10,294       4,729         128
       Increase (decrease) in other liabilities and assets, net......................     (1,737)      2,293       6,946
                                                                                        --------    --------    --------
          Net cash provided by operating activities..................................     50,424      29,758      37,809
                                                                                        --------    --------    --------
Cash flows from investing activities:
  Capital expenditures...............................................................    (34,934)    (30,468)    (18,498)
  Proceeds from sales or disposals of long-term assets...............................         30           7         101
                                                                                        --------    --------    --------
          Net cash used for investing activities.....................................    (34,904)    (30,461)    (18,397)
                                                                                        --------    --------    --------
Cash flows from financing activities:
  Net transactions with The General Chemical Group Inc...............................    (14,839)        446     (19,637)
                                                                                        --------    --------    --------
          Net cash provided by (used for) financing activities.......................    (14,839)        446     (19,637)
                                                                                        --------    --------    --------
Increase (decrease) in cash and cash equivalents.....................................        681        (257)       (225)
Cash and cash equivalents at beginning of period.....................................        928       1,609       1,352
                                                                                        --------    --------    --------
Cash and cash equivalents at end of period...........................................   $  1,609    $  1,352    $  1,127
                                                                                        --------    --------    --------
                                                                                        --------    --------    --------

      See the accompanying notes to the consolidated financial statements.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                       ---------------------------------
                                                                                          1996        1997        1998
                                                                                       --------     -------     --------
                                                                                                (IN THOUSANDS)

Net investment by The General Chemical Group Inc. at beginning of year.................$ 53,354     $62,795     $ 85,505
  Net income............................................................................ 24,280      22,264        9,424
  Transfers (to) from The General Chemical Group Inc................................... (14,839)        446      (19,637)
                                                                                       --------     -------     --------
Net investment by The General Chemical Group Inc. at end of year.....................  $ 62,795     $85,505     $ 75,292
                                                                                       --------     -------     --------
                                                                                       --------     -------     --------







      See the accompanying notes to the consolidated financial statements.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION

     General Chemical Industrial Products Inc. (the 'Company') is a leading North American supplier of soda ash and calcium chloride to a broad range of industrial and municipal customers. The primary end markets for soda ash include glass production, sodium-based chemicals, powdered detergents, water treatment and other industrial end uses. Calcium chloride is mainly used for dust control and roadbed stabilization during the summer and melting ice during the winter.

     The Company is a wholly-owned subsidiary of The General Chemical Group Inc. ('GCG'). The Company was formed on April 30, 1999 as part of the separation by GCG of its Manufacturing and Performance Products Segments from its Industrial Chemicals Segment through a distribution of stock of GenTek Inc. ('GenTek') to stockholders of GCG (the 'Spinoff'). In connection with the Spinoff, GCG transferred its Industrial Chemical Segment to a wholly-owned subsidiary, General Chemical Industrial Products Inc. and transferred its Manufacturing and Performance Products Segment to a wholly-owned subsidiary, GenTek and distributed the stock of GenTek to shareholders of GCG. On April 30, 1999, GCG and GenTek became separate, publicly-traded companies on the New York Stock Exchange. GCG continues to trade using the GCG symbol. GCG owns and operates the Company, and GenTek owns and operates the businesses comprising the Manufacturing and Performance Products Segments.

     The transfer of GCG's Industrial Chemical Segment to the Company has been reflected at the historical book value of the assets and liabilities received and accounted for in a manner similar to a pooling of interests. Accordingly, all prior periods presented have been restated to reflect the transfer.
The financial information included herein does not necessarily reflect the consolidated results of operations, financial position, changes in equity and cash flows of the Company had the Company been a separate stand-alone entity for the periods presented. The consolidated financial statements include an allocation of certain assets, liabilities and expenses from GCG, including allocations of general corporate overhead expenses of $2,569, $1,285 and $1,448 for the years 1996, 1997 and 1998, respectively. In the opinion of management, expenses have been allocated to the Company in a reasonable and consistent basis using management's estimate of services provided to the Company by GCG. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had the Company been operating as a stand-alone entity during the periods presented or expected to be incurred after the Spinoff.

     The Company participates in GCG's centralized cash management and financing program, and the accompanying financial statements include an allocation of net interest expense from GCG. To the extent the Company has experienced temporary cash needs for working capital purposes or capital expenditures, such funds have historically been provided by GCG. The net effect of cash transfers to or from GCG are reflected in net investment by The General Chemical Group Inc. Net interest expense has been allocated assuming that the Company's allocated share of GCG's debt would be $150,000. The allocations were made consistently in each year, and management believes the allocations are reasonable. However, these interest costs would not necessarily be indicative of what the actual costs would have been had the Company operated as a separate, stand-alone public entity. Subsequent to the Spinoff, the Company will be responsible for these cash management functions using its own resources or purchased services and will be responsible for the costs associated with operating a public company.

     The Company's financial results include the costs incurred by GCG pension and postretirement benefit plans for employees and retirees of the Company.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying consolidated financial statements reflect the results of operations, financial position, changes in net equity and cash flows of the Company, including General Chemical (Soda Ash) Partners ('GCSAP') of which the Company owns 51 percent. The consolidated financial statements reflect the assets and liabilities and the historical results of operations of the Industrial Chemical Business. All intercompany balances and transactions have been eliminated.

     Taxes on income are computed as if the Company were a stand-alone company. The provision for income taxes has been determined as if the Company had filed separate tax returns under its existing structure for the periods presented.

     Inventories are valued at the lower of cost or market, using the last-in, first-out ('LIFO') method for most domestic production inventories and the first-in, first-out ('FIFO') or average-cost method for all other inventories. Production inventory costs include material, labor and factory overhead.

     Property, plant and equipment are carried at cost and are depreciated principally using the straight line method, using estimated lives which range from 2 to 30 years. Mines and machinery and equipment of GCSAP are depreciated using the units-of-production method. Approximately 54 percent of machinery and equipment and 80 percent of mines and quarries are depreciated using the units of production method.

     The Company evaluates the recovery of long-lived assets not held for sale by measuring the carrying value of these assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future cash flows are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values, which have been determined on a discounted cash flow basis.

     The Company provides for the expected costs to be incurred for the eventual reclamation of mining properties pursuant to local law. Land reclamation costs are being accrued over the estimated remaining life of the reserves currently under lease. At December 31, 1997 and 1998, the Company had accruals of $24,746 and $25,684, respectively, for land reclamation. These amounts are included in other liabilities on the balance sheet.

     The Company recognizes deferred tax assets and liabilities based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates.

     The Company does not hold or issue derivative financial instruments for trading purposes or any other purposes.

     All highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, 'Accounting for Derivative Instruments and Hedging Activities' ('FAS 133'). FAS 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. The Company is required to adopt FAS 133 for fiscal years beginning after June 15, 1999. The Company does not expect the adoption of FAS 133 will have a material effect on the Company's results of operations or financial condition.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 3 -- INCOME TAXES

     Income before income taxes is as follows:

                                                                                  YEARS ENDED DECEMBER 31,
                                                                                -----------------------------
                                                                                 1996       1997       1998
                                                                                -------    -------    -------
United States................................................................   $18,280    $18,746    $ 8,141
Foreign......................................................................    15,682     13,094      4,454
                                                                                -------    -------    -------
     Total...................................................................   $33,962    $31,840    $12,595
                                                                                -------    -------    -------
                                                                                -------    -------    -------

     The components of the income tax provision are as follows:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                   ----------------------------
                                                                                    1996       1997      1998
                                                                                   -------    ------    -------
United States:
     Current....................................................................   $ 5,145    $1,018    $ 3,850
     Deferred...................................................................    (2,224)    2,884     (2,691)
Foreign:
     Current....................................................................     6,179     5,073      1,503
     Deferred...................................................................      (726)     (739)       (94)
State:
     Current....................................................................     1,939       706      1,552
     Deferred...................................................................      (631)      634       (949)
                                                                                   -------    ------    -------
          Total.................................................................   $ 9,682    $9,576    $ 3,171
                                                                                   -------    ------    -------
                                                                                   -------    ------    -------

     A summary of the components of deferred tax assets and liabilities is as follows:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                     ----------------------
                                                                                        1997        1998
                                                                                     ----------  ----------
Postretirement benefits............................................................  $   12,575  $   12,597
Nondeductible accruals.............................................................      12,808      13,363
Foreign operations.................................................................       4,302       4,291
Other..............................................................................         105         105
                                                                                     ----------  ----------
     Deferred tax assets...........................................................      29,790      30,356
                                                                                     ----------  ----------
Property, plant and equipment......................................................      15,029      15,739
Pensions...........................................................................       5,377       4,733
Inventory..........................................................................        (631)       (681)
Other..............................................................................          40          40
                                                                                     ----------  ----------
     Deferred tax liabilities......................................................      19,815      19,831
                                                                                     ----------  ----------
Valuation allowance................................................................      11,434      11,423
                                                                                     ----------  ----------
Net deferred tax liabilities.......................................................  $    1,459  $      898
                                                                                     ----------  ----------
                                                                                     ----------  ----------

     The Company has deferred tax assets related to foreign tax credits of $11,434 and $11,423 at December 31, 1997 and 1998, respectively, against which a full valuation allowance has been recorded. The Company reversed $1,426, $4,656 and $11 of previously recorded valuation allowances during 1996, 1997 and 1998, respectively, primarily related to foreign tax credits that had expired.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The difference between the effective income tax rate and the United States statutory rate is reconciled below:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                     --------------------------
                                                                                     1996      1997       1998
                                                                                     -----     -----     ------
U.S. federal statutory rate.......................................................    35.0%     35.0%      35.0%
State income taxes, net of federal benefit........................................     2.5       2.7        3.1
Tax effect of foreign operations..................................................     2.5       1.1        2.4
Depletion.........................................................................   (11.9)     (9.1)     (16.6)
Other.............................................................................     0.4       0.4        1.3
                                                                                     -----     -----     ------
     Total........................................................................    28.5%     30.1%      25.2%
                                                                                     -----     -----     ------
                                                                                     -----     -----     ------

     In connection with the Spinoff, GCG entered into a tax sharing agreement with GenTek. The agreement will require GenTek to indemnify and hold harmless GCG for consolidated income tax liabilities attributable to periods before the Spinoff.

NOTE 4 -- PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     The Company participates in GCG's domestic and foreign pension plans. At the Spinoff, the Company will assume the responsibility for pension benefits for retirees whose last work assignment was with the Company and for employees of the Company. Following the Spinoff, the Company will establish separate defined benefit plans for the employees and retirees of the Company. Assets included in trusts under qualified pension plans will be divided after the Spinoff between the trusts for GenTek's qualified pension plans and the Company's qualified pension plans. Each such domestic plan will receive the legally required funding under the Employee Retirement Income Security Act of 1974 and foreign plans will receive funding as specified under the applicable statutory requirement. The Company also participates in GCG's sponsored postretirement benefit plan substantially covering all hourly and certain salaried employees of GCG. GCG funds these benefits on a pay-as-you-go basis. At the Spinoff, the Company will assume the responsibility for postretirement benefits for retirees whose last work assignment was with the Company and for the employees of the Company. The disclosures for GCG's Pension Plans and Other Postretirement Benefits are as follows:

                                                                                                     OTHER
                                                             PENSION BENEFITS               POSTRETIREMENT BENEFITS
                                                               DECEMBER 31,                      DECEMBER 31,
                                                     --------------------------------    -----------------------------
                                                       1996        1997        1998       1996       1997       1998
                                                     --------    --------    --------    -------    -------    -------
UNITED STATES:
Components of Net Periodic Benefit Cost
     Service Cost.................................   $  4,748    $  5,217    $  5,645    $ 1,455    $ 1,575    $ 1,568
     Interest Cost................................     13,125      13,873      14,935      3,587      3,896      4,046
     Expected Return on Plan Assets...............    (12,241)    (13,466)    (15,156)     --         --         --
          Amortization of Net Prior Service
            Cost..................................        841         843         910     (1,604)    (1,604)    (1,604)
          (Gain)/Loss.............................         80          46          10       (757)      (587)      (628)
                                                     --------    --------    --------    -------    -------    -------
     Net Periodic Benefit Cost....................   $  6,553    $  6,513    $  6,344    $ 2,681    $ 3,280    $ 3,382
                                                     --------    --------    --------    -------    -------    -------
                                                     --------    --------    --------    -------    -------    -------

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                                         OTHER
                                                                                                     POSTRETIREMENT
                                                                            PENSION BENEFITS            BENEFITS
                                                                              DECEMBER 31,            DECEMBER 31,
                                                                          --------------------    --------------------
                                                                            1997        1998        1997        1998
                                                                          --------    --------    --------    --------
Change in Benefit Obligation
     Benefit Obligation at Prior Measurement Date......................   $187,760    $203,495    $ 55,578    $ 57,522
     Service Cost......................................................      5,217       5,533       1,575       1,568
     Interest Cost.....................................................     13,873      14,856       3,896       4,046
     Actuarial (Gain)/Loss.............................................        960      22,332      (1,800)       (948)
     Benefits Paid.....................................................     (9,077)    (10,648)     (2,318)     (2,989)
     Plan Amendments...................................................        699       --          --          --
     Business Combinations.............................................      4,063       1,333         591       --
                                                                          --------    --------    --------    --------
     Benefit Obligation at Measurement Date............................   $203,495    $236,901    $ 57,522    $ 59,199
                                                                          --------    --------    --------    --------
                                                                          --------    --------    --------    --------
Change in Plan Assets
     Fair Value of Assets at Prior Measurement Date....................   $166,661    $193,301    $  --       $  --
     Actual Return on Plan Assets......................................     29,122      17,124       --          --
     Employer Contributions............................................      2,470       3,065       2,318       2,989
     Benefits Paid.....................................................     (9,077)    (10,649)     (2,318)     (2,989)
     Business Combinations.............................................      4,125       1,147       --          --
                                                                          --------    --------    --------    --------
     Fair Value of Assets at Measurement Date..........................   $193,301    $203,988       --          --
                                                                          --------    --------    --------    --------
                                                                          --------    --------    --------    --------
Reconciliation of Funded Status
     Funded Status.....................................................   $(10,194)   $(32,913)   $(57,522)   $(59,199)
     Unrecognized Net
          Transition (Asset)/Obligation................................      --             13       --          --
          Prior Service Cost...........................................      7,091       6,178     (11,104)     (9,500)
          (Gain)/Loss..................................................    (23,796)     (3,540)     (8,309)     (8,629)
                                                                          --------    --------    --------    --------
     Net Amount Recognized.............................................   $(26,899)   $(30,262)   $(76,935)   $(77,328)
                                                                          --------    --------    --------    --------
                                                                          --------    --------    --------    --------

     The assumptions used in accounting for the plans in 1996, 1997 and 1998 were

                                                                                                        PENSION PLANS
                                                                                          -----------------------------------------
                                                                                             1996           1997           1998
                                                                                          -----------    -----------    -----------
Discount rate..........................................................................     7 1/2%         7 1/2%         6 3/4%
Long-term rate of return on assets.....................................................         9%             9%             9%
Average rate of increase in employee compensation......................................         5%             5%             5%

     The assumption used in accounting for the medical plans in 1998 was an 8 percent health care cost trend rate (decreasing to 6 3/4 percent in the year 2001 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $3,881 at year end 1998 and the net periodic cost by $330 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $4,206 at year end 1998 and the net periodic cost by $357 for the year.

     The assumption used in accounting for the plans in 1997 was a 10 percent health care cost trend rate (decreasing to 7 1/2 percent in the year 2000 and beyond).

     The dates used to measure plan assets and liabilities were October 31, 1997 and 1998 for all plans. Pension plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                                       OTHER
                                                                  PENSION BENEFITS            POSTRETIREMENT BENEFITS
                                                                    DECEMBER 31,                    DECEMBER 31,
                                                            -----------------------------    --------------------------
                                                             1996       1997       1998       1996      1997      1998
                                                            -------    -------    -------    ------    ------    ------
CANADA
Components of Net Periodic Benefit Cost
     Service Cost........................................   $ 1,494    $ 1,352    $ 1,463    $  310    $  302    $  332
     Interest Cost.......................................     3,727      3,868      3,789       864     1,032     1,014
     Expected Return on Plan Assets......................    (4,662)    (4,877)    (4,881)     --        --        --
     Amortization of Net Prior Service Cost..............        92         90         84      --        --        --
     (Gain)/Loss.........................................       467        432        458      --        --        --
                                                            -------    -------    -------    ------    ------    ------
          Net Periodic Benefit Cost......................   $ 1,118    $   865    $   913    $1,174    $1,334    $1,346
                                                            -------    -------    -------    ------    ------    ------
                                                            -------    -------    -------    ------    ------    ------

                                                                                                      OTHER
                                                                                                  POSTRETIREMENT
                                                                     PENSION BENEFITS                BENEFITS
                                                                       DECEMBER 31,                DECEMBER 31,
                                                                  ----------------------      ----------------------
                                                                    1997          1998          1997          1998
                                                                  --------      --------      --------      --------
Change in Benefit Obligation
     Benefit Obligation at Prior Measurement Date..............   $ 50,714      $ 55,493      $ 13,297      $ 14,631
     Service Cost..............................................      1,349         1,457           302           330
     Interest Cost.............................................      3,857         3,773         1,029         1,010
     Actuarial (Gain)/Loss.....................................      3,977         5,823           592          (934)
     Foreign Currency Translation..............................       (899)       (3,701)         (235)         (977)
     Benefits Paid.............................................     (3,505)       (3,240)         (354)         (370)
                                                                  --------      --------      --------      --------
          Benefit Obligation at Measurement Date...............   $ 55,493      $ 59,605      $ 14,631      $ 13,690
                                                                  --------      --------      --------      --------
                                                                  --------      --------      --------      --------
Change in Plan Assets
     Fair Value of Assets at Prior Measurement Date............   $ 59,940      $ 66,181      $  --         $  --
     Actual Return on Plan Assets..............................     10,611         2,633         --            --
     Employer Contributions....................................      1,085         1,643           354           370
     Foreign Currency Translation..............................     (1,950)       (4,412)        --            --
     Benefits Paid.............................................     (3,505)       (3,240)         (354)         (370)
                                                                  --------      --------      --------      --------
          Fair Value of Assets at Measurement Date.............   $ 66,181      $ 62,805      $  --         $  --
                                                                  --------      --------      --------      --------
                                                                  --------      --------      --------      --------
Reconciliation of Funded Status
     Funded Status.............................................   $ 11,576      $  3,201      $(14,631)     $(13,691)
     Unrecognized Net Prior Service Cost.......................        834           695         --            --
     (Gain)/Loss...............................................      6,392        13,560         1,340           316
                                                                  --------      --------      --------      --------
          Net Amount Recognized................................   $ 18,802      $ 17,456      $(13,291)     $(13,375)
                                                                  --------      --------      --------      --------
                                                                  --------      --------      --------      --------

     The Canadian prepaid pension cost is included in other assets on the balance sheet.

     The assumptions used in accounting for the plans in 1996, 1997 and 1998 were

                                                                                                        PENSION PLANS
                                                                                          -----------------------------------------
                                                                                             1996           1997           1998
                                                                                          -----------    -----------    -----------
Estimated discount rate................................................................         8%         7 1/2%         6 3/4%
Estimated long-term rate of return on assets...........................................         9%             9%             9%
Average rate of increase in employee compensation......................................     5 1/4%         5 1/4%         5 1/4%

     The assumption used in accounting for the medical plans in 1998 was an 8.4 percent health care cost trend rate (decreasing to 6 percent in the year 2003 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $2,803 at year

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

end 1998 and the net periodic cost by $289 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $2,209 at year end 1998 and the net periodic cost by $223 for the year.

     The assumption used in accounting for the plans in 1997 was a 10 percent health care cost trend rate (decreasing to 7 1/2 percent in the year 2003 and beyond).

     The dates used to measure plan assets and liabilities were October 31, 1997 and 1998 for all plans. Pension plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

     The Company's share of GCG's consolidated net periodic benefit cost related to pension benefits, which has been recorded in the accompanying statement of operations in 1998, 1997 and 1996 was $3,282, $3,277 and $3,269, respectively.
The Company's share of GCG's consolidated net periodic benefit cost related to postretirement benefits, which has been recorded in the accompanying statement of operations in 1998, 1997 and 1996 was $2,118, $2,103 and $1,349,
respectively. The Company's share of the accrued pension obligation, which has been recorded in the accompanying balance sheet at December 31, 1998 and December 31, 1997 was $8,873 and $8,424, respectively. The actual amount transferred will be measured at the Spinoff date and may be different from these amounts.

     The Company's share of the long-term portion of the accrued postretirement benefit obligation as of December 31, 1998 and 1997 was $38,766 and $38,526, respectively, and is included in other liabilities on the balance sheet. The actual amount transferred will be measured at the Spinoff date and may be different from these amounts.

     The Company's share of GCG's pension assets as of December 31, 1997 and 1998 was $16,422 and $15,312, respectively, is included in other assets on the balance sheet. The actual amount transferred will be measured at the Spinoff date and may be different from these amounts.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

     Future minimum rental payments for operating leases (primarily for transportation equipment, offices and warehouses) having initial or remaining noncancellable lease terms in excess of one year as of December 31, 1998 are as follows:

YEARS ENDING
DECEMBER 31,
---------------------------------------------------------------------------------
   1999..........................................................................   $ 9,570
   2000..........................................................................     3,366
   2001..........................................................................       350
   2002..........................................................................       299
   2003 and thereafter...........................................................       213
                                                                                    -------
                                                                                    $13,798
                                                                                    -------
                                                                                    -------

     Rental expense for the years ended December 31, 1996, 1997 and 1998 was $11,175, $12,772 and $13,913, respectively.

     Parent Guaranty and Transfer Agreement. A restated parent guaranty and transfer agreement between New Hampshire Oak, a wholly owned subsidiary of GCG and the parent of the Company, ACI International Limited and TOSOH America, Inc. provides that in the event that either New Hampshire Oak, ACI International Limited or TOSOH America, Inc. (such entities being referred to as a 'transferring parent' or 'nontransferring parent' as the context requires) proposes to sell or otherwise transfer or cause to be sold or transferred the voting securities of the Company, the Andover Group, Inc. or TOSOH Wyoming, Inc. (the respective subsidiaries constituting the partners of GCSAP) as the case may be, the nontransferring parents will have the following options: (1) to purchase the transferring parent's subsidiary's interest in GCSAP at fair market value;
(2) to require the transferring parent to purchase the nontransferring parents' subsidiaries' interest in GCSAP at fair market value; (3) to buy the voting

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

securities to be sold by the transferring parent on the same terms and conditions and at the same price as the transferring parent proposes to sell or otherwise transfer or cause to be sold or transferred such voting securities; or
(4) to cause the proposed transferee to purchase the nontransferring parents' subsidiaries' interest in GCSAP for a price reflecting the price to be paid by the proposed transferee for such voting securities. In the event that New Hampshire Oak ceases to own at least 51 percent of the Company while the Company is a partner, the Company shall pay to The Andover Group, Inc. $2,833.

     The Company is involved in claims, litigation, administrative proceedings and investigations and remediation relative to environmental matters. Although the amount of any ultimate liability which could arise with respect to these matters cannot be accurately predicted, it is the opinion of management, based upon currently available information and the accruals established, that any such liability will have no material adverse effect on the Company's financial condition, results of operations or cash flows.

NOTE 6 -- RELATED PARTY TRANSACTIONS

MANAGEMENT AGREEMENT

     The General Chemical Group Inc. is party to a management agreement with Latona Associates (which is controlled by a stockholder of GCG) under which GCG receives corporate supervisory and administrative services and strategic guidance for a quarterly fee. The Company's share of this management fee is $388, $361 and $285 per quarter for the years 1996, 1997 and 1998, respectively.

OTHER TRANSACTIONS

     The Company supplies soda ash to General Chemical Corporation ('GCC'), an affiliate of the Company. For the years ended December 31, 1996, 1997 and 1998, sales to GCC amounted to $5,665, $5,240 and $5,325, respectively.

NOTE 7 -- ADDITIONAL FINANCIAL INFORMATION

     The following are summaries of selected balance sheet items:

                                                                                   DECEMBER 31,
                                                                               --------------------
RECEIVABLES                                                                     1997         1998
----------------------------------------------------------------------------   -------      -------
Trade.......................................................................   $68,655      $54,857
Other.......................................................................     6,951        6,402
Allowance for doubtful accounts.............................................    (2,689)      (2,658)
                                                                               -------      -------
                                                                               $72,917      $58,601
                                                                               -------      -------
                                                                               -------      -------

                                                                                   DECEMBER 31,
                                                                               --------------------
INVENTORIES                                                                     1997         1998
----------------------------------------------------------------------------   -------      -------
Raw materials...............................................................   $ 2,782      $ 3,480
Work in process.............................................................       205        1,839
Finished products...........................................................    11,210       13,297
Supplies and containers.....................................................     6,433        6,892
                                                                               -------      -------
                                                                               $20,630      $25,508
                                                                               -------      -------
                                                                               -------      -------

     Inventories valued at LIFO amounted to $2,475 and $5,632 at December 31, 1997 and 1998, respectively, which were below estimated replacement cost by $3,136 and $2,011, respectively. The impact of LIFO liquidations in 1996, 1997 and 1998 was not significant.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)
                             (DOLLARS IN THOUSANDS)

                                                                                 DECEMBER 31,
                                                                            -----------------------
PROPERTY, PLANT AND EQUIPMENT                                                 1997           1998
-------------------------------------------------------------------------   ---------      --------
Land and improvements....................................................   $  19,924      $ 19,915
Machinery and equipment..................................................     192,411       178,049
Buildings and leasehold improvements.....................................      16,607        12,492
Construction in progress.................................................       7,413         5,200
Mines and quarries.......................................................      13,658        14,395
                                                                            ---------      --------
                                                                              250,013       230,051
Less accumulated depreciation and amortization...........................    (105,978)      (88,243)
                                                                            ---------      --------
                                                                            $ 144,035      $141,808
                                                                            ---------      --------
                                                                            ---------      --------

                                                                                   DECEMBER 31,
                                                                               --------------------
ACCRUED LIABILITIES                                                             1997         1998
----------------------------------------------------------------------------   -------      -------
Wages, salaries and benefits................................................   $ 6,497      $11,064
Taxes, other than income taxes..............................................     8,004        7,638
Other.......................................................................     9,911        6,444
                                                                               -------      -------
                                                                               $24,412      $25,146
                                                                               -------      -------
                                                                               -------      -------

NOTE 8 -- FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of cash and cash equivalents, receivables and payables approximate their carrying values due to the short-term nature of the instruments.

NOTE 9 -- GEOGRAPHIC INFORMATION

                                TOTAL REVENUES                   OPERATING PROFIT           IDENTIFIABLE ASSETS
                       --------------------------------    -----------------------------    --------------------
                         1996        1997        1998       1996       1997       1998        1997        1998
                       --------    --------    --------    -------    -------    -------    --------    --------
United States(1)....   $230,489    $220,525    $191,884    $57,927    $50,847    $32,403    $167,192    $156,784
Foreign(2)..........    111,117     106,052      93,296     19,997     17,434      8,646      94,983      91,930
Elimination(3)......    (42,661)    (36,877)    (23,711)     --         --         --          --          --
                       --------    --------    --------    -------    -------    -------    --------    --------
                       $298,945    $289,700    $261,469    $77,924    $68,281    $41,049    $262,175    $248,714
                       --------    --------    --------    -------    -------    -------    --------    --------
                       --------    --------    --------    -------    -------    -------    --------    --------

------------

(1) Total revenues include export sales of $66,467, $74,032 and $60,710 for the years ended December 31, 1996, 1997 and 1998, respectively.

(2) Principally Canada.

(3) Sales between geographic areas are recorded at prices comparable to market prices charged to third-party customers and are eliminated in consolidation.

                [Logo] GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.




                     OFFER TO EXCHANGE FOR ALL OUTSTANDING




                   10 5/8% SENIOR SUBORDINATED NOTES DUE 2009





                         -----------------------------
                                   PROSPECTUS
                         -----------------------------



                                             , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the Delaware Corporation Law, as amended, and paragraph (5) of Article Fifth of the Company's Amended and Restated Certificate of Incorporation provide for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of the Company for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by the Company on behalf of officers, directors, employees and agents of The Company against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Set forth below is the text of
Section 145 and the text of paragraph (5) of Article Fifth of the Company's Amended and Restated Certificate of Incorporation.

     Section 145 of the Delaware Corporation Law, as amended, provides as follows:

          '145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -- (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if this person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which this person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.'

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorney's fees).'

     Paragraph (5) of Article Fifth of the Amended and Restated Certificate of Incorporation of the Company provides as follows:

          '(5) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or
     (iv) for any transaction from which the director derived an improper personal benefit.'

     As permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended, the Company has purchased and maintains insurance providing for reimbursement to elected directors and officers, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) LIST OF EXHIBITS

EXHIBIT NO.                                                   DESCRIPTION
------------   ----------------------------------------------------------------------------------------------------------
     2.1       -- Amendment No. 2 to Form 10 of GenTek Inc. for registration of Securities of GenTek Inc. Incorporated by reference to GenTek Inc.'s Registration Statement Amendment No. 2 on Form 10 (File No. 001-14789) filed with the Securities and Exchange Commission on April 8, 1999 (the '1999 GenTek Form 10')
     2.2       -- Separation Agreement among the Company, GenTek Inc., The General Chemical Group Inc. and General
                  Chemical Corporation. Incorporated by reference to the relevant exhibit to the 1999 GenTek Form 10
     3.1       -- Amended and Restated Certificate of Incorporation of the Company
     3.2       -- Amended and Restated By-Laws of the Company
     4.1       -- Indenture, dated as of April 30, 1999, between the Company and U.S. Bank Trust National Association, as
                  Trustee. Incorporated by reference to the relevant exhibit to General Chemical Group Inc.'s 10-Q for the three months ended March 31, 1999 filed with the Securities and Exchange Commission on April 17, 1999
                  (the 'GCG First Quarter 1999 10-Q')
     4.2       -- Exchange and Registration Rights Agreement, dated as of April 30, 1999, among the Company, Chase
                  Securities Inc., BT Alex. Brown Incorporated and ING Baring Fulman Selz LLC
     5.1       -- Opinion of Debevoise & Plimpton
    10.1       -- Second Amended and Restated Partnership Agreement of GCSAP dated June 30, 1992, among the Company (as assignee of General Chemical Corporation), The Andover Group, Inc., and TOSOH Wyoming, Inc. Incorporated
                  by reference to the relevant exhibit to General Chemical Corporation's Registration Statement filed with the SEC on August 11, 1993, File No. 33-64824 (the '1993 GCC Registration Statement')
    10.2       -- Amended and Restated Parent Guaranty and Transfer Agreement dated June 30, 1992, among New Hampshire
                  Oak, Inc., ACI International Limited and TOSOH America, Inc. Incorporated by reference to the relevant exhibit to the 1993 GCC Registration Statement

    10.3       -- Amended and Restated Services Agreement, dated June 30, 1992, between the Company (as assignee of
                  General Chemical Corporation) and GCSAP. Incorporated by reference to the relevant exhibit to the 1993
                  GCC Registration Statement
    10.4       -- Employee Transfer Agreement, dated June 30, 1992, between the Company (as assignee of General Chemical
                  Corporation) and GCSAP. Incorporated by reference to the relevant exhibit to the 1993 GCC Registration
                  Statement
    10.5       -- Guaranty dated as of June 30, 1992, from New Hampshire Oak, Inc., for the benefit of GCSAP.
                  Incorporated by reference to the relevant exhibit to the 1993 GCC Registration Statement
    10.6       -- Employee Benefits Agreement among The General Chemical Group Inc., the Company and General Chemical
                  Corporation. Incorporated by reference to the relevant exhibit to the 1999 GenTek Form 10
    10.7       -- Intellectual Property Agreement among the Company, General Chemical Corporation, GenTek Inc. and The
                  General Chemical Group Inc. Incorporated by reference to the relevant exhibit to the 1999 GenTek Form 10
    10.8       -- Credit Agreement, dated as of April 30, 1999, among the Company and General Chemical Canada Ltd. as
                  Borrowers, the several Lenders from time to time parties thereto, The Chase Manhattan Bank, as
                  Administrative Agent, The Chase Manhattan Bank of Canada, as Canadian Administrative Agent, The Bank of
                  Nova Scotia, as Syndication Agent, and The First National Bank of Chicago as Documentation Agent.
                  Incorporated by reference to the relevant exhibit to the GCG First Quarter 1999 10-Q
    10.9       -- Guarantee and Collateral Agreement, dated as of April 30, 1999, made by the Company and certain of its subsidiaries in favor of the Chase Manhattan Bank, as Collateral Agent. Incorporated by reference to the relevant exhibit to the GCG First Quarter 1999 10-Q
    12.1       -- Computations of Ratio of Earnings to Fixed Charges
    21.1       -- Subsidiaries of the Company
    23.1       -- Consent of Deloitte & Touche LLP
    23.2       -- Consent of Debevoise & Plimpton (included in item 5.1)
    24.1       -- Powers of Attorney
   *25.1       -- Statement of Eligibility and Qualification Under the Trust Indenture Act (Form F-1) of Exchange Agent
    27.1       -- Financial Data Schedule
    99.1       -- Form of Letter of Transmittal used in connection with the Exchange Offer
    99.2       -- Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer

   --------------
   * To be filed by amendment.
                                      II-4

     (B) FINANCIAL STATEMENT SCHEDULES.

                   GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.
         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998
                                  (IN THOUSANDS)

                                                  BALANCE AT    ADDITIONS     DEDUCTIONS    TRANSLATION     BALANCE AT
                                                  BEGINNING     CHARGED TO       FROM        ADJUSTMENT        END OF
                                                  OF PERIOD       INCOME       RESERVES     DURING PERIOD      PERIOD
                                                  ----------    ----------    ----------    -------------    ----------
Year ended December 31, 1996
  Allowance for doubtful accounts..............     $2,020         $126         $ (201)         $   3          $1,948

Year ended December 31, 1997
  Allowance for doubtful accounts..............     $1,948         $768         $   (5)         $ (22)         $2,689

Year ended December 31, 1998
  Allowance for doubtful accounts..............     $2,689         $  5         $   (5)         $ (31)         $2,658

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, General Chemical Industrial Products Inc. has caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of June, 1999.

                                       GENERAL CHEMICAL INDUSTRIAL PRODUCTS INC.

                                     By /s/ STEWART FISHER
                                        ........................................
                                                     STEWART FISHER
                                                VICE PRESIDENT AND CHIEF
                                                   FINANCIAL OFFICER

     Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                         TITLE                                    DATE
-----------------------------------------  ---------------------------------------------------   ------------------------
      PRINCIPAL EXECUTIVE OFFICER:

                    *                      President and Chief Executive Officer                      June 24, 1999
 ........................................
           (DELYLE BLOOMQUIST)

   PRINCIPAL FINANCIAL AND ACCOUNTING
                 OFFICER:

           /s/ STEWART FISHER              Vice President and Chief Financial Officer                 June 24, 1999
 ........................................
            (STEWART FISHER)

               DIRECTORS:

                    *                      Director and Chairman of the Board                         June 24, 1999
 ........................................
           (DELYLE BLOOMQUIST)

           /s/ STEWART FISHER              Director                                                   June 24, 1999
 ........................................
            (STEWART FISHER)


           /s/ STEWART FISHER                                                                         June 24, 1999
 *By: ...................................
            (STEWART FISHER)
            Attorney-in-Fact

                                      EXHIBIT INDEX

EXHIBIT NO.                                                   DESCRIPTION
------------   ----------------------------------------------------------------------------------------------------------
     2.1       -- Amendment No. 2 to Form 10 of GenTek Inc. for registration of Securities of GenTek Inc. Incorporated by reference to GenTek Inc.'s Registration Statement Amendment No. 2 on Form 10 (File No. 001-14789) filed with the Securities and Exchange Commission on April 8, 1999 (the '1999 GenTek Form 10')
     2.2       -- Separation Agreement among the Company, GenTek Inc., The General Chemical Group Inc. and General
                  Chemical Corporation. Incorporated by reference to the relevant exhibit to the 1999 GenTek Form 10
     3.1       -- Amended and Restated Certificate of Incorporation of the Company
     3.2       -- Amended and Restated By-Laws of the Company
     4.1       -- Indenture, dated as of April 30, 1999, between the Company and U.S. Bank Trust National Association, as
                  Trustee. Incorporated by reference to the relevant exhibit to General Chemical Group Inc.'s 10-Q for the three months ended March 31, 1999 filed with the Securities and Exchange Commission on April 17, 1999
                  (the 'GCG First Quarter 1999 10-Q')
     4.2       -- Exchange and Registration Rights Agreement, dated as of April 30, 1999, among the Company, Chase
                  Securities Inc., BT Alex. Brown Incorporated and ING Baring Fulman Selz LLC
     5.1       -- Opinion of Debevoise & Plimpton
    10.1       -- Second Amended and Restated Partnership Agreement of GCSAP dated June 30, 1992, among the Company (as assignee of General Chemical Corporation), The Andover Group, Inc., and TOSOH Wyoming, Inc. Incorporated
                  by reference to the relevant exhibit to General Chemical Corporation's Registration Statement filed with the SEC on August 11, 1993, File No. 33-64824 (the '1993 GCC Registration Statement')
    10.2       -- Amended and Restated Parent Guaranty and Transfer Agreement dated June 30, 1992, among New Hampshire
                  Oak, Inc., ACI International Limited and TOSOH America, Inc. Incorporated by reference to the relevant exhibit to the 1993 GCC Registration Statement
    10.3       -- Amended and Restated Services Agreement, dated June 30, 1992, between the Company (as assignee of
                  General Chemical Corporation) and GCSAP. Incorporated by reference to the relevant exhibit to the 1993
                  GCC Registration Statement
    10.4       -- Employee Transfer Agreement, dated June 30, 1992, between the Company (as assignee of General Chemical
                  Corporation) and GCSAP. Incorporated by reference to the relevant exhibit to the 1993 GCC Registration
                  Statement
    10.5       -- Guaranty dated as of June 30, 1992, from New Hampshire Oak, Inc., for the benefit of GCSAP.
                  Incorporated by reference to the relevant exhibit to the 1993 GCC Registration Statement
    10.6       -- Employee Benefits Agreement among The General Chemical Group Inc., the Company and General Chemical
                  Corporation. Incorporated by reference to the relevant exhibit to the 1999 GenTek Form 10
    10.7       -- Intellectual Property Agreement among the Company, General Chemical Corporation, GenTek Inc. and The
                  General Chemical Group Inc. Incorporated by reference to the relevant exhibit to the 1999 GenTek Form 10
    10.8       -- Credit Agreement, dated as of April 30, 1999, among the Company and General Chemical Canada Ltd. as
                  Borrowers, the several Lenders from time to time parties thereto, The Chase Manhattan Bank, as
                  Administrative Agent, The Chase Manhattan Bank of Canada, as Canadian Administrative Agent, The Bank of
                  Nova Scotia, as Syndication Agent, and The First National Bank of Chicago as Documentation Agent.
                  Incorporated by reference to the relevant exhibit to the GCG First Quarter 1999 10-Q
    10.9       -- Guarantee and Collateral Agreement, dated as of April 30, 1999, made by the Company and certain of its subsidiaries in favor of the Chase Manhattan Bank, as Collateral Agent. Incorporated by reference to the relevant exhibit to the GCG First Quarter 1999 10-Q

    12.1       -- Computations of Ratio of Earnings to Fixed Charges
    21.1       -- Subsidiaries of the Company
    23.1       -- Consent of Deloitte & Touche LLP
    23.2       -- Consent of Debevoise & Plimpton (included in Exhibit 5.1)
    24.1       -- Powers of Attorney
   *25.1       -- Statement of Eligibility and Qualification Under the Trust Indenture Act (Form F-1) of Exchange Agent
    27.1       -- Financial Data Schedule
    99.1       -- Form of Letter of Transmittal used in connection with the Exchange Offer
    99.2       -- Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer

------------

* To be filed by amendment.

                     STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as ................ 'TM'
The registered trademark symbol shall be expressed as...... 'r'